As filed with the Securities and Exchange Commission on June 22, 2020
Registration No. 333-237585

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEACOAST BANKING CORPORATION OF FLORIDA
(Exact name of registrant as specified in its charter)
Florida (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	59-2260678 (I.R.S. Employer Identification No.)
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Cathy P. Swanson Fourth Street Banking Company 1200 Fourth Street, North Saint Petersburg, Florida 33701 Telephone: 727-820-8600	Jack P. Greeley, Esq. Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 Telephone: (407) 843-7300
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 22, 2020
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Fourth Street Banking Company:
On January 23, 2020, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, Fourth Street Banking Company, or Fourth Street, and Freedom Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Seacoast and Fourth Street and their two banks. Under the merger agreement, Fourth Street will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Freedom Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”). The acquisition will expand Seacoast’s presence in the attractive St. Petersburg market and strengthen its position in the state.
In the merger, each share of Fourth Street common stock (except for specified shares of Fourth Street common stock held by Fourth Street, Seacoast or SNB and any dissenting shares) will be converted into the right to receive 0.1275 (the “exchange ratio”) of a share of Seacoast common stock, subject to the payment of cash in lieu of fractional shares (the “merger consideration”). In the event that Fourth Street’s consolidated tangible shareholders’ equity is less than $25,250,000, then Seacoast shall have the option to adjust the merger consideration downward by an amount that equals the difference between Fourth Street’s target consolidated tangible shareholders’ equity and Fourth Street’s consolidated tangible shareholders’ equity.
The market value of the per share stock consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time Fourth Street shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on            , 2020, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Fourth Street common stock was approximately $      . We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate.
Based on the current number of shares of Fourth Street common stock outstanding or subject to conversion to common stock prior to the effective time of the merger, Seacoast expects to issue up to approximately 2,119,721 million shares of common stock to Fourth Street shareholders upon completion of the merger. Upon completion of the merger, current Fourth Street shareholders will own approximately 4.1% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of Fourth Street common stock outstanding that occurs for any reason prior to the completion of the merger will cause the actual number of shares issued upon completion of the merger to change.
Fourth Street will hold a special meeting of its shareholders in connection with the merger. Holders of Fourth Street common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. In addition, Fourth Street shareholders will be asked to approve certain compensatory payments or benefits made to certain Fourth Street directors, referred to as the 280G proposal. Fourth Street shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters or the 280G proposal, as described in this proxy statement/prospectus.
The special meeting of Fourth Street shareholders will be held on August 18, 2020 at 1200 Fourth Street, North, Saint Petersburg, Florida 33701, at 8:00 a.m. local time.
Fourth Street’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, and the 280G proposal are advisable and in the best interests of Fourth Street and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Fourth Street shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the 280G proposal, and “FOR” the proposal to adjourn the Fourth Street special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the 280G proposal. Because certain compensatory payments or benefits for certain Fourth Street directors are subject to the 280G proposal, such directors abstained from the Fourth Street board’s deliberations and recommendations with respect to the 280G proposal.
This document, which serves as a proxy statement for the special meeting of Fourth Street shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Fourth Street shareholders, describes the special meeting of Fourth Street, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 16 , for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, Fourth Street shareholders should contact Cathy Swanson, Chief Executive Officer, 1200 Fourth Street, North, Saint Petersburg, Florida 33701 at 727-820-8600. We look forward to seeing you at the meeting.
Cathy Swanson Chief Executive Officer Fourth Street Banking Company
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Fourth Street, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is            , 2020, and it is first being mailed or otherwise delivered to the shareholders of Fourth Street on or about            , 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 18, 2020
To the Shareholders of Fourth Street Banking Company:
Fourth Street Banking Company (“Fourth Street”) will hold a special meeting of shareholders at       local time, on August 18, 2020, at 1200 Fourth Street, North, Saint Petersburg, Florida 33701, at 8:00 a.m. local time for the following purposes:
•
for holders of Fourth Street common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 23, 2020, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Fourth Street Banking Company and Freedom Bank, pursuant to which Fourth Street will merge with and into Seacoast Banking Corporation of Florida and Freedom Bank will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus;

•
for holders of Fourth Street common stock to consider and vote upon a proposal, which we refer to as the 280G proposal, to approve a portion of certain compensatory payments or benefits that certain Fourth Street directors are or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Fourth Street and such individuals under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended; and

•
for holders of Fourth Street common stock to consider and vote upon a proposal to adjourn the Fourth Street special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and/or the 280G proposal.

We have fixed the close of business on June 30, 2020 as the record date for the Fourth Street special meeting. Only holders of record of Fourth Street common stock at that time are entitled to notice of, and to vote at, the Fourth Street special meeting, or any adjournment or postponement of the Fourth Street special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Fourth Street common stock must be voted in favor of the proposal to approve the merger agreement. In order for the 280G proposal to be approved, more than 75% of the outstanding shares of Fourth Street common stock must be voted in favor of the 280G proposal (excluding shares held by the individuals whose compensatory payments are subject to the vote and certain related parties, collectively referred to as ineligible shareholders). The special meeting may be adjourned from time to time upon approval of holders of Fourth Street common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
We intend to hold our special meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have and may continue to impose. If it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.freedombank.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the special meeting.
Fourth Street shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Fourth

Street. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Fourth Street Shareholders” beginning on page .
Your vote is very important. We cannot complete the merger unless Fourth Street’s shareholders approve the merger agreement.
Regardless of whether you plan to attend the Fourth Street special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Fourth Street common stock, please contact Cathy Swanson, Chief Executive Officer, at 727-820-8600.
Fourth Street’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, and the 280G proposal are advisable and in the best interests of Fourth Street and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and the 280G proposal and recommends that Fourth Street shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the 280G proposal, and “FOR” the proposal to adjourn the Fourth Street special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement and the 280G proposal. Because certain compensatory payments or benefits for certain Fourth Street directors are subject to the 280G proposal, such directors abstained from the recommendation regarding the 280G proposal.
By Order of the Board of Directors,
Cathy Swanson
Chief Executive Officer
Saint Petersburg, Florida
July   , 2020

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 2,119,721 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page    . These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than August 11, 2020 in order to receive them before the Fourth Street special meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and Fourth Street supplied all information contained in this proxy statement/prospectus relating to Fourth Street.
Fourth Street
Fourth Street does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Fourth Street common stock, please contact Fourth Street at:
Fourth Street Banking Company
1200 Fourth Street, North
Saint Petersburg, Florida 33701
Attention: Cathy Swanson, Chief Executive Officer
Telephone: 727-820-8600
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about

i

the merger or Seacoast or Fourth Street that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to Fourth Street shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger or Seacoast Banking Corporation of Florida or Fourth Street Banking Company that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and Fourth Street Banking Company as “Fourth Street.”
Q:
Why am I receiving this proxy statement/prospectus?

A:
Seacoast, SNB, Fourth Street and Freedom Bank have entered into an Agreement and Plan of Merger, dated as of January 23, 2020 (which we refer to as the “merger agreement”) pursuant to which Fourth Street will merge with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, Freedom Bank, a wholly owned bank subsidiary of Fourth Street, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of Fourth Street common stock vote in favor of the proposal to approve the merger agreement.
In addition, Fourth Street is soliciting proxies from its shareholders with respect to a proposal to approve certain compensatory payments or benefits that certain Fourth Street directors are or may be entitled to receive in connection with the merger or certain subsequent events, which we refer to as the 280G proposal.
In addition, Fourth Street is soliciting proxies from holders of Fourth Street common stock with respect to a proposal to adjourn the Fourth Street special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement or the 280G proposal if there are insufficient votes at the time of such adjournment to approve such proposals.
Fourth Street will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger, the 280G proposal and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because Fourth Street’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Fourth Street common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Fourth Street meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of Fourth Street common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 0.1275, which we refer to as the exchange ratio, of a share of Seacoast common stock, which we refer to as the merger consideration. If Fourth Street’s consolidated tangible shareholders’ equity is less than $25.25 million, Seacoast shall have the option to adjust the merger consideration downward by the amount that equals the difference between $25.25 million and Fourth Street’s consolidated tangible shareholders’ equity.

Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Fourth Street shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Fourth Street shareholder approval is obtained.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that Fourth Street shareholders will receive.

Q:
Will the payments to the Fourth Street directors that are subject to the 280G proposal affect the amount of merger consideration to be paid to Fourth Street shareholders?

A:
No. The outcome of the vote on the 280G proposal, whether approved or not, will not affect the amount of the merger consideration that a Fourth Street shareholder will receive if the merger is completed. In addition, approval of the 280G proposal is not a condition to the completion of the merger. You can approve all of the proposals, none of the proposals, or some combination of voting for or against the proposals.

Q:
How does Fourth Street’s board of directors recommend that I vote at the special meeting?

A:
Fourth Street’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the 280G proposal and “FOR” the adjournment proposal. Because compensatory payments or benefits for certain Fourth Street directors are subject to the 280G proposal, such directors abstained from the recommendation regarding the 280G proposal.

Q:
When and where is the special meeting?

A:
The Fourth Street special meeting will be held at 1200 Fourth Street, North, Saint Petersburg, Florida, 33701 on August 18, 2020, at 8:00 a.m. local time.

Q:
Who can vote at the special meeting of shareholders?

A:
Holders of record of Fourth Street common stock at the close of business on June 30, 2020, which is the date that the Fourth Street board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Fourth Street common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Fourth Street common stock entitled to vote on the merger agreement as of the close of business on June 30, 2020, the record date for the special meeting. The 280G proposal requires the affirmative vote of more than 75% of the outstanding shares of Fourth Street common stock as of the record date

(excluding shares held by the individuals whose compensatory payments are subject to the vote and certain related parties, collectively referred to as ineligible shareholders). The adjournment proposal will be approved if the votes of Fourth Street common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal and the 280G proposal and no effect on the adjournment proposal.
Q:
What would happen if the 280G proposal is not approved by Fourth Street shareholders?

A:
Each of Frederick Bickley, Kern Davis, William McQueen, Christopher Moench, Christian Ruppel, John Savage, and Richard Wilkes have executed a waiver. In the event the merger proposal is approved, but the requisite approval for the 280G proposal is not obtained, the waiver would operate to limit amounts payable in connection with the consummation of the merger (or certain subsequent events) to three times the individual’s “base amount” as determined in connection with Section 280G of the Code minus $1.00, which we refer to as the “safe harbor amount.”

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Fourth Street to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement and the 280G proposal. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of Fourth Street common stock entitled to vote on the merger agreement. Fourth Street’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. The 280G proposal requires the affirmative vote of more than 75% of the outstanding shares of Fourth Street common stock as of the record date (excluding shares held by ineligible shareholders). Fourth Street’s board of directors unanimously recommends that you vote “FOR” the 280G proposal. Because certain compensatory payments and benefits for certain Fourth Street directors are subject to the 280G proposal such directors abstained from the recommendation regarding the 280G proposal.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Fourth Street common stock that you owned as of the close of business on the record date. As of the close of business on the record date,      shares of Fourth Street common stock were outstanding and entitled to vote at the Fourth Street special meeting. Ineligible shareholders may not vote their shares on the 280G proposal.

Q:
Do Fourth Street directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Fourth Street’s board of directors with respect to the merger agreement, you should be aware that some of Fourth Street’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Fourth Street’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Fourth Street’s shareholders include but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the acceleration of the vesting of Fourth Street stock options and the receipt of cash payment in exchange for their cancellation, the payment of change in control payments to certain executives and the entry into agreements with Seacoast by certain executives.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
What if I abstain from voting or fail to instruct my bank, broker, or other nominee?

A:
If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal and the 280G proposal. If you fail to submit a proxy or vote in person at the special meeting or mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Fourth Street shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Fourth Street common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Fourth Street reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Fourth Street’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Fourth Street common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Fourth Street’s Chief Executive Officer or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Fourth Street’s after the vote will not affect the vote. Fourth Street’s Chief Executive Officer’s mailing address is: Fourth Street Banking Company, 1200 Fourth Street, North, Saint Petersburg, Florida 33701.

Q:
What are the U.S. federal income tax consequences of the merger to holders of Fourth Street common stock?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Holders of Fourth Street common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Fourth Street common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of Fourth Street stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are Fourth Street shareholders entitled to appraisal rights?

A:
Yes. If a Fourth Street shareholder wants to exercise appraisal rights and receive the fair value of shares of Fourth Street common stock in cash instead of the merger consideration, then you must file a written objection with Fourth Street prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Fourth Street Shareholders” beginning on page      and detailed information about the special meeting can be found under “Information About the Special Meeting” on page      . Due to the complexity of the procedures for exercising the right to seek appraisal, Fourth Street shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.
Q:
What should I do if I hold my shares of Fourth Street stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Fourth Street stock are held in book-entry form. After the completion of the merger, shares of Fourth Street stock held in book-entry form automatically will be exchanged for the per share stock consideration, including shares of Seacoast common stock in book-entry form, the per share cash consideration and any cash to be paid in exchange for fractional shares in the merger, as applicable.

Q:
If I am a Fourth Street shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your Fourth Street stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Fourth Street stock certificates for the applicable merger consideration. See “The Merger Agreement — Procedures for Converting Shares of Fourth Street Common Stock into Merger Consideration” beginning on page   of this proxy statement/prospectus.

Q:
Whom may I contact if I cannot locate my Fourth Street stock certificate(s)?

A:
If you are unable to locate your original Fourth Street stock certificate(s), you should contact Cathy P. Swanson at 727-820-8600. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, or at (800) 509-5586.

Q:
When do you expect to complete the merger?

A:
Seacoast and Fourth Street expect to complete the merger in the third quarter of 2020. However, neither Seacoast nor Fourth Street can assure you when or if the merger will occur. Fourth Street must first obtain the approval of Fourth Street shareholders for the merger and Seacoast must receive the necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Fourth Street common stock, please contact: Cathy P. Swanson, Chief Executive Officer, 1200 Fourth Street, North, Saint Petersburg, Florida 33701 at 727-820-8600.

SUMMARY
The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Fourth Street and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.
Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and Fourth Street. The parties refer to the proposed merger of Fourth Street with and into Seacoast as the “merger,” the merger of Freedom Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger, dated January 23, 2020, by and among Seacoast, SNB, Fourth Street and Freedom Bank as the “merger agreement.”
Information Regarding Seacoast, SNB, Fourth Street and Freedom Bank
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management and mortgage services to customers through advanced banking solutions and 50 traditional branches of SNB. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.
Seacoast is one of the largest community banks headquartered in Florida with approximately $7.4 billion in assets and $5.9 billion in deposits as of March 31, 2020.
Fourth Street Banking Company
1200 Fourth Street, North
Saint Petersburg, Florida 33701
Fourth Street is a bank holding company, incorporated in Florida in 2014, and registered under the BHC Act. Fourth Street’s principal subsidiary is Freedom Bank, a Florida banking corporation, which commenced operations in 2005. Freedom Bank’s main office and its branch office are located in Saint Petersburg, Florida. Freedom Bank is a customer-driven community bank providing personalized service, localized decision-making and proven technology. At March 31, 2020, Fourth Street had approximately $341 million in total assets, $258 million in loans, $302 million in consolidated deposits and shareholders’ equity of $27 million. Freedom Bank has provided customers with 343 loans for an aggregate amount of approximately $56 million through the Paycheck Protection Program (“PPP”). For additional information regarding Fourth Street and Freedom Bank, see the Fourth Street Financial Statements attached as Appendix D to this proxy statement/prospectus.
Recent Developments — COVID-19 Pandemic
During the first and second quarters of 2020, the global economy began experiencing a downturn related to the impacts of the COVID-19 global pandemic. Such impacts have included significant volatility in the global stock markets, a 150-basis-point reduction in the target federal funds rate, the enactment of the

Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, including the PPP administered by the Small Business Administration (“SBA”), and a variety of rulings from Seacoast’s banking regulators. Seacoast continues to actively monitor developments related to COVID-19 and its impact to its business, customers, employees, counterparties, vendors, and service providers.
Seacoast’s priority in addressing the pandemic thus far has been to carefully adjust operations to protect the health and welfare of associates and customers while continuing to offer digital banking products and services that can be accessed anywhere. With over 90 years’ experience in an area prone to hurricanes, Seacoast has a robust and well tested business continuity program that has rapidly mobilized Seacoast’s response to this crisis. Seacoast shifted to working remotely with minimal disruption. Branch operations shifted to remain open by drive-thru or lobby appointment only. Seacoast implemented enhanced cleaning protocols and operational teams are working remotely or in staggered shifts. As an SBA preferred lender, Seacoast is well-positioned to help business customers access the PPP utilizing its fully digital origination program. Through April 30, 2020, Seacoast processed over 3,700 applications for more than $530 million in loans.
Prior to the emergence of COVID-19, Seacoast was on track to achieve its announced Vision 2020 performance targets exiting 2020, which included an efficiency ratio below 50%, return on tangible assets above 1.30%, and a return on tangible common equity above 16%. Changes in the outlook for the economy as a result of COVID-19 will affect achievement of these targets, though it is difficult to predict to what extent. Seacoast intends to continue to carefully manage operating efficiency, maintain prudent credit oversight and a robust capital position. Although the business and economic impacts of COVID-19 present obvious challenges to Seacoast’s operating environment, Seacoast is confident that its established conservative posture entering this uncertain period will serve it well.
Regulatory Approvals
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have obtained the necessary regulatory approvals of the Federal Reserve and the OCC. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page of this proxy statement/prospectus.
The Merger (see page    )
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, Fourth Street will merge with and into Seacoast, with Seacoast as the surviving entity of such merger, and Freedom Bank will merge with and into SNB, with SNB as the surviving bank of such bank merger.
Closing and Effective Time of the Merger (see page    )
The closing date is currently expected to occur in the third quarter of 2020. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor Fourth Street can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Fourth Street’s shareholder approvals will be received.
Merger Consideration (see page    )
Under the terms of the merger agreement, each share of Fourth Street common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, Fourth

Street, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.1275 shares of Seacoast common stock, which we refer to as the “merger consideration.” Please see “The Merger Agreement — Consideration” for more information. If Fourth Street’s consolidated tangible shareholders’ equity is less than $25.25 million (less permitted expenses), Seacoast will have the option to adjust the merger consideration downward by an amount equal to the difference between $25.25 million (less permitted expenses) and Fourth Street’s consolidated tangible shareholders’ equity.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Fourth Street shareholder approval is obtained.
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on January 23, 2020, the date of the signing of the merger agreement, the value of the per share stock consideration payable to holders of Fourth Street common stock was approximately $3.76. Based on the closing price of Seacoast common stock on            , 2020, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of Fourth Street common stock was approximately $         . Fourth Street shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent Fourth Street Common Stock Per Share Value (see page    )
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Fourth Street common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Fourth Street common stock. The following table presents the closing price of Seacoast common stock on January 22, 2020, the last trading date prior to the public announcement of the merger agreement, and            , 2020, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Fourth Street common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.1275.
Date	Seacoast closing sale price		Equivalent Fourth Street per share value
January 22, 2020		$29.39		$3.75
, 2020	$		$
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the per share stock consideration to be received by Fourth Street shareholders. Similarly, if Seacoast shares decline in value, so will the value of the per share stock consideration to be received by Fourth Street shareholders. Fourth Street shareholders should obtain current sale prices for the Seacoast common stock.
Procedures for Converting Shares of Fourth Street Common Stock into Merger Consideration (see page    )
Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Fourth Street common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Fourth Street stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page    )
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of Fourth Street common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Fourth Street common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.
For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of Fourth Street stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Appraisal Rights (see page    and Appendix C)
Under Florida law, Fourth Street shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Fourth Street stock instead of receiving the merger consideration. To exercise appraisal rights, Fourth Street shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with Fourth Street prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
Opinion of Fourth Street’s Financial Advisor (see page    and Appendix B)
Hovde Group, LLC, or Hovde Group, has delivered a written opinion to the board of directors of Fourth Street that, as of January 23, 2020, based upon and subject to certain matters stated in the opinion, the merger consideration is fair, from a financial point of view, to Fourth Street shareholders and option holders. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Hovde Group is not a recommendation to any Fourth Street shareholder as to how to vote on the proposal to approve the merger agreement or the 280G proposal. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde Group in providing its opinion.
For further information, please see the section entitled “The Merger — Opinion of Fourth Street’s Financial Advisor” beginning on page    .
Recommendation of the Fourth Street Board of Directors (see page    )
After careful consideration, the Fourth Street board of directors unanimously recommends that Fourth Street shareholders vote “FOR” the approval of the merger agreement, “FOR” the 280G proposal, and “FOR” and the approval of the adjournment proposal described in this document. Because compensatory payments are to be made to certain Fourth Street directors, these directors abstained from the recommendation regarding the 280G proposal. Each of the directors and executive officers of Fourth Street, who as of the date of the merger agreement held shares of Fourth Street common stock, and certain holders of more than 5% of Fourth Street’s outstanding shares of common stock have entered into a support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the support agreement.
For more information regarding the support agreements, please see the section entitled “Information About the Fourth Street Special Meeting — Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers.”

For a more complete description of Fourth Street’s reasons for the merger and the recommendations of the Fourth Street board of directors, please see the section entitled “The Merger — Fourth Street’s Reasons for the Merger and Recommendation of Fourth Street’s Board of Directors” beginning on page    .
Interests of Fourth Street Directors and Executive Officers in the Merger (see page    )
In considering the recommendation of the Fourth Street’s board of directors with respect to the merger agreement, you should be aware that some of Fourth Street’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Fourth Street’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Fourth Street’s shareholders include:
•
Fourth Street’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•
The merger agreement provides for the acceleration of the vesting of outstanding Fourth Street stock options and the receipt of a cash payment in exchange for their cancellation.

•
Certain Fourth Street executives are entitled to certain payments upon a change of control of Fourth Street.

•
Cathy P. Swanson has entered into an employment agreement with Seacoast, effective as of the effective date of the merger.

•
Adam Curtis has entered into an employment offer letter with Seacoast, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Fourth Street Directors and Executive Officers in the Merger” beginning on page    . The Fourth Street board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Treatment of Fourth Street Equity Awards (see page    )
The merger agreement requires Fourth Street to take all actions necessary to cause each Fourth Street equity award issued and outstanding immediately prior to the effective time to be terminated in exchange for an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Fourth Street common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the average of the volume weighted average price of Seacoast common stock during the ten trading days ending on the trading day prior to the determination date multiplied by the exchange ratio, over the exercise price per share of the Fourth Street equity award.
Conditions to Completion of the Merger (see page    )
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:
•
the approval of the merger agreement by Fourth Street shareholders;

•
all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including Fourth Street;

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

•
the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued;

•
the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•
the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•
performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•
the receipt by each party of corporate authorizations and other certificates from the other party;

•
in the case of Seacoast, Fourth Street’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

•
the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

•
receipt by each party of an opinion of its counsel or accounting firm to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
in the case of Seacoast, the receipt of executed claims letters and restrictive covenant agreements from certain of Fourth Street’s executive officers and directors;

•
in the case of Seacoast, Fourth Street’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $25.25 million and Freedom Bank’s general allowance for loan and lease losses shall be an amount not less than 1.12% of total loans and leases outstanding; and

•
in the case of Seacoast, the termination of Fourth Street’s equity awards and the termination of the Fourth Street stock plans.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Third Party Proposals (see page    )
Fourth Street has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Fourth Street from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page    )
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Fourth Street shareholders:
•
by mutual consent of the board of directors of Fourth Street and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or Fourth Street, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party; or

•
by the board of directors of either Seacoast or Fourth Street, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

•
by the board of directors of either Seacoast or Fourth Street, if the Fourth Street shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

•
by the board of directors of either Seacoast or Fourth Street, if the merger has not been completed by August 31, 2020, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if (i) the Fourth Street board of directors withdraws, qualifies or modifies, or resolves to withdraw, qualify or modify their recommendation that the Fourth Street shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Fourth Street fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Fourth Street’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•
by the board of directors of Fourth Street, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Fourth Street has not materially breached any such provisions);

•
by the board of directors of Seacoast if holders of more than five percent (5%) in the aggregate of outstanding Fourth Street common stock have voted shares against the merger agreement and have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

•
by the board of directors of Fourth Street during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the Fourth Street shareholder approval is obtained), if and only if (a) the buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock) during the ten (10) consecutive full trading days ending on the trading day prior to the determination date by $29.39) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient; provided, however, that prior to the foregoing termination by Fourth Street, Seacoast has the right to elect to increase the merger consideration by a formula-based amount and, if it elects to do so, the merger agreement will not be terminated as a result of this provision.

Termination Fee (see page    )
Fourth Street must pay Seacoast a termination fee of $2,900,000 if:
•
(i) either party terminates the merger agreement in the event that approval by the shareholders of Fourth Street is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Fourth Street; (b) because Fourth Street has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Fourth Street has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Fourth Street shareholders; and

•
(i) Fourth Street receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (ii) within 12 months of the termination of the merger agreement, Fourth Street either consummates a third party acquisition proposal or enters into a definitive agreement with respect to a third party acquisition proposal; or

•
Seacoast terminates the merger agreement as a result of the board of directors of Fourth Street recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•
Fourth Street terminates the merger agreement because the board of directors of Fourth Street has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Fourth Street or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.
Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Fourth Street and the Bank from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement and in no event will Fourth Street be required to pay the termination fee on more than one occasion.
NASDAQ Listing (see page    )
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Fourth Street common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Fourth Street Special Meeting (see page    )
The special meeting of Fourth Street shareholders will be held on August 18, 2020, at 8:00 a.m., local time, at 1200 Fourth Street, North, Saint Petersburg, Florida 33701. At the special meeting, Fourth Street shareholders will be asked to vote on:
•
the proposal to approve the merger agreement;

•
the 280G proposal;

•
the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Fourth Street common stock as of the close of business on June 30, 2020, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of           shares of Fourth Street common stock held by approximately           shareholders of record. Each Fourth Street shareholder can cast one vote for each share of Fourth Street voting common stock owned on the record date (except that shares held by ineligible shareholders will not count toward the approval of the 280G proposal).
As of the record date, directors and executive officers of Fourth Street and their affiliates owned and were entitled to vote 3,373,609 shares of Fourth Street common stock, representing approximately 30.07% of the outstanding shares of Fourth Street common stock entitled to vote on that date. Pursuant to the shareholder support agreement, each director and executive officer, who as of the date of the merger agreement held shares of Fourth Street common stock, and certain holders of more than 5% of Fourth Street outstanding shares of common stock have agreed at any meeting of Fourth Street shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Fourth Street common stock.
Required Shareholder Votes (see page    )
In order to approve the merger agreement, a majority of the outstanding shares of Fourth Street common stock entitled to vote at the Fourth Street special meeting must vote in favor of the merger agreement. In order to approve the 280G proposal, the holders of more than 75% of the outstanding shares of Fourth Street common stock (excluding shares held by ineligible shareholders) must vote in favor of the proposal. The adjournment proposal will be approved if the votes of Fourth Street common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
No Restrictions on Resale
All shares of Seacoast common stock received by Fourth Street shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page    )
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of May 31, 2020, there were 52,994,817 shares of Seacoast common stock outstanding. Approximately 83% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investor owns approximately 36% of its outstanding stock. Seacoast has approximately 2,179 shareholders of record as of December 31, 2019.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on December 31, 2019 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.81%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (8.85%), the Vanguard Group (6.18%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 and Capital Research & Mgmt Co. (5.92%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated.
	Seacoast Common Stock
	High	Low	Dividends
2018
First Quarter	$28.44	$23.96	$—
Second Quarter	$33.51	$25.61	$—
Third Quarter	$34.95	$28.30	$—
Fourth Quarter	$29.86	$21.74	$—
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.02	$24.70	$—
2020
First Quarter	$30.55	$14.64	$—
Second Quarter (through June 19, 2020)	$25.00	$16.35	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast.
Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Fourth Street common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Fourth Street common stock. Fourth Street is not aware of any sales of shares of Fourth Street’s common stock by shareholders that have occurred since July 17, 2019 when 10,000 shares were traded at $3.25 per share. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. As of June 1, 2020, there were 11,219,850 shares of Fourth Street common stock outstanding held by approximately 135 shareholders of record.
Fourth Street has not paid any dividends on the shares of Fourth Street common stock.

Comparison of Shareholders’ Rights (see page    )
The rights of Fourth Street shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Fourth Street. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page    .
Risk Factors (see page    )
Before voting at the Fourth Street special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page     or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page    .

RISK FACTORS
An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Item 1A in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Fourth Street or Seacoast.
The businesses of Seacoast and Fourth Street differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Fourth Street. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”
The coronavirus (COVID-19) pandemic has adversely affected the business and results of operations of each of Seacoast and Fourth Street, and the ultimate impacts of the pandemic on the business, financial condition and results of operations of Seacoast following the merger will depend on future developments and other factors that are highly uncertain and will be impacted by the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.
In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in China, and has since spread to a number of other countries, including the United States. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets and has had an adverse effect on the business and results of operations of each of Seacoast and Fourth Street. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, Florida and most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego their time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These restrictions and other consequences of the pandemic have resulted in significant adverse effects for many different types of businesses, including, among others, those in the hospitality (including hotels and lodging) and restaurant industries, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which Seacoast and Fourth Street operate.
The ultimate effects of the COVID-19 pandemic on the broader economy and the markets that Seacoast and Fourth Street serve are not known nor is the ultimate length of the restrictions described above and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income for Seacoast and Fourth Street and, therefore, earnings, financial condition and results of operations of Seacoast and Fourth Street. Additional impacts of the COVID-19 pandemic on the business of Seacoast and Fourth Street could be widespread and material, and may include, or exacerbate, among other consequences, the following:
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employees contracting COVID-19;

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reductions in operating effectiveness as employees work from home;

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a work stoppage, forced quarantine, or other interruption of the business;

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unavailability of key personnel necessary to conduct business activities;

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effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating financial reporting and internal controls;

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sustained closures of branch lobbies or the offices of Seacoast and/or Fourth Street customers;

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declines in demand for loans and other banking services and products;

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reduced consumer spending due to both job losses and other effects attributable to the COVID-19 pandemic;

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unprecedented volatility in United States financial markets;

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volatile performance of Seacoast’s and/or Fourth Street’s investment securities portfolio;

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decline in the credit quality of the loan portfolio, leading to a need to increase the allowance for credit losses or loan losses, as applicable;

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additional provision expense due to the expected impact of COVID-19;

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declines in value of collateral for loans, including real estate collateral;

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declines in the net worth and liquidity of borrowers and loan guarantors, impairing their ability to honor commitments; and

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declines in demand resulting from businesses being deemed to be “non-essential” by governments in the markets Seacoast and/or Fourth Street serve, and from “non-essential” and “essential” businesses suffering adverse effects from reduced levels of economic activity in these markets.

These factors, together or in combination with other events or occurrences that may not yet be known or anticipated, may materially and adversely affect the business, financial condition and results of operations of Seacoast and/or Fourth Street.
The ongoing COVID-19 pandemic has resulted in meaningfully lower stock prices for many companies, as well as the trading prices for many other securities. The further spread of the COVID-19 outbreak, as well as ongoing or new governmental, regulatory and private sector responses to the pandemic, may materially disrupt banking and other economic activity generally and in the areas in which Seacoast and Fourth Street operate. This could result in further decline in demand for banking products and services, and could negatively impact, among other things, the combined company’s liquidity, regulatory capital and growth strategy. Any one or more of these developments could have a material adverse effect on the combined company’s business, financial condition and results of operations.
Seacoast is taking precautions to protect the safety and well-being of its employees and customers and intends to continue to do so following the merger, all while maintaining continuity of business operations for the benefit of its customers. However, the financial performance of Seacoast and Fourth Street generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services Seacoast and Fourth Street offer and whose success they rely on to drive growth, is highly dependent upon the business environment in the primary markets in which they operate and in the United States as a whole. Unfavorable market conditions and uncertainty due to the coronavirus pandemic may result in a deterioration in the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values of the collateral securing loans and an overall material adverse effect on the quality of Seacoast’s and/or Fourth Street’s loan portfolio prior to or following the completion of the merger. Moreover, the duration of the coronavirus pandemic and its corresponding effect on unfavorable and uncertain economic conditions is unknown.
Because the sale price of Seacoast common stock will fluctuate, including as a result of COVID-19, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.
Under the terms of the merger agreement, each share of Fourth Street common stock outstanding immediately prior to the effective time of the merger (excluding shares of Fourth Street common stock owned by Fourth Street, Seacoast or SNB or the dissenting shares) will be converted into the right to receive 0.1275 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the value of Fourth Street’s consolidated tangible shareholders’ equity. The value of the shares of Seacoast common stock to be issued to Fourth Street shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, COVID-19, and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Fourth Street. We make no assurances as to whether or when the merger will be completed. Fourth Street shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Fourth Street common stock at the special meeting.
Legal and regulatory responses to concerns about the COVID-19 pandemic could impact the conduct of our business in the future and could subject Seacoast and Fourth Street to litigation or other claims.
Federal, state and local governments have mandated or encouraged financial services companies to make accommodations to borrowers and other customers affected by the COVID-19 pandemic. Legal and regulatory responses to concerns about the COVID-19 pandemic could result in additional regulation or restrictions affecting the conduct of the business of Seacoast and Fourth Street in the future. Seacoast has instituted a program to help COVID-19 impacted customers. This program includes offering payment deferment and other loan relief, as appropriate, for customers impacted by COVID-19. Seacoast’s liquidity could be negatively impacted if a significant number of customers apply and are approved for the deferral of payments. In addition, if these deferrals are not effective in mitigating the economic effect of COVID-19 on Seacoast’s and Fourth Street’s customers, it could result in lower interest income and higher loan losses. In addition, a significant amount of the loan growth Seacoast experienced in April and May has been a direct result of originating PPP loans. This program has limited funds remaining, and originations are expected to slow significantly in the near term. Furthermore, there has been meaningful litigation against banks related to their participation in the PPP and other government stimulus programs. The costs and effects of such litigation could be material to Seacoast and Fourth Street.
The merger will not be completed unless important conditions are satisfied or waived, including approval by Fourth Street shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Seacoast and Fourth Street may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and Fourth Street are obligated to complete the merger:
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The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of Fourth Street common stock;

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All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including Fourth Street, after the effective time of the merger;

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No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

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The registration statement (of which this proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

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The holders of no more than 5% of Fourth Street common stock shall have taken the actions required by the FBCA to qualify their common stock as dissenting shares;

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Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

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Certain Fourth Street employees shall have entered into claims letters and/or restrictive covenant agreements;

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Fourth Street’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $25,250,000 and Freedom Bank’s general allowance for loan and lease losses shall not be less than 1.12% of total loans and leases outstanding;

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All outstanding Fourth Street equity awards shall have been terminated and cashed out and Fourth Street’s board of directors and shareholders shall have taken all action necessary to terminate the Fourth Street stock plans;

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Each party shall have received from its tax counsel or accounting firm a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

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The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement  —  Conditions to Completion of the Merger” beginning on page   .
Shares of Seacoast common stock to be received by holders of Fourth Street common stock as a result of the merger will have rights different from the shares of Fourth Street common stock.
Upon completion of the merger, the rights of former Fourth Street shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Fourth Street common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page   for a discussion of the different rights associated with Seacoast common stock.
Fourth Street shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Fourth Street shareholders currently have the right to vote in the election of the board of directors of Fourth Street and on other matters affecting Fourth Street. Upon the completion of the merger, Fourth Street’s shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of Fourth Street. It is currently expected that the former shareholders of Fourth Street as a group will receive shares in the merger constituting approximately 4.1% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Fourth Street shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Fourth Street.
If a Fourth Street shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to the FBCA, a Fourth Street shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of Fourth Street common stock held by such shareholder. The value of the share of Fourth Street common stock, as determined in accordance with the Florida statutes, may be less than the value of a share of the Fourth Street common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger  —  Dissenters’ Rights for Fourth Street Shareholders.”
In the event that holders of Fourth Street subordinated debentures elect not to convert their debentures into shares of Fourth Street common stock, Fourth Street may be required to receive regulatory approval to redeem the debentures.
The merger agreement requires Fourth Street to cause certain subordinated debentures to be converted into Fourth Street common stock or repaid in full or otherwise terminated prior to the effective time of the merger. In the event that the value of the conversion exercise price for the subordinated debentures exceeds the value of the merger consideration to be received in exchange for shares of Fourth Street common stock, debenture holders may not elect to convert their debentures to shares of Fourth Street common stock. In this event, Fourth Street would need to redeem the debentures in cash. In order to have sufficient cash to fund such redemption, Fourth Street may need to make a special dividend request of both the Florida Office of Financial Regulation and the FDIC for Freedom Bank to distribute proceeds to Fourth Street. Such approvals required in connection with the cash dividend from Freedom Bank to Fourth Street may not be received or may be subject to unfavorable terms.
Seacoast and Fourth Street will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Fourth Street and Seacoast. These uncertainties may impair Seacoast’s or Fourth Street’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Fourth Street to seek to change existing business relationships with Seacoast or Fourth Street or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and Fourth Street have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts Fourth Street from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Fourth Street from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Fourth Street’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Fourth Street’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page   for a description of the covenants applicable to Fourth Street and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and Fourth Street in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and Fourth Street. Although Seacoast and Fourth Street have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Fourth Street and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Fourth Street would have to recognize these expenses without realizing the anticipated benefits of the merger.
Seacoast and Fourth Street may waive one or more of the conditions to the merger.
Prior to or at the effective time of the merger, either party has the right to waive any default in the performance of any term of the merger agreement by the other party, to waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement, and to waive any or all of the conditions to its obligations under the merger agreement.
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Fourth Street common stock will recognize any gain with respect to the entire consideration received in the merger, including any shares of Seacoast stock received as well as any cash received in lieu of fractional shares of Seacoast common stock. The consequences of the merger to any particular Fourth Street shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
The fairness opinion of Fourth Street’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
Fourth Street’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of Fourth Street’s common stock and stock options as of January 23, 2020. Subsequent changes in the operation and prospects of Seacoast or Fourth Street, general market and economic conditions and other factors that may be beyond the control of Seacoast or Fourth Street, including the recent pandemic of coronavirus (COVID-19) that has caused higher than normal volatility in the financial markets generally, and on which Fourth Street’s financial advisor’s opinion was based, may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because Fourth Street does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that Fourth Street received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of Fourth Street’s Financial Advisor” beginning on page    .
Fourth Street’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Fourth Street shareholders.
Executive officers and the board of directors of Fourth Street negotiated the terms of the merger agreement with Seacoast, and the Fourth Street board of directors unanimously approved and recommended that Fourth Street shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Fourth Street executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Fourth Street shareholders generally. See “The Merger — Interests of Fourth Street Directors and Executive Officers in the Merger” on page    for information about these financial interests.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Fourth Street.
Until the completion of the merger, with some limited exceptions, Fourth Street is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire Fourth Street, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, Fourth Street has agreed to pay to Seacoast in certain circumstances a termination fee equal to $2,900,000. These provisions could discourage other companies from trying to acquire Fourth Street even though those other companies might be willing to offer greater value to Fourth Street shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Fourth Street’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page    and “The Merger Agreement — Termination Fee” beginning on page    .
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Fourth Street.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
If the merger is not completed, Seacoast and Fourth Street will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Seacoast and Fourth Street has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statements/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Seacoast and Fourth Street would have to recognize these expenses without realizing the expected benefits of the merger.
Some of the performing loans in the Fourth Street loan portfolio being acquired by Seacoast may be under collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under-collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, Fourth Street’s and Seacoast’s loan portfolios may have under-collateralized loans that are still performing.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Fourth Street before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
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the failure to obtain the approval of Fourth Street shareholders in connection with the merger;

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the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may likely have an adverse impact on our business operations and performance, and could have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically;

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the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and Fourth Street’s business and the price of Seacoast common stock;

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the risk that a condition to closing of the proposed merger may not be satisfied;

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the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

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the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

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the parties’ ability to promptly and effectively integrate the businesses of Seacoast and Fourth Street, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

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the diversion of management time on issues related to the merger;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

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the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

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deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

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reputational risks and the reaction of the companies’ customers to the proposed merger;

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customer acceptance of the combined company’s products and services;

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increased competitive pressures and solicitations of customers and employees by competitors;

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the failure to consummate or delay in consummating the merger for other reasons;

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the outcome of any legal proceedings that may be instituted against Seacoast or Fourth Street related to the merger agreement or the merger;

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changes in laws or regulations;

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the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

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the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or Fourth Street or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

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the continuation of the historically low short-term interest rate environment, other changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Fourth Street. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2019, 2018, 2017, 2016 and 2015 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the three months ended March 31, 2020 and 2019, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the three months ended March 31, 2020, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2020 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2019; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”
	(unaudited) Three Months ended March 31,		Year Ended December 31,
(Amounts in thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
Net interest income	$63,177	$60,774	$243,618	$211,515	$176,296	$139,588	$109,487
Provision for credit losses	29,513	1,397	10,999	11,730	5,648	2,411	2,644
Noninterest income:
Other	14,669	12,845	55,515	50,645	43,230	37,427	32,434
Gain on sale of VISA stock		—	—	—	15,153	—	—
Securities gains/(losses), net	19	(9)	1,217	(623)	86	368	161
Noninterest expenses	47,798	43,099	160,739	162,273	149,916	130,881	103,770
Income before income taxes	554	29,114	128,612	87,534	79,201	44,091	35,668
Provision for income taxes	(155)	6,409	29,873	20,259	36,336	14,889	13,527
Net income	$709	$22,705	$98,739	$67,275	$42,865	$29,202	$22,141
Per Share Data
Net income available to common shareholders:
Diluted	$0.01	$0.44	$1.90	$1.38	$0.99	$0.78	$0.66
Basic	0.01	0.44	1.92	1.40	1.01	0.79	0.66
Cash dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value per share common	18.82	17.44	19.13	16.83	14.70	11.45	10.29
Assets	$7,352,894	$6,783,389	$7,108,511	$6,747,659	$5,810,129	$4,680,932	$3,534,780
Net loans	5,231,797	4,795,619	5,163,250	4,792,791	3,790,255	2,856,136	2,137,202
Deposits	5,887,499	5,605,578	5,584,753	5,177,240	4,592,720	3,523,245	2,844,387
Shareholders’ equity	991,787	896,424	985,639	864,267	689,664	435,397	353,453
Performance Ratios
Return on average assets	0.04	1.36	1.45%	1.11%	0.82%	0.69%	0.67%
Return on average equity	0.29	10.47	10.63	9.08	7.51	7.06	6.56
Average equity to average assets	14.09	12.99	13.60	12.23	10.96	9.85	10.21

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast common stock is listed and trades on the NASDAQ Global Select Market under the symbol “SBCF.” As of May 31, 2020, there were 52,994,817 shares of Seacoast common stock outstanding. Approximately 83% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investor owns approximately 36% of its outstanding stock. Seacoast has approximately 2,179 shareholders of record.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on December 31, 2019 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.81%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (8.85%), the Vanguard Group (6.18%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 and Capital Research & Mgmt Co. (5.92%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
Fourth Street common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Fourth Street common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. The shares of Fourth Street are not traded frequently. As of June 1, 2020, there were 11,219,850 shares of Fourth Street common stock outstanding, which were held by 135 holders of record.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.
The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	Seacoast Common Stock
	High	Low	Dividends
2018
First Quarter	$28.44	$23.96	$—
Second Quarter	$33.51	$25.61	$—
Third Quarter	$34.95	$28.30	$—
Fourth Quarter	$29.86	$21.74	$—
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.02	$24.70	$—
2020
First Quarter	$30.55	$14.64	$—
Second Quarter (through June 19, 2020)	$25.00	$16.35	$—
Fourth Street common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Fourth Street common stock. Transactions in the shares are privately negotiated directly between the purchasers and the sellers.
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Fourth Street does not pay dividends to its common shareholders.

INFORMATION ABOUT THE FOURTH STREET SPECIAL MEETING
This section contains information about the special meeting that Fourth Street has called to allow Fourth Street shareholders to vote on the approval of the merger agreement and the 280G proposal. The Fourth Street board of directors is mailing this proxy statement/prospectus to you, as a Fourth Street shareholder, on or about     , 2020. Together with this proxy statement/prospectus, the Fourth Street board of directors is also sending you a notice of the special meeting of Fourth Street shareholders and a form of proxy that the Fourth Street board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on August 18, 2020 at 8:00 a.m., local time, at 1200 Fourth Street, North, Saint Petersburg, Florida 33701.
We intend to hold our special meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have and may continue to impose. If it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.freedombank.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the special meeting.
Matters to be Considered at the Meeting
At the special meeting, Fourth Street shareholders will be asked to consider and vote on:
•
a proposal to approve the merger agreement, which we refer to as the merger proposal;

•
a proposal, which we refer to as the 280G proposal, to approve a portion of certain compensatory payments or benefits that certain Fourth Street directors are or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Fourth Street and such individuals under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended;

•
a proposal of the Fourth Street board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the 280G proposal, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Fourth Street board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Fourth Street Board of Directors
The Fourth Street board of directors recommends that Fourth Street shareholders vote “FOR” the merger proposal, “FOR” the 280G proposal, and “FOR” the adjournment proposal. See “The Merger — Fourth Street’s Reasons for the Merger and Recommendations of the Fourth Street Board of Directors.”
Record Date and Quorum
June 30, 2020 has been fixed as the record date for the determination of Fourth Street shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At

the close of business on the record date, there were          shares of Fourth Street common stock outstanding and entitled to vote at the special meeting, held by approximately          holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Fourth Street common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Fourth Street common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Fourth Street common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of a majority of the outstanding shares of Fourth Street common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
Approving the 280G proposal requires the affirmative vote of more than 75% of the issued and outstanding shares of Fourth Street common stock entitled to vote (excluding shares held by ineligible shareholders). If you vote to “ABSTAIN” with respect to the 280G proposal or if you fail to vote on the 280G proposal, this will have the same effect as voting “AGAINST” the 280G proposal.
The adjournment proposal will be approved if the votes of Fourth Street common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Fourth Street common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the Fourth Street board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Fourth Street stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
•
submitting another valid proxy card bearing a later date;

•
attending the special meeting and voting your shares in person; or

•
delivering prior to the special meeting a written notice of revocation to Fourth Street’s Chief Executive Officer at the following address: Fourth Street Banking Company, 1200 Fourth Street, North, Saint Petersburg, Florida 33701.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Fourth Street and their affiliates owned and were entitled to vote shares of Fourth Street common stock, representing approximately 30.07% of the outstanding shares of Fourth Street common stock entitled to vote on that date.
A total of 3,373,609 shares of Fourth Street common stock, representing approximately 30.07% of the outstanding shares of Fourth Street common stock entitled to vote at the special meeting, are subject to a voting agreement between Seacoast and each of Fourth Street and Freedom Bank’s directors who held shares of Fourth Street common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Fourth Street’s outstanding shares of common stock. Pursuant to the voting agreement, each director of Fourth Street and Freedom Bank who held shares of Fourth Street common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Fourth Street’s outstanding shares of common stock have agreed to, at any meeting of Fourth Street shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):
•
vote (or cause to be voted) all shares of Fourth Street’s common stock beneficially owned by such director or holder, as applicable, and which such director or holder has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•
not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•
vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the voting agreement, without the prior written consent of Seacoast, each director has further agreed not to sell or otherwise transfer any shares of Fourth Street common stock. The foregoing summary of the voting entered into by Fourth Street and Freedom Bank’s directors who held shares of Fourth Street common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Fourth Street’s outstanding shares of common stock does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of Fourth Street common stock by each 5% or greater beneficial owner, each director and executive officer and executive officers as a group, see “Fourth Street Banking Company — Security Ownership of Certain Beneficial Owners and Management.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the Fourth Street board of directors. Fourth Street will bear the entire cost of soliciting proxies from you. Fourth Street will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Fourth Street stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Fourth Street in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Fourth Street common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Fourth Street’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Fourth Street at:
Fourth Street Banking Company
1200 Fourth Street, North
St. Petersburg, Florida 33701
Telephone: (727) 820-8600
Attn: Cathy P. Swanson, Chief Executive Officer

PROPOSAL 1: THE MERGER
Background of the Merger
Over the past several years, as a part of its ongoing consideration and evaluation of long-term prospects and strategies, the Fourth Street board of directors and senior management have regularly assessed strategic alternatives for maximizing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Freedom Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of Fourth Street found it important to consider potential merger opportunities to maximize shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.
During 2018 and 2019, a Hovde representative provided periodic updates to Neil W. Savage (Chairman of Fourth Street) and Dennis G. Ruppel (Chairman of Freedom Bank) on the Florida banking industry, the merger and acquisitions landscape, valuations, buyers, the financial institutions sales process and other information.
On June 20, 2019, the Fourth Street board met and discussed the merits of engaging Hovde to market Fourth Street and Freedom Bank for possible sale. On July 26, 2019, Fourth Street entered into an engagement agreement with Hovde.
During August 2019, Hovde and Fourth Street representatives created an internet virtual data room and prepared a confidential information memorandum on the Fourth Street organization.
In early September 2019, Hovde contacted 25 prospects, with 15 such parties showing an interest and signing a nondisclosure agreement with Fourth Street.
On September 16, 2019, Hovde opened the data room and provided access to the confidential information to the 15 interested parties.
During September and October 2019, interested parties conducted due diligence and management meetings were set up with several prospective buyers. Seacoast representatives met with the Fourth Street representatives on October 16, 2019.
On October 25, 2019 (which was established as the due date for the receipt of initial indications of interest), Hovde received two written proposals (one for an all cash acquisition of Fourth Street and one for a half cash-half stock acquisition of Fourth Street). Also, an oral indication of interest for an all cash transaction was received. Seacoast asked for an extension to October 29, 2019 to submit a proposal, which was granted.
On October 29, 2019, Seacoast submitted an indication of interest at $3.60 per share in an all stock transaction. On October 30, 2019, Hovde met with Messrs. Savage and Ruppel to review the indications of interest. Given Seacoast’s proposed acquisition price and taking into account the liquidity of its shares, the Seacoast proposal received the most discussion. Hovde was of the belief that they could possibly encourage Seacoast to increase its proposed offer to $3.80 per share.
On November 6, 2019, Hovde and the Fourth Street board met to review the indications of interest and the board authorized Hovde to request that Seacoast increase its price to $3.80 per share.
On November 13, 2019, after discussions between Seacoast representatives and Fourth Street representatives, Seacoast agreed to an exchange ratio of 0.1293 shares of Seacoast common stock for each share of Fourth Street common stock, which represented a $3.80 per share price based on Seacoast’s November 8, 2019 closing price. A letter of intent was then signed on November 13, 2019, granting Seacoast 60 days of exclusivity to continue its due diligence review and for the parties to consider, discuss and negotiate any definitive agreement and related agreements.

During the remainder of November and into December 2019, Seacoast conducted a formal due diligence review of Fourth Street, which included credit review and management meetings, and the parties began to discuss and negotiate the terms of a definitive agreement. Also in December, Seacoast indicated its desire to have several key Freedom Bank executives enter into noncompetition and nonsolicitation agreements. These executives did not have existing employment agreements or noncompete or nonsolicitation agreements with Freedom Bank. Due to the additional cost that Seacoast would incur to have these executives enter into the agreements, the exchange ratio was reduced to 0.1275 per share.
In early January 2020, Hovde conducted a reverse due diligence review of Seacoast.
On January 13, 2020, Fourth Street and Seacoast executed an agreement extending the exclusivity period to January 24, 2020.
Also in January 2020, additional discussions were held between Seacoast and Fourth Street representatives concerning the negotiation of definitive transaction agreements, and the parties exchanged and discussed drafts of agreements. During the third week of January 2020, representatives of Fourth Street and Seacoast continued to negotiate and finalize the definitive transaction agreements, including the merger agreement, voting agreements for directors, noncompetition agreements for directors and officers, claims letters for directors, and agreements with executive officers of Freedom Bank.
On January 22, 2020, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Sandler O’Neill reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for Florida and national bank mergers. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.
On January 23, 2020, the boards of directors of Fourth Street and Freedom Bank held a special meeting with representatives of Hovde and legal counsel. The directors reviewed with their advisors the terms of the merger agreement and the merger, and other relevant information. At the meeting, a Hovde representative reviewed with the Fourth Street board Hovde’s financial analysis summarized below under “— Opinion of Fourth Street’s Financial Advisor” and delivered to the Fourth Street board the written opinion of Hovde, which is attached to this proxy statement/prospectus as Appendix B, that, based upon and subject to the various considerations set forth in such opinion, the value of the merger consideration to be received by shareholders of Fourth Street in the merger pursuant to the merger agreement is fair from a financial point of view. In addition, legal counsel reviewed with the directors of Fourth Street and Freedom Bank the most recent draft of the proposed merger agreement and related transaction documents, and the legal standards applicable to the Fourth Street board’s decisions and actions with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “— Recommendation of the Fourth Street Board of Directors and reasons for the Merger” below, the boards of directors of Fourth Street and Freedom Bank concluded that the merger of Fourth Street with and into Seacoast and the merger of Freedom Bank with and into Seacoast National Bank were fair to and in the best interest of Fourth Street and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended the Fourth Street’s shareholders approve the merger agreement.
On January 23, 2020, the parties signed the merger agreement and the related agreements and a press release announcing the transaction was issued. A conference call to discuss the merger was held the next morning on January 24, 2020.

Fourth Street’s Reasons for the Merger and Recommendation of the Fourth Street Board of Directors
After careful consideration, Fourth Street’s board of directors, at a meeting held on January 23, 2020, determined that the merger agreement is advisable, fair to and in the best interests of Fourth Street and its shareholders. Accordingly, Fourth Street’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Fourth Street shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Fourth Street board of directors evaluated the merger and the merger agreement in consultation with Fourth Street’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of Fourth Street’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Fourth Street board of directors considered its view that Seacoast’s business and operations complement those of Fourth Street and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•
its understanding of the current and prospective environment in which Fourth Street and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Fourth Street both with and without the proposed transaction;

•
the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

•
the exchange ratio is fixed so that if the market price of Seacoast common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by Fourth Street shareholders in exchange for their shares of Fourth Street common stock will also be higher;

•
the results that Fourth Street could expect to achieve operating independently, and the likely risks and benefits to Fourth Street shareholders of that course of action, as compared to the value of the merger consideration to be received from Seacoast;

•
its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•
its review and discussions with Fourth Street’s management regarding strategic alternatives available to Fourth Street for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by Seacoast compared to such other alternatives;

•
the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•
its belief that the transaction is likely to provide substantial value to Fourth Street’s shareholders;

•
the periodic financial presentations of Hovde Group, LLC (“Hovde”), Fourth Street’s financial advisor, to the Fourth Street board of directors and the oral opinion delivered to Fourth Street’s board of directors on January 23, 2020, which was confirmed by delivery of a written opinion dated January 23, 2020, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in its opinion, the merger consideration to be paid pursuant to the merger agreement to Fourth Street shareholders and option holders was fair, from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of Fourth Street’s Financial Advisor”;
•
the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Fourth Street’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Fourth Street shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•
the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow Fourth Street shareholders to participate in a significant portion of the future performance of the combined Fourth Street and Seacoast business and synergies resulting from the merger, and the value to Fourth Street shareholders represented by that consideration;

•
the historical performance of Seacoast’s common stock;

•
that Fourth Street’s directors and executive officers have financial interests in the merger in addition to their interests as Fourth Street shareholders, including financial interests that are the result of compensation arrangements with Fourth Street, and the manner in which such interests would be affected by the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the merger consideration will generally be tax-free to Fourth Street shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger”; and

•
the greater liquidity in the trading market for Seacoast common stock relative to the market for Fourth Street common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market.

The Fourth Street board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the risk that the merger may not be consummated or that the closing may be unduly delated, including as a result of factors outside either party’s control;

•
the potential risk of diverting management attention and resources from the operation of Fourth Street’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the requirement that Fourth Street conduct its business in the ordinary course and the other restrictions on the conduct of Fourth Street’s business prior to the completion of the merger, which may delay or prevent Fourth Street from undertaking business opportunities that may arise pending completion of the merger;

•
that under the merger agreement, subject to certain exceptions, Fourth Street cannot solicit competing acquisition proposals;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Fourth Street’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•
the possibility that Fourth Street will have to pay a $2.9 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances;

•
that the exchange ratio is fixed so that if the market price of Seacoast common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by Fourth Street shareholders in exchange for their shares of common stock will also be lower; and

•
the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Fourth Street board of directors, you should be aware that certain directors and officers of Fourth Street may have interests in the merger that are different from, or in addition to, interests of Fourth Street shareholders generally and may create potential conflicts of interest. The Fourth Street board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Fourth Street’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of Fourth Street Executive Officers and Directors in the Merger.”
The foregoing discussion of the factors considered by the Fourth Street board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Fourth Street board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Fourth Street board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Fourth Street board of directors considered all these factors as a whole, including discussions with, and questioning of, Fourth Street’s management and Fourth Street’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Fourth Street board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the 280G proposal and “FOR” the adjournment proposal.
Each of the directors of Fourth Street has entered into a voting agreement with Seacoast, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Fourth Street special meeting. The voting agreements are discussed in more detail in the section entitled “Information About the Fourth Street Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Fourth Street is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for Fourth Street, the market condition of the market area in which Fourth Street conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Tampa-St. Petersburg market, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both Fourth Street and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. The board considered the fact that the acquisition would increase Seacoast’s existing footprint in the Tampa-St. Petersburg market, that market overlap would drive cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attrition. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Piper Sandler.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of Fourth Street’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Fourth Street’s financial advisor, Hovde Group, LLC, are described below. The summary and description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Fourth Street. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Fourth Street, Freedom Bank, Seacoast or SNB. You should review the copy of the fairness opinion, which is attached as Appendix B.
Hovde acted as Fourth Street’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Fourth Street and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Fourth Street. Fourth Street’s board of directors selected Hovde to act as Fourth Street’s financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with Fourth Street’s board of directors and, on January 23, 2020, delivered a written opinion to Fourth Street’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the merger consideration to be received by Fourth Street shareholders and option holders pursuant to the merger agreement is fair, from a financial point of view. In requesting Hovde’s advice and opinion, no limitations were imposed by Fourth Street upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Fourth Street’s board of directors and addresses only the fairness of the value of the merger consideration to be received by the shareholders and option holders of Fourth Street pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Fourth Street as to whether or not Fourth Street should enter into the merger agreement or to any shareholders of Fourth Street as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Fourth Street relative to the amount of consideration to be paid with respect to the merger. Hovde’s opinion should not be construed as implying that the value of the merger consideration is necessarily the highest or best price that could be obtained by Fourth Street in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Fourth Street or Seacoast.
Fourth Street engaged Hovde on July 26, 2019, to serve as a financial advisor to Fourth Street in connection with the proposed merger and to issue a fairness opinion to Fourth Street’s board of directors in connection with the proposed transaction. Pursuant to Fourth Street’s engagement agreement with Hovde, Hovde received from Fourth Street a fairness opinion fee due upon the delivery of the fairness opinion to Fourth Street and will receive a completion fee. upon the consummation of the merger. In addition to Hovde’s fees, and regardless of whether the merger is consummated, Fourth Street has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. Fourth Street has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of its opinion, Hovde has not provided investment banking or financial advisory services to Fourth Street. During the two years preceding the date of its opinion Hovde has not provided any investment banking or financial advisory services to Seacoast for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Seacoast in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker, Hovde may from time to time purchase securities from, and sell securities to, Fourth Street or Seacoast or their affiliates. Except for the foregoing, during the two years preceding the date of this opinion there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Fourth Street or Seacoast.
Pursuant to the merger agreement, at the effective time Fourth Street shall be merged with and into Seacoast, which we refer to as the merger, in accordance with the provisions of the FBCA. Seacoast shall be the surviving corporation resulting from the merger and the separate corporate existence of Fourth Street shall thereupon cease. Seacoast shall continue to be governed by the laws of the State of Florida, and the separate corporate existence of Seacoast shall continue unaffected by the merger. Prior to the effective time, the boards of directors of SNB and Freedom Bank will execute the bank merger agreement. Subject to the terms and conditions of the merger agreement and the bank merger agreement, Freedom Bank shall be merged with and into SNB, which we refer to as the bank merger. SNB shall be the surviving bank resulting from the bank merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB shall continue unaffected by the bank merger. Subject to the satisfaction of the conditions to closing set forth in the bank merger agreement, the bank merger shall occur immediately following the merger unless otherwise determined by Seacoast in its discretion.
Pursuant to the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or the holder thereof, each share of Fourth Street common stock, except for dissenting shares and cancelled shares, that is issued and outstanding immediately prior to the effective time shall be converted into the right to receive (i) 0.1275, which we refer to as the exchange ratio, of a share of Seacoast common stock, which we refer to as the merger consideration; and (ii) cash in lieu of fractional shares as specified pursuant to Section 1.5(c) of the merger agreement. Subject to the provisions of Section 5.2(i) of the merger agreement, the merger consideration may be adjusted as described herein below. The consideration which all of Fourth Street shareholders and option holders are entitled to receive pursuant to the merger agreement is collectively referred to as the aggregate merger consideration.
Hovde notes that Section 1.7 of the merger agreement provides that Fourth Street shall take all actions necessary to cause each Fourth Street equity award issued and outstanding immediately prior to the effective time to be terminated in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Fourth Street common stock subject to such Fourth Street equity award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the average of the volume weighted average of Seacoast common stock during the ten trading days ending on the trading day prior to the determination date multiplied by the exchange ratio, as finally determined as of the effective time, over the exercise price per share of the Fourth Street equity award. Hovde was informed by Fourth Street that as of January 22, 2020 there were 616,500 Fourth Street equity awards outstanding with a weighted average exercise price of $1.64 per share of Fourth Street common stock.
Section 4.22 of the merger agreement stipulates that Fourth Street shall, and shall cause its subsidiaries to, use commercially reasonable efforts to cause its and their representatives to, take all actions necessary, appropriate or advisable to either (i) redeem all issued and outstanding subordinated debentures due 2026 of Fourth Street, or the debentures, or (ii) facilitate and cause the holders of the debentures to convert such debentures into Fourth Street common stock, effective as of, and subject to and conditioned upon the occurrence of, the closing, in accordance with the debentures and such other governing instruments and applicable law. With Fourth Street’s consent and for purposes of its analysis and opinion, Hovde assumed that all debentures are converted which would result in the issuance of 5,405,405 shares of Fourth Street common stock as a result of the conversion.
Additionally, Hovde notes that Section 5.2 of the merger agreement provides that the merger agreement may be terminated by Seacoast upon the occurrence of certain conditions including (i) if the Fourth Street consolidated tangible shareholders’ equity (as defined by Section 7.1 of the merger agreement) is less than $25,250,000 as of the close of business on the fifth business day prior to the closing date and (ii) if Freedom Bank’s general allowance for loan and lease losses is less than 1.12% of total loans and leases outstanding. In the event the conditions set forth in Section 5.2(i) of the merger agreement are not satisfied, Seacoast shall have the option to adjust the merger consideration downward by an amount that with Fourth Street’s good faith agreement with the calculation equals the difference between the Fourth Street consolidated tangible shareholders’ equity and the Fourth Street target consolidated tangible shareholders’ equity and waive the satisfaction of such condition set forth in Section 5.2(i). If, instead of adjusting the merger consideration, Seacoast elects to not close the transaction and terminate the merger agreement in accordance with Article VI of the merger agreement, Seacoast agrees that it will also waive any breach of Section 4.2(v) of the merger agreement.
Pursuant to Section 6.1(h), the merger agreement may be terminated by Fourth Street at any time during the five (5) day period commencing with the determination date, if both of the following conditions are satisfied:
(A)
the number obtained by dividing the Seacoast average closing price by $29.39, which we refer to as the buyer ratio, is less than 0.85; and

(B)
the buyer ratio shall be less than the number obtained by (A) dividing the average NASDAQ bank index prices for the ten (10) consecutive trading days ending on the trading day prior to the determination date, which we call the final index price, by the average of the NASDAQ bank index prices for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement which we call the initial index price and (b) subtracting 0.20 from such quotient (the “index ratio”).

If Fourth Street elects to exercise the termination right pursuant to Section 6.1(h), it shall give written notice to Seacoast not later than the aforementioned five (5) day period. During the five (5) day period commencing with its receipt of such notice, Seacoast shall have the option to adjust the merger consideration (calculated to the fourth decimal) to equal the lesser of:
(i)
the quotient (rounded to the fourth decimal) of (A) the product of the Seacoast starting price of $29.39 multiplied by 0.85, and further multiplied by the merger C consideration (as then in effect), divided by (B) the Seacoast average closing price; or

(ii)
the quotient (rounded to the fourth decimal) of (A) the product of the index ratio multiplied by the merger consideration (as then in effect), divided by (B) the buyer ratio.

If Seacoast so elects within such five (5) day period, it shall give prompt written notice to Fourth Street of such election and the revised merger consideration.
Additionally, the merger agreement may be terminated and the merger and the bank merger abandoned at any time prior to the effective time if any of the conditions of section 6.1 of the merger agreement are met. The event the merger agreement is terminated pursuant to section 6.1, Fourth Street shall pay Seacoast a termination fee in the amount of $2,900,000.
With Fourth Street’s knowledge and consent and for purposes of its analysis and opinion Hovde assumed (i) the closing price of Seacoast common stock on January 22, 2020 is $29.39 per share; (ii) the exchange ratio is 0.1275 and has not been adjusted as provided in the merger agreement; (iii) there are 11,219,850 shares of Fourth Street common stock outstanding as of January 22, 2020; and (iv) the Fourth Street debentures outstanding as of January 22, 2020 will be fully converted resulting in the issuance of

5,405,405 shares of Fourth Street common stock and a total of 16,625,255 fully converted shares of Fourth Street common stock outstanding as of the closing date. Based upon 16,625,255 fully converted shares of Fourth Street common stock outstanding as of the closing date the total value of the merger consideration is $62,298,571. Hovde also assumed that all 616,500 Fourth Street equity awards with a weighted average exercise price of $1.64 are exercised resulting in the total Fourth Street Stock Award payment of $1,301,570 thereby resulting in the value of the aggregate merger consideration being $63,600,141.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)
reviewed a draft of the merger agreement dated January 2, 2020 as provided to Hovde by Fourth Street;

(ii)
reviewed unaudited financial statements for Fourth Street for the year ended December 31, 2019;

(iii)
reviewed certain historical annual reports of Fourth Street, including Fourth Street’s audited annual report for the years ended December 31, 2018 and 2017;

(iv)
reviewed certain historical publicly available business and financial information concerning Fourth Street;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Fourth Street;

(vi)
reviewed financial projections prepared by certain members of senior management of Fourth Street;

(vii)
discussed with certain members of senior management of Fourth Street the business, financial condition, results of operations and future prospects of Fourth Street; the history and past and current operations of Fourth Street; and Fourth Street’s and Seacoast’s assessment of the rationale for the merger;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(x)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xi)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time will be, no material changes in the financial condition and results of operations of Fourth Street since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or were otherwise provided to Hovde by Fourth Street and Seacoast are true and complete. Hovde relied upon the management of Fourth Street as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Fourth Street and Fourth Street’s professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Fourth Street and Fourth Street’s professionals on a basis reflecting the best currently available information and Fourth Street’s and Fourth Street’s professionals judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Fourth Street to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Fourth Street or Seacoast or their respective Representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Fourth Street and Seacoast that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each Party to the merger agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of its review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Fourth Street and Seacoast are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Fourth Street or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals; nor did Hovde review any loan or credit files of Fourth Street or Seacoast.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Fourth Street or Seacoast was or is a party or may be subject, and Hovde’s opinion made no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Fourth Street’s consent, that Fourth Street and Seacoast were not parties to any material pending transaction not already disclosed, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed, with Fourth Street’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Fourth Street, Seacoast or any other party to the merger agreement and that the final agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Fourth Street advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted would not be subject to any conditions that would be unduly burdensome on Fourth Street or Seacoast or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on Fourth Street or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of Fourth Street or Fourth Street; (iii) any other strategic alternatives that might be available to Fourth Street; or (iv) whether Seacoast has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Fourth Street’s board of directors on January 23, 2020 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole, and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2017, in which the targets’ total assets were between $250 million and $750 million, last-twelve-months return on average assets was greater than 0.90% and nonperforming assets to total assets was less than 1.50%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2018, in which the targets’ total assets were between $300 million and $500 million, last-twelve-months return on average assets was between 1.10% and 1.80% and nonperforming assets to total assets was less than 1.50%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (15 transactions for the Regional Group and 17 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
First Bancshares, Inc. (MS)	Southwest Georgia Financial Corporation (GA)
Reliant Bancorp, Inc. (TN)	First Advantage Bancorp (TN)
Reliant Bancorp, Inc. (TN)	Tennessee Community Bank Holdings, Inc. (TN)
Community First Bancshares, Inc. (GA)	ABB Financial Group, Inc. (GA)
First Financial Banc Corporation (AR)	First National Corporation of Wynne (AR)
First Bancshares, Inc. (MS)	First Florida Bancorp, Inc. (FL)
BancorpSouth Bank (MS)	Summit Financial Enterprises, Inc. (FL)
United Community Banks, Inc. (GA)	First Madison Bank & Trust (GA)
Seacoast Banking Corporation of Florida (FL)	First Green Bancorp, Inc. (FL)
CapStar Financial Holdings, Inc. (TN)	Athens Bancshares Corporation (TN)
National Commerce Corporation (AL)	Landmark Bancshares, Inc. (GA)
First Federal Bancorp, MHC (FL)	Coastal Banking Company, Inc. (SC)
United Community Banks, Inc. (GA)	Four Oaks Fincorp, Inc. (NC)

Buyer (State)	Target (State)
Seacoast Banking Corporation of Florida (FL)	Palm Beach Community Bank (FL)
Progress Financial Corporation (AL)	First Partners Financial, Inc. (AL)
Nationwide Group:
Buyer (State)	Target (State)
Norwood Financial Corp. (PA)	UpState New York Bancorp, Inc. (NY)
CNB Financial Corporation (PA)	Bank of Akron (NY)
Level One Bancorp, Inc. (MI)	Ann Arbor Bancorp, Inc. (MI)
South Plains Financial, Inc. (TX)	West Texas State Bank (TX)
First Financial Banc Corporation (AR)	First National Corporation of Wynne (AR)
Spirit of Texas Bancshares, Inc. (TX)	Chandler Bancorp, Inc. (TX)
First Bancshares, Inc. (MS)	First Florida Bancorp, Inc. (FL)
Nicolet Bankshares, Inc. (WI)	Choice Bancorp, Inc. (WI)
Santa Cruz County Bank (CA)	Lighthouse Bank (CA)
BancorpSouth Bank (MS)	Summit Financial Enterprises, Inc. (FL)
Glacier Bancorp, Inc. (MT)	FNB Bancorp (UT)
BayCom Corp (CA)	Uniti Financial Corporation (CA)
Spirit of Texas Bancshares, Inc. (TX)	First Beeville Financial Corporation (TX)
BancorpSouth Bank (MS)	Casey Bancorp, Inc. (TX)
First Bancshares, Inc. (MS)	FPB Financial Corp. (LA)
OceanFirst Financial Corp. (NJ)	Capital Bank of New Jersey (NJ)
RCB Holding Company, Inc. (OK)	Central Bank and Trust Co. (KS)
For each precedent transaction, Hovde compared the implied ratio of the aggregate merger consideration to certain financial characteristics of Fourth Street as follows:
•
the multiple of the value of the aggregate merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the value of the aggregate merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”); and

•
the multiple of the value of the aggregate merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the value of the aggregate merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the value of the aggregate merger consideration assumed by Hovde of $63,600,141 and were based on December 31, 2019 financial results for Fourth Street.
	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple(1)	Price-to-Adjusted Common Tangible Book Value Multiple(1)(2)	Premium-to-Core Deposits Multiple(1)(3)
Assumed Value of Aggregate Merger Consideration	14.4x	173.3%	197.1%	11.1%

	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple(1)	Price-to-Adjusted Common Tangible Book Value Multiple(1)(2)	Premium-to-Core Deposits Multiple(1)(3)
Precedent Transactions Regional Group:
Median	15.7x	171.5%	193.5%	11.5%
Minimum	10.9x	144.0%	150.4%	7.25%
Maximum	22.8x	228.0%	267.0%	18.1%
Precedent Transactions Nationwide Group:
Median	14.3x	173.1%	199.6%	11.5%
Minimum	12.7x	137.2%	163.0%	6.79%
Maximum	21.0x	216.4%	275.2%	19.5%

(1)
Fourth Street’s common tangible book value has been adjusted to reflect the assumed conversion of its debentures based on their net carrying value of $9,969,086 as of December 31, 2019.

(2)
Price-to-Adjusted common tangible book value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger consideration less excess capital (assumes dollar-for-dollar payment on excess capital).

(3)
Represents the premium of the implied merger value over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Fourth Street with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2019 financial results of Fourth Street.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
Fourth Street(5)	10.6%	78.7%	1.41%	12.9%	60.2%	0.29%	297.7%
Precedent Transactions – Regional Group Median:	10.4%	73.6%	1.08%	10.8%	64.1%	0.59%	169.5%
Precedent Transactions – Nationwide Group Median:	11.5%	84.5%	1.27%	12.8%	57.2%	0.39%	173.0%

(1)
Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.

(3)
Nonperforming assets as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”).

(5)
Fourth Street’s equity, and thereby related ratios based thereon, has been adjusted to reflect the assumed conversion of its debentures based on their net carrying value of $9,969,086 as of December 31, 2019.

No company or transaction used as a comparison in the above transaction analyses is identical to Fourth Street, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between

$62.6 million and $69.4 million with a four factor valuation average of $64.9 million compared to the value of the aggregate merger consideration assumed by Hovde of $63.6 million. The resulting values of the precedent transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $63.2 million and $64.7 million with a four factor valuation average of $63.9 million compared to the value of the aggregate merger consideration assumed by Hovde of $63.6 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, Fourth Street’s recent performance, the current banking environment and the local economy in which Fourth Street operates, Hovde determined, in consultation with and based on information provided by management of Fourth Street, net income estimates for Fourth Street over a forward looking five year period, and in consultation with Fourth Street management, developed the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. The resulting projected Fourth Street net income numbers used for the analysis were $4.8 million for 2020, $5.4 million for 2021, $6.3 million for 2022, $7.0 million for 2023 and $7.7 million for 2024. No dividends were assumed to be paid by Fourth Street over the projection period.
To determine present values of Fourth Street based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) terminal price/earnings multiple (“DCF Terminal P/E Multiple”); and, (2) terminal price/adjusted common tangible book value multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Fourth Street common stock was calculated based on the present value of Fourth Street’s net income based on Fourth Street management’s forward-looking projections over the five year projection period. The projected 2024 net income amount was $7.7 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2024 by applying a five point range of price-to-earnings multiples of 13.7x to 17.7x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group of 15.7x. The present value of Fourth Street’s projected terminal value was then calculated assuming a range of discount rates between 13.60% and 15.60%, with a midpoint of 14.60% discounted over a period of 4.94 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Fourth Street common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 14.60% used as the midpoint of the five point range of discount rates of 13.60% to 15.60%. The resulting aggregate values of Fourth Street common stock based on the DCF Terminal P/E Multiple applied to the 2024 projected earnings of $7.7 million and then discounted over a 4.94 year period utilizing the five point range of discount rates set forth above resulted in implied aggregate values between $51.5 million and $72.5 million with a midpoint of $61.6 million compared to the value of the aggregate merger consideration assumed by Hovde of $63.6 million.
In the DCF Terminal P/Adj. TBV Multiple model, the same earnings estimates and projected net income were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected adjusted common tangible book value for Fourth Street as of December 31, 2024 of $47.1 million with excess tangible book value of $20.7 million. For purposes of the analysis, projected adjusted tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%. In arriving at the terminal value at the end of 2024, Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.83x to 2.03x utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent transactions in the Regional Group of 1.93x and assumed dollar-for-dollar payment on excess tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 13.60% and 15.60%, with a midpoint of 14.60% discounted over a period of 4.94 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of Fourth Street common stock based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $52.4 million and $62.1 million with a midpoint of $57.1 million compared to the value of the aggregate merger consideration assumed by Hovde of $63.6 million.

These analyses and their underlying assumptions yielded a range of implied multiple values for Fourth Street common stock which are outlined in the table below:
Implied Multiple Value for Fourth Street common stock Based On:	Value of Aggregate Merger Consideration	Price-to-LTM Earnings Multiple(1)	Price-to-Common Tangible Book Value Multiple(1)(2)	Price-to-Adjusted Common Tangible Book Value Multiple(1)(2)(3)	Premium-to- Core Deposits Multiple(1)(2)(4)
	($000)
Assumed Value of Aggregate Merger Consideration	$63,600	14.4x	173.3%	197.1%	11.1%
DCF Analysis — Terminal P/E Multiple
Midpoint Value	$61,610	13.9x	167.9%	189.9%	10.3%
DCF Analysis — Terminal P/Adj. TBV Multiple
Midpoint Value	$57,054	12.9x	155.4%	173.5%	8.39%

(1)
Pricing multiples based on the value of the aggregate merger consideration assumed by Hovde of $63,600,141; DCF Analysis — Terminal P/E Multiple median Merger value of $61,610,161; and a DCF Analysis — Terminal P/Adj. TBV Multiple median deal value of $57,054,133.

(2)
Fourth Street’s common tangible book value has been adjusted to reflect the assumed conversion of its debentures based on their net carrying value of $9,969,086 as of December 31, 2019.

(3)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger consideration less excess capital (assumes dollar-for-dollar payment on excess capital).

(4)
Represents the premium of the implied merger value over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of Fourth Street common stock.
The table below summarizes the analyses performed under the market approach and the income approach described above.
Summary of Valuation Methodologies(1):
Assumed Value of the Aggregate Merger Consideration: $63,600
Four Factor Average Implied Merger Value(2): $61,861
Implied Value for Fourth Street common stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$62,597	$64,853	$69,421
Comparable M&A Transactions – Nationwide Group	$63,190	$63,926	$64,679
DCF – Terminal P/E Multiple	$51,507	$61,610	$72,528
DCF – Terminal P/Adj. TBV Multiple	$52,354	$57,054	$62,089

(1)
All values in thousands and are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two implied merger values (4 factor average) from the two comparable M&A transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 14.60% annual discount rate over a period of 4.94 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the comparable M&A transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Seacoast Comparable Companies Analysis:   Hovde used publicly available information to compare selected financial and trading information for Seacoast and a group of 14 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $3.0 billion and $15.0 billion. The following publicly-traded financial institutions comprised the comparable peer group:
Home BancShares, Inc.	Amerant Bancorp, Inc.
Trustmark Corporation	FB Financial Corporation
Renasant Corporation	First Bancorp
United Community Banks, Inc.	City Holding Company
WesBanco, Inc.	Carter Bank & Trust
TowneBank	HomeTrust Bancshares, Inc.
ServisFirst Bancshares, Inc.	First Bancshares, Inc.
The analysis compared publicly available financial and market trading information for Seacoast and the data for the 14 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Seacoast and the median data for the 14 financial institutions identified above, with pricing data as of January 22, 2020.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ 2019E EPS	Price/ 2020E EPS	Dividend Yield	YTD Price Change	Two Year Total Return
Seacoast	$1,504.4	205.6%	14.9x	14.7x	0.00%	(3.86)%	9.62%
Comparable Companies:
Median	$1,652.0	178.6%	14.0x	14.1x	2.20%	(2.80)%	0.17%
Seacoast fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to Seacoast. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the merger consideration to be received by Fourth Street shareholders and option holders pursuant to the merger agreement is fair, from a financial point of view.
Each Fourth Street shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Fourth Street common stock that exchange their shares of

Fourth Street common stock for shares of Seacoast common stock in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of Fourth Street common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of Fourth Street common stock.
This discussion addresses only those Fourth Street common stockholders that hold their shares of Fourth Street common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a financial institution;

•
a tax-exempt organization;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
an insurance company;

•
a regulated investment company;

•
a real estate investment trust;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects the mark-to-market method of accounting;

•
a holder of Fourth Street stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder (as defined above);

•
a person that has a functional currency other than the U.S. dollar;

•
a holder of Fourth Street stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010). The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of Fourth Street common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Fourth Street common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Fourth Street common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the parties’ obligation to complete the merger that Seacoast receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast will be based on representation letters provided by Seacoast and Fourth Street and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service or any court. Fourth Street and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and Fourth Street will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor Fourth Street will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of Fourth Street common stock that exchanges all of your Fourth Street common stock for Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Fourth Street common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the Fourth Street shares surrendered.
If a U.S. holder acquired different blocks of Fourth Street common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of Fourth Street common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Fourth Street common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the Fourth Street common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
A Fourth Street shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each Fourth Street shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Fourth Street shareholder’s basis in the Fourth Street common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of Fourth Street common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Fourth Street or securities of Fourth Street with a basis for U.S. federal income tax purposes of at least $1 million.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Fourth Street’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these Fourth Street values and will not be restated retroactively to reflect the historical financial position or results of operations of Fourth Street.
Regulatory Approvals
Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to 30 days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.
As of the date of this proxy statement/prospectus, all of the required regulatory applications have been obtained.
Appraisal Rights for Fourth Street Shareholders
Holders of Fourth Street common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Fourth Street shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Fourth Street common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of Fourth Street common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting Fourth Street shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below.

A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Fourth Street shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Fourth Street shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix C to this proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with Fourth Street, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Fourth Street common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Fourth Street Banking Company
1200 Fourth Street, North
Saint Petersburg, Florida 33701
Attn: Cathy P. Swanson, Chief Executive Officer
All such notices must be signed in the same manner as the shares are registered on the books of Fourth Street. If a Fourth Street shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Fourth Street shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Seacoast must provide to each Fourth Street shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
Seacoast’s estimate of the fair value of the shares of Fourth Street common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the Fourth Street shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the Fourth Street shareholder.

The form must also contain Seacoast’s offer to pay to the Fourth Street shareholder the amount that it has estimated as the fair value of the shares of Fourth Street common stock and include Fourth Street’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1333, and request certain information from the Fourth Street shareholder, including:
•
the shareholder’s name and address;

•
the number of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for the merger;

•
whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of Fourth Street common stock to the shareholder; and

•
if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of Fourth Street common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Fourth Street common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of Fourth Street common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner. A record shareholder must notify Fourth Street in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Fourth Street the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Seacoast is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including attorneys fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
•
not authorized and approved in accordance with the applicable provisions of Florida law; or

•
procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Board of Directors and Management of SNB Following the Merger
The members of the board of directors and officers of SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2019 and its definitive proxy statement on Schedule 14A for its 2020 annual meeting, filed with the SEC on February 27, 2020 and April 10, 2020, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Interests of Fourth Street Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Fourth Street will receive the same merger consideration for their Fourth Street shares as the other Fourth Street shareholders. In considering the recommendation of the Fourth Street board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Fourth Street may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Fourth Street shareholders generally. The Fourth Street board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Fourth Street shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Fourth Street’s Reasons for the Merger and Recommendations of the Fourth Street Board of Directors.” Fourth Street’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Entry into New Employment Agreements
Cathy P. Swanson (Chief Executive Officer of Fourth Street) has entered into an employment agreement with SNB, which will be effective upon completion of the merger. The employment agreement has a term of two years (unless extended) commencing upon the closing of the merger. Pursuant to the employment agreement, Ms. Swanson will serve as Senior Vice President, Market President, Pinellas County of SNB, with an annual salary of $248,000. She will be eligible to receive stock-based awards under SNB’s long-term incentive plan and will be eligible to participate in SNB’s annual incentive program which will provide her a bonus opportunity for 2020 of at least up to 50% of her annual salary (prorated for 2020 based upon the number of days between the closing of the merger and the end of 2020). If she remains employed by SNB on the first anniversary of the merger closing, SNB will pay her a lump sum retention bonus of $87,500 and, if she remains employed by SNB on the second anniversary of the merger closing, SNB will pay to her an additional lump sum retention bonus of $87,500. She will be entitled to reimbursement of reasonable business expenses incurred in connection with her employment, and she will be eligible to participate in the medical, disability, and life insurance plans applicable to similarly situated officers of SNB. If Ms. Swanson is terminated by SNB without “cause” or resigns for “good reason” (as such terms are defined in the employment agreement) prior to the expiration of the term, she will continue to receive salary payments over the remainder of the term, and she will receive cash severance payments equal to 18 months’ of salary payable in 16 equal monthly installments, payment of any annual incentive compensation or retention bonuses earned but not yet paid, and payments equal to the cost of group health care premiums under COBRA in excess of the normal employee rate for 18 months following termination of employment (or until she becomes eligible to receive group health benefits by a subsequent employer). The employment agreement contains confidentiality covenants, as well as covenants regarding the non-solicitation of customers and employees that apply for the later of (i) the third anniversary of the effective date of the agreement and (ii) one year following the executive’s termination of employment. The employment agreement also provides that for three years following the closing of the merger, Ms. Swanson will not engage in certain competitive business activities with certain organizations in any county in Florida where SNB operated a banking office during the term of her employment.
Ms. Swanson will receive an award of $50,000 in restricted shares with a three-year vesting schedule pursuant to Seacoast’s incentive plan (which will be awarded on the first business day of the quarter following her employment date with SNB). SNB also has agreed to assume Freedom Bank’s obligations under a Split Dollar Life Insurance Agreement between Freedom Bank and Ms. Swanson and to reimburse Ms. Swanson for certain dues and expenses.
SNB also has entered into an employment offer letter with Adam Curtis (Chief Lending Officer of Freedom Bank) which provides for him to serve as Senior Vice President, Commercial Banking Producing Manager with SNB’s Commercial Banking Team effective upon the closing of the merger. Mr. Curtis will be entitled to a semi-monthly base salary of $7,725, an award of $40,000 in restricted shares with a three-year vesting schedule pursuant to Seacoast’s incentive plan (which will be awarded on the first business day of the quarter following his employment date with SNB), a cash incentive in the amount of $90,000 for his first year of employment, participation eligibility in SNB’s Commercial Lending Incentive Plan, and other SNB benefits. If, within the first three years of his employment with SNB, SNB terminates his employment for any reason other than “cause” (as defined in his offer letter) or disability, he will be entitled to a severance payment in the amount of one times his annual base salary. The offer letter contains a non-solicitation provision which provides that during his employment with SNB and for a period of 12 months thereafter, Mr. Curtis may not call upon, solicit or do business with (other than for a business which does not compete with SNB) any SNB customer or potential SNB customer with whom he interacted, became acquainted, or learned of through access to SNB information during his employment with SNB. The offer letter is not a contract of employment for any fixed period of time. Rather, Mr. Curtis’ employment with SNB will be as an “at-will” employee, with either party maintaining the right to terminate the employment at any time.
Change in Control Agreements and Payments
Fourth Street has entered into change in control agreements with each of Cathy P. Swanson (Chief Executive Officer), Susan Blackburn (President), C. Peter Bardin (Chief Financial Officer), and Adam Curtis (Chief Lending Officer) which provide for the payment on the closing of the merger of $375,000 to Ms. Swanson, $175,000 to Ms. Blackburn, $175,000 to Mr. Bardin, and $600,000 to Mr. Curtis.
Treatment of Fourth Street Equity Awards
The merger agreement requires Fourth Street to take all actions necessary to cause each Fourth Street equity award issued and outstanding immediately prior to the effective time to be terminated in exchange for an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Fourth Street common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the average of the volume weighted average price of Seacoast common stock during the ten trading days ending on the trading day prior to the determination date multiplied by the exchange ratio, as finally determined as of the effective time, over the exercise price per share of the Fourth Street equity award. As of June 30, 2020, Fourth Street’s directors and executive officers held an aggregate of           stock options that are exercisable and           stock options that are unvested. For information as to the exercisable stock options held by Fourth Street’s director and executive officers, see “Fourth Street Banking Company — Security Ownership of Certain Beneficial Owners and Management.”
Director Restrictive Covenant Agreement; Claims Letters
Certain directors who are executive officers of Fourth Street have entered into a restrictive covenant agreement, covering a two year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document and certain directors who are not executive officers of Fourth Street have entered into a restrictive covenant agreement, covering a three year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. In addition, certain officers and directors of Fourth Street have entered into a claims letter in the form attached as Exhibit B to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against Fourth Street, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of Fourth Street and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Fourth Street’s articles of incorporation, bylaws and the FBCA. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Fourth Street pursuant to Fourth Street’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Fourth Street. In no event shall Seacoast be required to expend for the tail insurance an aggregate premium amount in excess of $25,000.

PROPOSAL 2: THE 280G PROPOSAL
Fourth Street shareholders are being asked to approve the 280G proposal in order that Fourth Street and certain Fourth Street directors may avoid any potential adverse tax consequences for Fourth Street and such individuals under Sections 280G and 4999 of the Code.
In connection with the merger, certain Fourth Street directors who own shares of Fourth Street stock that represent more than 1% of the fair market value of the outstanding shares of Fourth Street Stock may receive certain compensatory payments or benefits that could have had adverse tax consequences for Fourth Street and such individuals under Sections 280G and 4999 of the Code and the regulations promulgated and rulings thereunder, collectively referred to as the golden parachute rules, if they had not executed waivers (as more fully explained and defined below). Fourth Street is asking its shareholders to approve the acceleration of vesting of stock options held by such directors in connection with the merger as further described below.
Golden Parachute Excise Tax
Under the golden parachute rules, payments of compensation that are made to specified “disqualified individuals,” including officers, certain highly compensated individuals, and certain significant shareholders and equity holders, that (i) are treated as contingent on a change in control of a corporation and (ii) in aggregate exceed three times the individual’s “base amount” as determined in accordance with the golden parachute rules minus one dollar, which we refer to as such individual’s safe harbor amount, may be characterized as “parachute payments” subject to adverse tax treatment. The base amount is generally an individual’s average annual taxable compensation from the corporation (or a related corporation) for the five years preceding the year of the change in control (or for the period of employment with the payor corporation if less than five years). All parachute payments in excess of one times the base amount are referred to as “excess parachute payments.” Due to the number of shares of Fourth Street stock they hold, the following directors are considered to be disqualified individuals: Frederick Bickley, Kern Davis, William McQueen, Christopher Moench, Christian Ruppel, John Savage, and Richard Wilkes.
Shareholder Vote Exception for Privately Held Corporations
In general, excess parachute payments are nondeductible by the payor corporation and subject to a 20% excise tax on the disqualified individual (in addition to any regular income taxes due with respect to such payments). However, an exception to the foregoing treatment applies in the case of payments made by non-publicly traded corporations like Fourth Street if a disqualified individual’s receipt or retention of the payments is approved by a separate vote of shareholders possessing more than 75% of the voting power of all outstanding stock of the corporation (excluding from both the numerator and the denominator in such calculation shares held by ineligible shareholders), and prior to such vote, there is adequate disclosure to all shareholders entitled to vote of the material facts concerning such payments. Fourth Street is seeking shareholder approval with respect to the portions of the payments or benefits to each of the disqualified individuals that exceed each of their respective safe harbor amounts. We refer to these excess portions as excess amounts. This vote will be conducted on a “slate” basis. This means you must vote to approve or disapprove the excess amounts of all of the disqualified individuals — you may not vote on the excess amounts separately for each disqualified individual.
Valuation of the Payments
The discussion below sets forth the material facts of the payments to the disqualified individuals and Fourth Street’s estimate of the value of the payments under the valuation rules set forth in the golden parachute rules, which value we refer to as the estimated Section 280G value. The calculation of the estimated Section 280G value of the payments under the golden parachute rules is highly complex, and issues often arise for which there is no authoritative guidance. Final values may only be determined after the merger has been consummated or upon other subsequent events. Accordingly, it is not certain if all of the payments described below would in fact constitute excess parachute payments.
In applying the valuation principles of the golden parachute rules, Fourth Street has made assumptions and judgments that it believes to be conservative so as to result in the payments having an estimated

Section 280G value at the high end of the range of values reasonably determinable under the golden parachute rules based on information available as of the date of this proxy statement/prospectus. It is important to note that the actual Section 280G valuation of the payments under the golden parachute rules may turn out to be higher or lower than the estimates provided below. As a result, the 280G proposal, if approved, will be in respect of the excess amounts as finally determined, rather than the estimated amounts described below.
Effect of Shareholder Vote
Each of the disqualified individuals have executed an irrevocable waiver that provides that if the Fourth Street shareholders do not approve the 280G proposal, each disqualified individual forfeits his or her right to receive and/or retain his or her excess amounts, as applicable, in accordance with the terms of the disqualified individual’s waiver. If the Fourth Street shareholders approve the 280G proposal, each disqualified individual will be entitled to retain and/or receive the entire amount of his or her payments (including any excess amounts). Each waiver will be void in the event the merger proposal is not approved by the shareholders or the merger agreement is terminated pursuant to its terms.
The vote to approve the 280G proposal is entirely separate from, and not contingent or otherwise conditioned on, the vote to approve the merger proposal, and, while they may do so, shareholders that approve the merger proposal are not required to approve the 280G proposal. The ineligible shareholders (the seven disqualified individuals and shareholders whose holdings would be attributed to such individuals) held [•] shares of Fourth Street common stock as of the date of this proxy statement/prospectus. These shares will not count in the voting with respect to the 280G proposal and will be disregarded in both the numerator and denominator in determining whether more than 75% of shares are voted in favor of the 280G proposal.
For purposes of the shareholder approval rules discussed above, any Fourth Street shareholder that is an entity shareholder may exercise its vote through any person authorized by such entity shareholder to approve the payment. But if the individual authorized to vote the entity shareholder’s shares is a disqualified individual, the entity must designate someone who is not a disqualified individual to vote the shares. Moreover, if a substantial portion of the assets of an entity shareholder consists (directly or indirectly) of the stock of Fourth Street (i.e., the fair market value of the Fourth Street common stock equals or exceeds 1/3 of the total gross fair market value of all of the assets of the entity shareholder) and the value of such stock is greater than 1% of the total value of the outstanding common stock of Fourth Street, the payments must be approved by separate vote of the persons who, immediately before the change in control, own more than 75% of the voting power of the entity shareholder in accordance with the normal voting rules of such entity shareholder.
Description of the Payments
Stock Option Acceleration
Each of the disqualified individuals hold outstanding options to purchase shares of Fourth Street common stock. The vesting of the options will be accelerated prior to the effective time of the merger, and the options will be terminated in exchange for an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Fourth Street common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the average of the volume weighted average price of Seacoast common stock during the ten trading days ending on the trading day prior to the determination date multiplied by the exchange ratio, as finally determined as of the effective time, over the exercise price per share of the Fourth Street equity award. Because the vesting of the options will occur in connection with the merger, a portion of the value could be treated as a parachute payment for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the stock option acceleration. Because the potential parachute payment value can only be determined at the time of the closing of the merger, the actual parachute payment value attributable to the stock option acceleration cannot be determined at this time. The table below lists the total estimated Section 280G value that could be attributable to the stock option acceleration, which value is calculated

assuming that the closing of the merger had occurred on June 30, 2020, and based upon the $             closing sales price of the shares of Seacoast common stock on that date.
Disqualified Individual	Estimated Total Section 280G Value of the Stock Option Acceleration
Frederick Bickley	$
Kern Davis	$
William McQueen	$
Christopher Moench	$
Christian Ruppel	$
John Savage	$
Richard Wilkes	$
Requested Shareholder Approval
The total estimated Section 280G value of the payments, the safe harbor amount, and the estimated value of the excess amounts that shareholders are being asked to approve for the disqualified individuals are set forth in the following table:
Disqualified Individual	Estimated Total Section 280G Value of the Payments	Safe Harbor Amount	Estimated Value of the Excess Amounts Submitted for Shareholder Approval under the 280G Proposal
Frederick Bickley	$	$15,269	$
Kern Davis	$	$7,559	$
William McQueen	$	$8,729	$
Christopher Moench	$	$11,819	$
Christian Ruppel	$	$4,769	$
John Savage	$	$10,950	$
Richard Wilkes	$	$9,119	$
If the Fourth Street shareholders approve the 280G proposal as required under the golden parachute rules, each disqualified individual will retain his or her right to receive the full amount of his or her payments under the terms and conditions described above, and neither the payor nor the disqualified individual will be subject to the adverse tax consequences described above. If the Fourth Street shareholders do not approve the 280G proposal as required under the golden parachute rules, then the excess amounts will not be paid to or retained by the disqualified individuals.
In order to approve the 280G proposal, the holders of more than 75% of the outstanding shares of Fourth Street common stock (excluding shares held by ineligible shareholders) must vote in favor of the proposal.
THE FOURTH STREET BOARD OF DIRECTORS RECOMMENDS THAT FOURTH STREET SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 280G PROPOSAL.

PROPOSAL 3: ADJOURNMENT OF THE FOURTH STREET SPECIAL MEETING
Fourth Street shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the Fourth Street special meeting could be adjourned to any date. If the Fourth Street special meeting is adjourned, Fourth Street shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Fourth Street common stock will be voted in favor of the adjournment proposal.
The adjournment proposal will be approved if the votes of Fourth Street common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
THE FOURTH STREET BOARD OF DIRECTORS RECOMMENDS THAT FOURTH STREET SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger and the Bank Merger
The boards of directors of Seacoast and Fourth Street have each unanimously approved and adopted the merger agreement, which provides for the merger of Fourth Street with and into Seacoast, with Seacoast as the surviving company in the Merger.
The merger agreement also provides that immediately after the effective time of the merger, Freedom Bank, a wholly-owned subsidiary of Fourth Street, will merge with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of Fourth Street common stock outstanding immediately prior to the effective time of the merger (excluding shares held by Fourth Street, SNB, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger.
All shares of Seacoast common stock received by Fourth Street shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
Seacoast and Fourth Street will use their reasonable best efforts to cause the closing to occur on a mutually agreeable date after the satisfaction or waiver of all closing conditions (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction and waiver thereof) when the effective time is to occur. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.
We currently expect that the merger will be completed in the third quarter of 2020 subject to the approval of the merger agreement by Fourth Street shareholders and certain bank regulators and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Fourth Street will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Merger Consideration
Under the terms of the merger agreement, each share of Fourth Street common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Fourth Street, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) will be converted into the right to receive 0.1275 of a share of Seacoast common stock, which we refer to as the “exchange ratio” or the “merger consideration.” In the event that Fourth Street’s consolidated tangible shareholders’ equity is less than $25.25 million, Seacoast may adjust the merger consideration downward by an amount that equals the difference between $25.25 million and Fourth Street’s consolidated tangible shareholders’ equity.
No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make to each Fourth Street shareholder who would otherwise receive a fractional share of Seacoast common stock a cash payment (rounded to the nearest whole cent), without interest, equal to: (i) the fractional share amount multiplied by (ii) the average closing price per share of Seacoast common stock on the NASDAQ for the ten consecutive trading day period ending on the trading day immediately prior to the determination date less (iii) applicable withholding taxes. No such holder of fractional shares will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.
A Fourth Street shareholder also has the right to obtain the fair value of his or her shares of Fourth Street common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Fourth Street common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” Dissenting shares shall not be entitled to receive the applicable merger consideration unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the merger under the FBCA. See “The Merger — Appraisal Rights for Fourth Street Shareholders.”
If Seacoast or Fourth Street change the number of shares of Seacoast common stock or Fourth Street common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or Fourth Street common stock, then the merger consideration shall be appropriately and proportionately adjusted.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $        on            , 2020, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of Fourth Street common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $        per share.
The value of the shares of Seacoast common stock to be issued to Fourth Street shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.”
Treatment of Fourth Street Equity Awards
The merger agreement requires Fourth Street to take all actions necessary to cause each Fourth Street equity award issued and outstanding immediately prior to the effective time to be terminated in exchange for an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Fourth Street common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the average of the volume weighted average price of Seacoast common stock during the ten trading days ending on the trading day prior to the determination date multiplied by the exchange ratio, over the exercise price per share of the Fourth Street equity award.
Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company.
As promptly as practicable after the effective time of the merger (but not more than five business days after the closing date), the exchange agent will send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Fourth Street common stock (including holders of the Fourth Street equity awards who received Fourth Street common stock in accordance with the exercise of such equity awards prior to the effective time, but other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Fourth Street common stock in exchange for merger consideration.
After the effective time of the merger, when a Fourth Street shareholder delivers a properly executed letter of transmittal and his, her or its certificates representing shares of Fourth Street common stock, the holder of shares of Fourth Street common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, (i) the number of shares of Seacoast common stock that such holder is entitled to receive as a result of the merger and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Fourth Street common stock. The shares of Seacoast common stock issued in accordance with the merger agreement upon conversion of the shares of Fourth Street common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Fourth Street common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment or issuance pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Seacoast that such tax has been paid or is not required to be paid. The shares of Seacoast common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Organizational Documents of Surviving Holding Company and Surviving Bank; Directors and Officers
The organizational documents of Seacoast in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving company after the effective time of the merger, and the directors and officers of Seacoast immediately prior to the effective time of the merger shall continue as the directors and officers of Seacoast following the effective time of the merger.
In addition, the organizational documents of SNB in effect immediately prior to the effective time of the bank merger shall be the organizational documents of the surviving bank after the effective time of the bank merger. The directors and officers of SNB immediately prior to the effective time of the bank merger shall continue as the directors and officers of the surviving bank following the effective time of the bank merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Fourth Street has agreed to certain restrictions on its activities until the effective time of the merger. In general, Fourth Street has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
•
conduct its business in the ordinary course consistent with past practice;

•
use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and

•
maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed.

Both Seacoast and Fourth Street have agreed to take no action that would adversely affect or delay (i) the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement, (ii) the performance of their respective covenants and agreements or (iii) the consummation of the transactions contemplated by the merger agreement.
Fourth Street has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:
•
amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

•
adjust, split, combine, subdivide or reclassify any capital stock;

•
make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

•
grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

•
issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of Fourth Street Equity Awards outstanding as of the date of the merger agreement;

•
make any change in any instrument or contract governing the terms of any of its securities;

•
make any investment in any other person, other than in the ordinary course of business;

•
charge off or sell (except in the ordinary course of business consistent with past practices or as required by GAAP) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

•
terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•
enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;

•
lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

•
mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

•
sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);

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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any Fourth Street stock plan, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;
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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;

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file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

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enter into any closing agreement as described in Section 7121 of the Internal Revenue Code or surrender any claim for a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities, other than in the ordinary course of business and consistent with past practices;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

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take any action or fail to take any action that will cause Fourth Street’s consolidated tangible shareholders’ equity to be less than $25.25 million at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that Freedom Bank may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Company Shareholder Approval
Fourth Street has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the merger agreement by the holders of at least a majority of the outstanding shares of Fourth Street common stock and such other matters as the Fourth Street board of directors may direct.

Regulatory Matters
This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.
Each of Seacoast and Fourth Street has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and Fourth Street has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and Fourth Street have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and Fourth Street will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and Fourth Street have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and Fourth Street has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.
In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including Fourth Street.
NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of Fourth Street common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Fourth Street on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with Fourth Street for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.
With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Fourth Street benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.
If, within 6 months after the effective time of the merger, any covered employee (other than those who receive certain payments or retention benefits pursuant to agreements with Fourth Street) is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal to its severance policies.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of Fourth Street against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Fourth Street or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Fourth Street and the FBCA. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of Fourth Street as provided in its organizational documents shall survive the merger and continue in full force and effect and shall be honored by Seacoast.
For a period of no less than six years after the effective time of the merger, Seacoast will provide director’s and officer’s liability insurance that serves to reimburse the officers and directors of Fourth Street at or prior to the effective time of the merger with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Fourth Street provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such Fourth Street policy. In no event shall Seacoast be required to expend for the tail insurance aggregate premiums in excess of $25,000 for such insurance.
Third Party Proposals
Fourth Street has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to: initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Fourth Street or its subsidiaries, (ii) tender or exchange offer, that if consummated, would result in any third-party owning 25% or more of any class of equity or voting securities of Fourth Street or Freedom Bank, (iii) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Fourth Street and its subsidiaries or 25% or more of any class of equity or voting securities of Fourth Street or Freedom Bank, or (iv) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement (items (i)-(iv) collectively referred to as an “acquisition proposal”).
However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Fourth Street shareholders, if Fourth Street receives an unsolicited acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Fourth Street board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then Fourth Street may furnish non-public information or data to the third party making the acquisition proposal and participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the Fourth Street board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would constitute, or would reasonably be likely to result in, a breach of its fiduciary obligations to the Fourth Street shareholders under applicable law and if Fourth Street enters into a confidentiality agreement with such third party. Fourth Street must promptly advise Seacoast within two (2) business days following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations on a current basis.
A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Fourth Street common stock on terms that the Fourth Street board of directors concludes in good faith to be more favorable to the shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.
The merger agreement generally prohibits Fourth Street’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the Fourth Street board of directors set forth in this proxy statement/prospectus that the Fourth Street shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the Fourth Street shareholders, however, the Fourth Street board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the Fourth Street board of directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor) constitutes a superior proposal and if the board concludes that the failure to accept such superior proposal would result in a violation of its fiduciary obligations to shareholders then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The Fourth Street board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Fourth Street has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the Fourth Street board of directors determines in good faith (after consultation with counsel and its financial advisors) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) Fourth Street has given Seacoast at least 4 business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, Fourth Street has negotiated in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, Fourth Street shall be required to deliver a new notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the Fourth Street board of directors makes a change in recommendation, or if Fourth Street terminates the merger agreement to enter into an agreement with respect to a superior proposal, Fourth Street could be required to pay Seacoast a termination fee of $2,900,000 in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”
Approval of 280G Payments
In the event that the execution of the merger agreement and the consummation of the transactions contemplated thereby would entitle any person who is a “disqualified individual” to a “parachute payment”

(as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the Fourth Street shareholders, then Fourth Street has agreed to take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote in a manner that satisfies the stockholder approval requirements for exemption under Section 280G of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits.
Systems Integration; Operating Functions
From and after the date of the merger agreement, Fourth Street shall and shall cause its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to their business) to cause Freedom Bank’s data processing consultants and software providers to, cooperate and assist Fourth Street and Seacoast in connection with an electronic and systems conversion of all applicable data of Fourth Street and Freedom Bank to the Seacoast systems, including the training of Fourth Street and Freedom Bank employees during normal banking hours. Additionally, Fourth Street shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. Fourth Street shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. Fourth Street shall provide office space and support services in connection with the foregoing, and senior officers of Fourth Street and Seacoast shall meet from time to time as Fourth Street or Seacoast my reasonably request, to review the financial and operational affairs of Fourth Street and its subsidiaries, and Fourth Street shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of Fourth Street or Freedom Bank prior to the effective time of the merger and Fourth Street and Freedom Bank shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and Fourth Street relating to their respective businesses. The representations and warranties of each of Seacoast and Fourth Street have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and Fourth Street to each other primarily relate to:
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corporate organization, existence, power and standing;

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capitalization;

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ownership of subsidiaries;

•
corporate authorization to enter into the merger agreement and to consummate the merger;

•
absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•
regulatory approvals required in connection with the merger;

•
reports filed with governmental entities, including, in the case of Seacoast, the SEC;

•
financial statements;

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compliance with laws and the absence of regulatory agreements;

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus;

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fees paid to financial advisors;

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litigation; and

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Community Reinvestment Act compliance.

Fourth Street has also made representations and warranties to Seacoast with respect to:
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absence of a material adverse effect on Fourth Street since January 1, 2019;

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tax matters;

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the inapplicability to the merger of state takeover laws;

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employee benefit plans and labor matters;

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material contracts;

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environmental matters;

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intellectual property;

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real and personal property;

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loan and investment portfolios;

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adequacy of allowances for losses;

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maintenance of insurance policies;

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loans to executive officers and directors;

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privacy of customer information;

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technology systems;

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transactions with affiliates;

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corporate documents; and

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fairness opinion.

Additionally, Seacoast has also made a representation and warranty to Fourth Street with respect to the legality of Seacoast common stock to be issued in connection with the merger.
Certain of the representations and warranties of Fourth Street and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Fourth Street and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger, the bank merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) the impact of actions and omissions of a party (or its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; (B) changes in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies; (C) changes in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies; and (D) changes in general economic or market conditions in the United States or any state or territory, in each case generally affecting banks and their holding companies, except, with respect to (B), (C) and (D), if the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and Fourth Street to complete the merger are subject to the satisfaction of the following conditions:
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the approval of the merger agreement by Fourth Street shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger and the bank merger, including Fourth Street and Freedom Bank;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, and no order suspending such effectiveness having been issued;

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the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•
the performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•
the receipt by each party of corporate authorizations and other certificates from the other party;

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party; and

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receipt by each party of an opinion of its counsel or accounting advisor to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to Fourth Street’s material contracts;

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Fourth Street’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $25.25 million and Freedom Bank’s general allowance for loan and lease losses shall be an amount not less than 1.12% of total loans and leases outstanding;

•
all outstanding Fourth Street Equity Awards shall have been terminated and cashed out and Fourth Street’s stock plans shall have been terminated;

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the completion of certain items set forth on the Seacoast disclosure schedule;

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to the extent required, the receipt of shareholder approval for exemption under Section 280G of the Internal Revenue Code for certain payments and benefits payable to certain disqualified persons so that no payment or benefit received by such person will be deemed a parachute payment;

•
the receipt of executed claims letters and restrictive covenant agreements from certain executive officers and/or directors of Fourth Street; and

•
the receipt of a FIRPTA certificate stating that each of Fourth Street and Freedom Bank is not and has not been a United Sates real property holding corporation.

Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Fourth Street shareholders, as follows:
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by mutual consent of the board of directors of Fourth Street and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Fourth Street, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party; or

•
by the board of directors of either Seacoast or Fourth Street, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

•
by the board of directors of either Seacoast or Fourth Street, if the Fourth Street shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

•
by the board of directors of either Seacoast or Fourth Street, if the merger has not been completed by August 31, 2020, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if (i) the Fourth Street board of directors withdraws, qualifies or modifies their recommendation that the Fourth Street shareholders approve the merger agreement in a manner adverse to Seacoast, or resolves to do any of the foregoing, (ii) Fourth Street fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Fourth Street’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•
by the board of directors of Fourth Street, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Fourth Street has not materially breached any such provisions); or

•
by the board of directors of Seacoast, if holders of more than 5% in the aggregate of Fourth Street common stock have voted such shares against the merger agreement or the merger at the Fourth Street special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA; or

•
by the board of directors of Fourth Street during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period; or (ii) the date on which the Fourth Street shareholder approval is obtained), if and only if the (a) buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock during the ten (10) consecutive full trading days ending on the trading day prior to the determination date) by $29.39) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient; provided, however, that prior to the foregoing termination by Fourth Street, SNB has the right to elect to increase the merger consideration by a formula-based amount and, if it elects to do so, the merger agreement will not be terminated as a result of this provision.

Termination Fee
Fourth Street will owe Seacoast a $2,900,000 termination fee if:
•
(i) either party terminates the merger agreement in the event that approval by the shareholders of Fourth Street is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Fourth Street or Freedom Bank; (b) because Fourth Street has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Fourth Street has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Fourth Street shareholders; and

•
(i) Fourth Street receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (ii) within 12 months of the termination of the merger agreement, Fourth Street either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

•
Seacoast terminates the merger agreement as a result of the board of directors of Fourth Street recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•
Fourth Street terminates the merger agreement because the board of directors of Fourth Street has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Fourth Street or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge Fourth Street from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.
Waiver; Amendment
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before or after approval of the matters presented in connection with the merger by Fourth Street, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Fourth Street shareholders, there may not be, without further approval of the Fourth Street shareholders, any amendment of the merger agreement that requires the approval of Fourth Street shareholders.
At any time prior to the effective time of the merger, the parties may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party by a duly authorized officer of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.
Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast and Fourth Street are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of Fourth Street common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock and cash. As a result, the rights of former shareholders of Fourth Street who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Fourth Street shareholders and Seacoast shareholders. The following summary does not include a complete description of all differences between the rights of Fourth Street shareholders and Seacoast shareholders, nor does it include a complete discussion of the respective rights of Fourth Street shareholders and Seacoast shareholders.
The following summary is qualified in its entirety by reference to the FBCA, Seacoast’s articles of incorporation and bylaws, and Fourth Street’s articles of incorporation and bylaws. Seacoast and Fourth Street urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, and Fourth Street’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of Fourth Street shareholders. Fourth Street will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on February 27, 2020 and are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page of this proxy statement/prospectus.
	Fourth Street	SEACOAST
Capital Stock	Holders of Fourth Street capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Fourth Street’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Fourth Street’s authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.
Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).

Outstanding	As of June 1, 2020, there were 11,219,850 shares of Fourth Street common stock outstanding and no shares of Fourth Street preferred stock outstanding.	As of May 31, 2020, there were 52,994,817 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Holders of Fourth Street common stock are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

	Fourth Street	SEACOAST
Dividends
Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.
Number of Directors
Fourth Street’s bylaws provide that the number of directors serving on the Fourth Street board of directors shall be such number as determined from time to time by a resolution of a majority of the full board of directors. The number of directors may be increased or decreased from time to time by action of the Board of Directors, but no decrease shall have the effect of shortening the terms of any incumbent director. Fourth Street directors are elected on an annual basis and serve until the next annual meeting of the Fourth Street shareholders and until their respective successors are duly elected and qualified. There are currently 14 directors serving on the Fourth Street board of directors.

Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by a vote of 66 2/3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each

	Fourth Street	SEACOAST

class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors
Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. Fourth Street’s articles of incorporation do not otherwise provide for the vote required to elect directors.

Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.

Removal of Directors
Fourth Street’s bylaws provide that directors may be removed with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.

Vacancies on the Board of Directors
Fourth Street’s bylaws provide that in the event of any vacancy on the board of directors, including any vacancy created by a failure to qualify or by any increase in the number of directors authorized, the board of directors may, but shall not be required

Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by

	Fourth Street	SEACOAST

to, fill such vacancy by the affirmative vote of a majority of the remaining directors, though less than the quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in office.
the affirmative vote of not less than 66 2/3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.
Action by Written Consent
Fourth Street’s bylaws provide that any action of the board of directors or of any committee thereof, which is required or permitted to be taken at a meeting, may be taken without a meeting if consent in writing, setting forth the action to be taken, and signed by all members of the board of directors or of the committee, as the case may be, is filed in the minutes of the proceedings of the board of directors or such committee. Action shall be effective when the last director signs the consent, unless the consent specifies a different effective date. The consent signed shall have the effect of a meeting vote and may be described as such in any document.

Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.

Fourth Street’s bylaws also provide that any action required or permitted to be taken at an annual meeting or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents executed by the requisite percentage of Fourth Street shareholders in order to be effective.

Advance Notice requirements for Shareholder Nominations and Other Proposals	None.
Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the

	Fourth Street	SEACOAST

date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be mailed to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Amendments to Charter
Fourth Street’s articles of incorporation may be amended in accordance with the FBCA.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).

Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2∕3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

Amendments to Bylaws	Fourth Street’s bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors.
Seacoast’s bylaws may be amended by a vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2∕3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

	Fourth Street	SEACOAST
Special Meeting of Shareholders
Fourth Street’s bylaws provide that special meetings of shareholders of Fourth Street may be called by the chairman of the board or the president of Fourth Street and shall be called by the president or the chairman, or pursuant to a resolution adopted by shareholders holding at least one-half of the outstanding shares of Fourth Street. Shareholder’s must sign, date, and deliver to Fourth Street’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman, Chief Executive Officer, the President or by the board of directors, and shall be called by the Chief Executive Officer at the request of the holders of shares representing not less than 50% of all votes entitled to be cast by all shares of Seacoast common stock outstanding.

Quorum
Except as otherwise provided in Fourth Street’s bylaws or articles of incorporation, a majority of the outstanding shares of Fourth Street entitled to vote shall constitute a quorum at a meeting of shareholders.
A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy
At any meeting of shareholders, a shareholder may be represented by a proxy appointed by an instrument executed in writing by the shareholder, or by his duly authorized attorney-in fact; but no proxy shall be valid after eleven months from its date, unless the instrument appointing the proxy provides for a longer period.
Under the FBCA, a proxy is valid for 11 months unless a longer period in expressly provided in the appointment form.
Preemptive Rights	Fourth Street’s shareholders do not have preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement
Two or more shareholders may provide for the manner in which they will vote their shares by signing an agreement for that purpose.
When a shareholder’s agreement is signed, the shareholders parties thereto shall deliver copies of the agreement to Fourth Street principal office.
Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	Fourth Street’s bylaws provide that Fourth Street shall indemnify its officers, directors, employees, and agents, to the fullest extent authorized by the FBCA.	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.
Certain Business Combination Restrictions	Fourth Street’s articles of incorporation do not contain any provision regarding business combinations between Fourth Street and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	Fourth Street’s articles of incorporation do not contain any provision regarding fundamental business transactions.
Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or

	Fourth Street	SEACOAST
liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision
Fourth Street’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.

Dissenters’ Rights
Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Fourth Street Shareholders” and Appendix C.

Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF FOURTH STREET
General
Fourth Street is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Freedom Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Freedom Bank is a Florida-chartered state nonmember bank, which commenced operations in 2005, as is subject to the supervision and regulation of the Florida Office Financial Regulation and Federal Deposit Insurance Corporation. Freedom Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces. Fourth Street’s executive offices are located in Saint Petersburg, Florida. At March 31, 2020, Fourth Street had total consolidated assets of approximately $341 million, total consolidated deposits of approximately $302 million, total consolidated net loans of approximately $258 million, and total consolidated shareholders’ equity of approximately $27 million. For additional information regarding Fourth Street and Freedom Bank, see the Fourth Street Financial Statements attached as Appendix D to this proxy statement/prospectus.
Freedom Bank’s website is www.freedombank.com. The information on Freedom Bank’s website is not part of this proxy statement/prospectus, and the reference to the Freedom Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, Freedom Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service/relationship approach.
Freedom Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Freedom Bank include: demand deposit interest bearing and noninterest bearing accounts, money market deposit accounts, savings accounts, time deposits, self-service safety boxes, direct deposits, notary services, money orders, cashier’s checks, domestic and international collections, savings bond redemptions, automated teller services (ATM) with membership in the Star and Presto ATM networks, (Visa) debit cards, drive-through tellers, night depository, banking by mail, online banking and online bill payment services. Freedom Bank offers consumer loans, both collateralized and uncollateralized and Home Equity Lines of Credit (HELOC). In addition, Freedom Bank makes secured and unsecured commercial and real estate loans, Small Business Administration (SBA) and United States Department of Agriculture (USDA) government guaranteed loans, and issues financial and stand-by letters of credit.
Freedom Bank’s target market is consumers, professionals, small businesses and commercial real estate investors. The small business customer (typically a commercial entity with sales of $20 million or less) has the opportunity to generate significant revenue for Freedom Bank yet is generally underserved by large bank competitors. These customers generally can afford Freedom Bank more profitability opportunities than the average retail customer.
The revenues of Freedom Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gain on sale of government guaranteed loans, and ATM fees. The principal sources of funds for Freedom Bank’s lending activities are its deposits (primarily commercial deposits), loan repayments, and proceeds from investment securities. The principal expenses of Freedom Bank are the interest paid on deposits, operating and general administrative expenses.
As is the case with banking institutions generally, Freedom Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest.

Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Freedom Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Business of Fourth Street — Competition” for more information.
Banking Services
Commercial Banking.   Freedom Bank focuses its commercial loan originations on small and mid-sized business (generally up to $20 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Freedom Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial and consumer customers.
Retail Banking.   Freedom Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Freedom Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Freedom Bank offers contemporary products and services, such as debit cards, mutual funds and annuities, internet banking and electronic bill payment services. Consumer loan products offered by Freedom Bank include home equity lines of credit, second mortgages, new and used auto loans, including indirect loans through auto dealers, new and used boat loans, overdraft protection, and unsecured personal credit lines.
Government Guaranteed Lending.   Freedom Bank makes SBA and USDA Loans underwritten and structured to provide a source of fee income largely from the process of originating product for sale of the guaranteed portion on the secondary market.
Employees
As of June 1, 2020, Freedom Bank employed 42 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. Freedom Bank considers relations with employees to be good.
Properties
The main office of Freedom Bank is located at 1200 4th Street N, Saint Petersburg, Florida 33701. Freedom Bank also has a branch office located in 9700 Koger Boulevard, Saint Petersburg, Florida 33702. In addition, Freedom Bank owns two properties located contiguous to the main office that are currently zoned residential. One property is located at 421 12th Avenue N and the second one is located at 434 13th Avenue N, both in Saint Petersburg, Florida 33701.
Legal Proceedings
Freedom Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Freedom Bank which, if determined adversely, would have a material adverse effect on Freedom Bank’s financial position, liquidity, or results of operations.
Competition
Freedom Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Freedom Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries.

Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Freedom Bank does not currently provide. In addition, many of Freedom Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Freedom Bank’s operations.
Management
Directors.   The Board of Directors of Fourth Street is comprised of 14 individuals and the Board of Directors of Freedom Bank is comprised of 14 individuals. The directors of Freedom Bank serve until the next annual meeting of shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of Fourth Street and Freedom Bank.
Directors of Fourth Street:
Name	Position Held with Fourth Street	Principal Occupation Or Employment
Neil W. Savage	Chairman of the Board	Retired Banker
Christopher S. Moench	Vice Chair of the Board	Chief Executive Officer
Stephenson Anderson	Director	Business Owner
Frederick L. Bickley	Director	Real Estate Investor
Ronald Campbell	Director	Business Executive
Kern M. Davis, M.D.	Director	Medical Doctor
William B. McQueen	Director	Partner/Attorney
James A. Montgomery	Director	Retired Investment Manager
Christian D. Ruppel	Director	Entrepreneur and Executive
Dennis G. Ruppel	Director	Insurance Company Executive
John W. Savage	Director	Senior Executive
Craig Sher	Director	Business Executive
Cathy P. Swanson	Director and CEO	CEO of Fourth Street and Freedom Bank
Richard D. Wilkes, DVM	Director	Business Owner
Directors of Freedom Bank:
Name	Position Held with Freedom Bank	Principal Occupation Or Employment
Dennis G. Ruppel	Chairman of the Board	Insurance Company Executive
William B. McQueen	Vice Chair of the Board	Partner/Attorney
Stephenson Anderson	Director	Business Owner
Frederick L. Bickley	Director	Real Estate Investor
Ronald Campbell	Director	Business Executive
Kern M. Davis, M.D.	Director	Medical Doctor
James A. Montgomery	Director	Retired Investment Manager
Christian D. Ruppel	Director	Entrepreneur and Executive
John W. Savage	Director	Senior Executive
Neil W. Savage	Director	Retired Banker
Craig Sher	Director	Business Executive
Cathy P. Swanson	Director	CEO of Fourth Street and Freedom Bank
Richard D. Wilkes, DVM	Director	Business Owner

Executive Officers.   The following sets forth information regarding the executive officers of Fourth Street and Freedom Bank. The officers of Fourth Street and Freedom Bank serve at the pleasure of their respective Board of Directors.
Name	Principal Occupation and Business Experience During the Past Five Years
Cathy P. Swanson	CEO of Freedom Bank, and President and CEO of Fourth Street
Susan L. Blackburn	President and COO of Freedom Bank
C. Peter Bardin	CFO of Freedom Bank and CFO and Corporate Secretary of Fourth Street

BENEFICIAL OWNERSHIP OF FOURTH STREET COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FOURTH STREET
Directors and Officers.   The following sets forth the beneficial ownership of Fourth Street’s outstanding shares of Common Stock as of June 1, 2020 by (i) each director and executive officer of Fourth Street and Freedom Bank, (ii) all directors and executive officers of Fourth Street as a group, and (iii) each person or entity who is known by Fourth Street to beneficially own more than 5% of the outstanding shares of Fourth Street common stock.
The percentage of beneficial ownership is calculated in relation to the 11,219,850 outstanding shares of Fourth Street common stock plus exercisable stock options and shares of Fourth Street common stock that could be acquired upon the conversion of Fourth Street’s convertible debt securities. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of June 1, 2020. As otherwise indicated, to Fourth Street’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all share shown as beneficially owned by them.
	Common Stock Beneficially Owned
Name of Beneficial Owner and Address of more that 5% of the shares	Number	Percent
5% or Greater Shareholders
SME Chirldren LP(1) 756 Harbour Isles Court, North Palm Beach, FL 33410	1,061,637	9.07%
Directors and Executive Officers
Stephenson Anderson(2)	121,763	1.08%
Frederick L. Bickley(3)	230,632	2.04%
Ronald J. Campbell	33,000	0.29%
Kern M. Davis, MD(4)	248,000	2.21%
William B. McQueen(5)	254,000	2.25%
Christopher S. Moench(6) 150 Second Avenue North, Suite 1600,n St. Petersburg, FL 33701	1,427,004*	12.05%
James A. Montgomery, Jr.(7)	52,710	0.47%
Christian D. Ruppel(8)	1,036,784	8.87%
Dennis G. Ruppel(9)	892,882	7.66%
John W. Savage(10) 150 Second Avenue North, Suite 1600,n St. Petersburg, FL 33701	1,423,204*	12.02%
Neil W. Savage(11) 150 Second Avenue North, Suite 1600,n St. Petersburg, FL 33701	1,507,404*	12.65%
Craig H. Sher(12)	160,000	1.43%
Cathy P. Swanson(13)	71,747	0.64%
Richard D. Wilkes, DVM(14)	1,105,902	9.47%
C. Peter Bardin(15)	66,040	0.59%
Adam M. Curtis(16)	36,370	0.32%
Susan L. Blackburn(17)	70,081	0.62%
All Directors and Executive Officers as a Group (17 persons)	5,899,515	42.92%

*
Note that 494,616 shares held byKIJOMO, LLLP and 311,416 shares of Directed Capital Resources LLC are included in Mssrs. Moench, J. Savage and N. Savage in the table above but only once in the total.

(1)
Includes 480,000 shares from convertible subordinated debentures.

(2)
Includes 8,000 exercisable stock options and 33,513 shares from convertible subordinated debentures.

(3)
Includes 75,100 shares held by his spouse’s trust, 8,000 exercisable stock options, 36,216 shares from convertible subordinated debentures and 36,216 shares from subordinated debentures held by his spouse.

(4)
Includes 240,000 shares held in the Kern M. Davis Living Trust in which he is the trustee and 8,000 exercisable stock options.

(5)
Includes 168,919 shares held jointly with his spouse, 4,000 exercisable stock options and 81,081 shares from convertible subordinated debentures held jointly with his spouse.

(6)
Includes 494,616 shares held by KIJOMO LLLP in which his spouse is a partner, 311,416 shares held by Directed Capital Resources, LLC of which he is an owner and serves as the CEO, 8,000 exercisable stock options, 396,756 shares from convertible subordinated debentures held by Directed Capital Resources, LLC and 216,216 shares from convertible subordinated debentures held by KIJOMO LLLP.

(7)
Includes 1,550 shares held by his spouse, 4,000 exercisable stock options and 10,810 shares from convertible subordinated debentures.

(8)
Includes 489,744 shares held jointly with his spouse, 75,000 shares held in the Ruppel Family Irrevocable Trust and in which he serves a the trustee, 7,500 shares held in FUTTMA accounts where he serves as custodian, 4,000 exercisable stock options and 460,540 shares from convertible subordinated debentures held jointly with his spouse.

(9)
Includes 75,048 shares held jointly with his spouse, 148,050 shares held in a SEP-IRA, 8,000 exercisable stock options and 434,594 shares from convertible subordinated debentures held jointly with his spouse.

(10)
Includes 494,616 shares held by KIJOMO LLLP in which he is a partner, 311,416 shares held by Directed Capital Resources, LLC of which he is an owner and serves as an executive, 4,000 exercisable stock options, 396,756 from convertible subordinated debentures held by Directed Capital Resources, LLC and 216,216 shares from convertible subordinated debentures held by KIJOMO LLLP.

(11)
Includes 494,616 shares held by KIJOMO LLLP in which he is a partner, 311,416 shares held by Directed Capital Resources, LLC of which he is an owner and affiliate, 88,000 exercisable stock options, 396,756 from convertible subordinated debentures held by Directed Capital Resources, LLC, 216,216 shares from convertible subordinated debentures held by KIJOMO LLLP and 200 shares held by his spouse.

(12)
Includes 160,000 shares held by Backstreets Capital, LLC that he owns.

(13)
Includes 66,222 exercisable stock options and 5,405 shares from convertible subordinated debentures.

(14)
Includes 8,000 exercisable stock options and 456,216 shares from convertible subordinated debentures.

(15)
Includes 25,500 exercisable stock options and 40,540 shares from convertible subordinated debentures owned jointly with his spouse.

(16)
Includes 4,000 exercisable stock options.

(17)
Includes 29,000 exercisable stock options and 41,081 shares from convertible subordinated debentures.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
•
A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•
A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•
A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•
A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2019 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•
Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 7, 2020;

•
The information incorporated by reference into Part III of Seacoast’s Annual Report from Seacoast’s Proxy Statement for 2020 Annual Meeting, filed on April 10, 2020;

•
Current Reports on Form 8-K, filed on January 24, 2020 (solely with respect to the Form 8-K containing Items 5.02 and 8.01), January 29, 2020, March 13, 2020, May 29, 2020 and June 19, 2020; and

•
The description of Seacoast’s common stock contained in Seacoast’s Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Fourth Street shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by             , 2020.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SEACOAST BANKING CORPORATION OF FLORIDA
SEACOAST NATIONAL BANK
FOURTH STREET BANKING COMPANY
AND
FREEDOM BANK
Dated as of January 23, 2020

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Bank Merger Agreement
B	Form of Shareholder Support Agreement
C	Form of Claims Letter
D	Form of Restrictive Covenant Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 23, 2020, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and Freedom Bank, a Florida chartered bank and wholly-owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, the “Company”).
Preamble
WHEREAS, the Boards of Directors of SBC and Fourth Street have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Fourth Street and each of SBC and Fourth Street’s shareholders;
WHEREAS, this Agreement provides for the acquisition of Fourth Street by SBC pursuant to the merger of Fourth Street with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) certain beneficial holders of five percent (5%) or more of the outstanding shares of Fourth Street Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Fourth Street Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Fourth Street shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Fourth Street shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
1.2   Bank Merger.   Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.

1.3   Time and Place of Closing.   Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).
1.4   Effective Time.   Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).
1.5   Conversion of Fourth Street Common Stock.
(a)   At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Fourth Street Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(i) of this Agreement are not satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by an amount that with the Company’s good faith agreement with the calculation equals the difference between the Fourth Street Consolidated Tangible Shareholders’ Equity and the Fourth Street Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(i) herein (an example of such calculation is included on Schedule 1.5(a) of the Seacoast Disclosure Letter). If, instead of adjusting the Merger Consideration, Seacoast elects to not close the transaction and terminate this Agreement in accordance with Article VI hereof, Seacoast agrees that it will also waive any breach of Section 4.2(v) hereof. At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Fourth Street Consolidated Tangible Shareholders’ Equity amount as of the Measurement Date. The consideration which all of Fourth Street shareholders and option holders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b)   At the Effective Time, all shares of Fourth Street Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Fourth Street Common Stock (the “Fourth Street Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c) herein, and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Fourth Street Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Fourth Street Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d)   If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Fourth Street Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (and in each case excluding the conversion of Fourth Street’s Subordinated Debt Securities Due 2026 (the “Debentures”)), then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(e)   Each share of Fourth Street Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Fourth Street Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
1.6   SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.7   Fourth Street Equity Awards.   The Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to cause each Fourth Street Equity Award issued and outstanding immediately prior to the Effective Time to be terminated in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Fourth Street Common Stock subject to such Fourth Street Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the Average Closing Price multiplied by the Exchange Ratio, as finally determined as of the Effective Time, over the exercise price per share of the Fourth Street Equity Award. No Fourth Street Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Fourth Street Equity Awards shall exist following the Effective Time. Prior to the Effective Time, Fourth Street shall take all actions necessary to terminate the Fourth Street Stock Plans as of the Effective Time and to cause the provisions in any other Fourth Street Benefit Plan providing for the issuance, transfer or grant of any capital stock of Fourth Street or any interest in respect of any capital stock of Fourth Street to terminate and be of no further force and effect as of the Effective Time, and Fourth Street shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Fourth Street Equity Award, a person for whom a future grant of a Fourth Street Equity Award had been approved, or a participant in any Fourth Street Stock Plan or other Fourth Street Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or Fourth Street, except as provided in Section 1.7 of this Agreement with respect to the Fourth Street Common Stock which such person received or became entitled to receive in accordance with the exercise of such Fourth Street Equity Award prior to the Effective Time.
1.8   Organizational Documents of Surviving Corporation; Directors and Officers.
(a)   The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.
(b)   The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.9   Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger and the Bank Merger, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC (“Interim”), which interim corporation may merge with and into Fourth Street, provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Fourth Street Common Stock are entitled to receive under this Agreement, (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to Fourth Street shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) require submission to or approval of Fourth Street’s shareholders after this Agreement has been approved by Fourth Street’s shareholders. SBC may exercise this right of revision by giving written notice to Fourth Street in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.
ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Procedures.
(a)   Delivery of Transmittal Materials.   Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.2. As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Fourth Street Common Stock, including holders of the Fourth Street Equity Awards who received Fourth Street Common Stock in accordance with the exercise of such Fourth Street Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Fourth Street Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Fourth Street Certificates shall pass, only upon proper delivery of such Fourth Street Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b)   Delivery of Merger Consideration.   After the Effective Time, following the surrender of a Fourth Street Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Fourth Street Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Fourth Street Common Stock represented by its Fourth Street Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Fourth Street Certificate so surrendered is registered, it shall be a condition to such payment that such Fourth Street Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Fourth Street Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.
(c)   Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Fourth Street Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Fourth Street Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d)   Return of Merger Consideration to SBC.   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Fourth Street Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Fourth Street Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Fourth Street Certificate for Merger Consideration

(or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   Lost Fourth Street Certificates.   In the event any Fourth Street Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Fourth Street Common Stock represented by such lost, stolen or destroyed Fourth Street Certificates.
2.2   Rights of Former Fourth Street Shareholders.   On or before the Closing Date, the stock transfer books of Fourth Street shall be closed as to holders of Fourth Street Common Stock and no transfer of Fourth Street Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Fourth Street Certificate (other than the Fourth Street Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Fourth Street Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Fourth Street Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Fourth Street Certificate there shall be delivered to the holder of an SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3   Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1340 of the FBCA with respect to shares of Fourth Street Common Stock owned by such Dissenting Shareholder. Fourth Street shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Fourth Street relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. Fourth Street shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. Any payments made in respect of Dissenting Shares shall be made by SBC as the Surviving Corporation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).
3.2   Standards.
(a)   No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b)   Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

3.3   Representations and Warranties of the Company.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Fourth Street and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:
(a)   Organization, Standing, and Power.   Each Subsidiary of Fourth Street is listed in Section 3.3(a) of the Company Disclosure Letter. Fourth Street and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. Fourth Street and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Fourth Street and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Fourth Street is a bank holding company within the meaning of the BHC Act. The Bank is registered with the Federal Reserve as a Florida non-member bank. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of Fourth Street, threatened.
(b)   Authority; No Breach of Agreement.
(i)   Fourth Street and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to Fourth Street Shareholder Approval and such regulatory approvals as are required by law. Subject to the Fourth Street Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Fourth Street and the Bank enforceable against Fourth Street and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   As of the date hereof, Fourth Street’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of Fourth Street duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of Fourth Street and the holders of Fourth Street Common Stock; (C) subject to Sections 4.5 and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger, to the holders of shares of Fourth Street Common Stock (such recommendations being the “Fourth Street Directors’ Recommendation”); (D) subject to Sections 4.5 and 4.12, directed that this Agreement be submitted to the holders of shares of Fourth Street Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Fourth Street Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger.
(iii)   The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated thereby.

(iv)   Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) except as set forth in Section 3.3(b)(iv)(B) of the Company Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Fourth Street or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Fourth Street or its Subsidiaries or any of their respective material assets.
(v)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by Fourth Street and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(c)   Capital Stock.   Fourth Street’s authorized capital stock consists of (i) 20,000,000 shares of Fourth Street Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 11,219,850 shares are validly issued and outstanding and (ii) 5,000,000 shares of Fourth Street Preferred Stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares are issued or outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Fourth Street Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 616,500 options outstanding for shares of Fourth Street Common Stock granted and vested and unvested in accordance with the Fourth Street Stock Plans and such options represent all of the Rights issued under the Fourth Street Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Fourth Street Common Stock or other equity securities of Fourth Street outstanding and no outstanding Rights relating to Fourth Street Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Fourth Street. All of the outstanding shares of Fourth Street Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Fourth Street Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among Fourth Street and its shareholders or by which Fourth Street is bound with respect to the voting or transfer of Fourth Street Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Fourth Street Common Stock and all Rights to acquire shares of Fourth Street Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of its Subsidiaries are owned by Fourth Street or wholly-owned Subsidiary thereof, free and clear of all Liens. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, neither Fourth Street nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, Fourth Street does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Fourth Street on any matter.

(d)   Financial Statements; Regulatory Reports.
(i)   Fourth Street has delivered or made available (which shall include access to the following by electronic data room) to Seacoast true and complete copies of (A) all monthly reports and financial statements of Fourth Street and its Subsidiaries that were prepared for Fourth Street’s or the Bank’s Board of Directors since December 31, 2017, including Fourth Street Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2018 and 2017, of Fourth Street and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2017 of Fourth Street and its Subsidiaries required to file such reports; and (D) Fourth Street’s Annual Report to Shareholders for the years ended 2017 and 2018 and all subsequent Quarterly Reports to Shareholders.
(ii)   The Fourth Street Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto. The Fourth Street Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows (as set forth in the statements of financial position as of December 31, 2017 and 2018, and to be set forth in the statement of financial position as of December 31, 2019) of Fourth Street and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Fourth Street Financial Statements (the “Fourth Street’s Latest Balance Sheet”), none of Fourth Street or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Fourth Street or the Bank since January 1, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Fourth Street Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Fourth Street and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii)   Each of Fourth Street and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Fourth Street in accordance with GAAP and to maintain accountability for Fourth Street’s consolidated assets;

(C) access to Fourth Street’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Fourth Street’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Fourth Street and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fourth Street or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of Fourth Street and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Fourth Street and its Subsidiaries.
(iv)   Since January 1, 2017, neither Fourth Street nor any Subsidiary nor any current director, officer, nor to Fourth Street’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Fourth Street or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Fourth Street or any Subsidiary or their respective internal accounting controls. No attorney representing Fourth Street or any Subsidiary, whether or not employed by Fourth Street or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Fourth Street or any Subsidiary or any officers, directors, employees or agents of Fourth Street or any of its Subsidiaries to Fourth Street’s Board of Directors or any committee thereof or to any director or officer of Fourth Street. For purposes of the Agreement, Knowledge of Fourth Street shall mean the actual knowledge of the individuals listed in Section 3.3(d)(iv) of the Company Disclosure Letter, after reasonable inquiry.
(v)   Except as set forth in Section 3.3(d)(v) of the Company Disclosure Letter, Fourth Street’s independent public accountants, which have expressed their opinion with respect to the Fourth Street Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Fourth Street within the meaning of Regulation S-X and (C) with respect to Fourth Street, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Fourth Street’s independent public accountants have not resigned (or informed Fourth Street that it intends to resign) or been dismissed as independent public accountants of Fourth Street as a result of or in connection with any disagreements with Fourth Street on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by Fourth Street’s independent public accountants for the Company since January 1, 2017.
(vi)   There is no transaction, arrangement or other relationship between Fourth Street or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Fourth Street Financial Statements. Fourth Street has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Fourth Street’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fourth Street’s internal controls. Since December 31, 2017, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Fourth Street.
(vii)   None of Fourth Street or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Fourth Street Latest Balance Sheet included in Fourth Street’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the Fourth Street Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.3(d)(vii) of the Company Disclosure Letter, none of Fourth Street or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $10,000. Fourth Street has delivered to SBC true and complete Fourth Street Financial Statements as of December 31, 2018 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports.
(viii)   Prior to the Effective Time, Fourth Street shall deliver to Seacoast true and complete copies of (A) all monthly reports and financial statements of Fourth Street and its Subsidiaries that were prepared for Fourth Street or the Bank since December 31, 2018, including the Fourth Street 2018 Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2018, of Fourth Street and its Subsidiaries required to file such reports; and (C) Fourth Street’s Annual Report to Shareholders for the year ended 2018 and all subsequent Quarterly Reports to Shareholders, if any.
(e)   Absence of Certain Changes or Events.   Except as set forth in Section 3.3(e) of the Company Disclosure Letter, since January 1, 2019, (A) Fourth Street and each of its Subsidiaries has conducted its business only in the ordinary course, (B) neither Fourth Street nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fourth Street and its Subsidiaries, taken as a whole, and (D) Fourth Street has not made any new election or change in any existing election made by Fourth Street for federal or state tax purposes.
(f)   Tax Matters.
(i)   All Taxes of Fourth Street and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Fourth Street and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither Fourth Street nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Fourth Street and each of its Subsidiaries has made available to Seacoast true and correct copies of the United States federal, state and local income tax returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2018. No claim has ever been made by a Taxing Authority in a jurisdiction where Fourth Street or any of its Subsidiaries does not file a Tax Return that Fourth Street or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge Fourth Street and each of its Subsidiaries, no basis for such a claim exists.
(ii)   Neither Fourth Street nor each of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. The Company has not received from any Governmental Authority any notice of deficiency or proposed adjustment for any amount of Tax, or any demand for information, formal or informal, for any taxable period. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of the Company for all taxable periods through December 31, 2014.
(iii)   Except as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, the Company is not a party to a tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income tax return or any combined, affiliated or unitary group for any tax purpose (other than the group of which it is currently a member), and the Company does not have any Liability for Taxes under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.
(iv)   The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under applicable Law.
(v)   The Company has not been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Liens for Taxes not yet due and payable.
(vi)   The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Internal Revenue Code or any comparable provision under applicable Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision of Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Internal Revenue Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.
(vii)   The Company has never taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Internal Revenue Code (or any similar provision of state, local or foreign law), or participated in any “reportable transaction” or “listed transaction”, as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of Law, or participated in any transaction substantially similar to a reportable transaction. Except as set forth in Section 3.3(f)(vii) of the Company Disclosure Letter, the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
(viii)   The unpaid Taxes of the Company (A) did not, as of the date of the Fourth Street’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Fourth Street’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Fourth Street Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix)   The Company has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Governmental Authority. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(x)   The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code within the period described in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(g)   Environmental Matters.
(i)   Fourth Street and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by Fourth Street and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “Fourth Street Environmental Reports”).
(ii)   Fourth Street and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except as set forth in the Fourth Street Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of Fourth Street, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii)   There is no Litigation pending or to the Knowledge of Fourth Street, threatened before any Governmental Authority or other forum in which Fourth Street or any of its Subsidiaries or any of their respective Properties or Facilities (to the Knowledge of Fourth Street, including but not limited to Properties and Facilities that secure or secured loans made by Fourth Street or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Fourth Street or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv)   During or prior to the period of (A) Fourth Street’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Fourth Street’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.
(i)   Fourth Street and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.
(ii)   Neither Fourth Street nor any of its Subsidiaries is and has not since December 31, 2015, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Fourth Street or any of its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, should not be obtained on a timely basis.
(iii)   Except as set forth in Section 3.3(h)(iii) of the Company Disclosure Letter, neither Fourth Street nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Fourth Street or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require Fourth Street or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv)   Fourth Street and each of its Subsidiaries are and, at all times since December 31, 2015, have been, in compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v)   Neither Fourth Street nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any supervisory letter from, or since December 31, 2015, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Fourth Street or any of its Subsidiaries been advised in writing or, to the Knowledge of Fourth Street, orally, since December 31, 2015, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi)   There (A) is no written, or to the Knowledge of Fourth Street, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Fourth Street or any of its Subsidiaries, (B) have been no written, or to the Knowledge of Fourth Street, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2015, and (C) is not any pending or, to the Knowledge of Fourth Street, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Fourth Street or any of its Subsidiaries.
(vii)   Neither Fourth Street, the Bank (nor to the Knowledge of Fourth Street any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(viii)   Except as required by the Bank Secrecy Act, to the Knowledge of Fourth Street, no employee of Fourth Street or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Fourth Street or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Fourth Street nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Fourth Street or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Fourth Street or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(ix)   Since December 31, 2015, Fourth Street and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Fourth Street and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Fourth Street and each of its Subsidiaries since December 31, 2015, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental

Authority, have been so filed, and Fourth Street and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.
(x)   The Bank is not authorized to act in any capacity as a corporate fiduciary.
(i)   Labor Relations.
(i)   Neither Fourth Street nor any of its Subsidiaries is the subject of any Litigation asserting that Fourth Street or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Fourth Street or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Fourth Street or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii)   (A) Each individual that renders services to Fourth Street or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) Fourth Street and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Fourth Street and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii)   Neither Fourth Street nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv)   No executive officer of Fourth Street or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Fourth Street or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(j)   Employee Benefit Plans.
(i)   Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii)   Fourth Street has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under any Fourth Street Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Fourth Street Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.
(iii)   All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and neither Fourth Street nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of Fourth Street, no event has occurred that will or could reasonably give rise to a loss of any intended tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Knowledge of Fourth Street, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.
(iv)   Neither Fourth Street nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject Fourth Street or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Fourth Street nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of Fourth Street or any of its Subsidiaries have been made to employees of Fourth Street or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v)   Except as set forth in Section 3.3(j)(v) of the Company Disclosure Letter, Fourth Street, any Subsidiary or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither Fourth Street nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.
(vi)   Neither Fourth Street nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.
(vii)   No Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Fourth Street Plans, contracts, plans, or arrangements. No amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.
(viii)   Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. Neither Fourth Street nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which Fourth Street or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of any Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(ix)   Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, Fourth Street does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.
(x)   All of the Benefit Plans that constitute compensation arrangements involving officers of Fourth Street or the Bank have been approved and administered by Fourth Street’s Board of Directors in accordance with all applicable regulatory requirements.
(k)   Material Contracts.
(i)   Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Fourth Street nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by Fourth Street or any of its Subsidiaries or the guarantee by Fourth Street or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of Fourth Street or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Fourth Street or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Fourth Street or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by Fourth Street or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of Fourth Street or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in Fourth Street or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Fourth Street Board of Directors, (J) any Contract that provides for potential material indemnification payments by Fourth Street or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Fourth Street were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on Fourth Street or any of its Subsidiaries thereto and, to the Knowledge of Fourth Street, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Fourth Street nor any of its Subsidiaries is in Default thereunder; (y) neither Fourth Street nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Fourth Street, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of Fourth Street or any of its Subsidiaries is prepayable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Fourth Street nor any of its Subsidiaries, nor to the Knowledge of Fourth Street, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Fourth Street Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2016, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Fourth Street.
(l)   Legal Proceedings.   Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of Fourth Street, threatened against Fourth Street or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Fourth Street or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Fourth Street or any of its Subsidiaries or would materially impede or delay Fourth Street or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of Fourth Street, threatened, against any officer, director, advisory director or employee of Fourth Street or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Fourth Street or any of its Subsidiaries.

(m)   Intellectual Property.
(i)   Fourth Street owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by Fourth Street or any of its Subsidiaries in their businesses. Fourth Street has not (A) licensed to any Person in source code form any Intellectual Property owned by Fourth Street or (B) entered into any exclusive agreements relating to Intellectual Property owned by Fourth Street.
(ii)   Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Fourth Street or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2016, neither Fourth Street nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n)   Loan and Investment Portfolios.
(i)   All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Fourth Street or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Fourth Street or any of its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of September 30, 2019 and on a monthly basis thereafter, and of the investment portfolios of Fourth Street as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.
(ii)   Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither Fourth Street nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of Fourth Street, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Fourth Street or any Regulatory Authority having jurisdiction over Fourth Street or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Fourth Street or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.
(iii)   Each outstanding Loan (including Loans held for resale to investors) in which Fourth Street or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Fourth Street and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which Fourth Street or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)   Neither Fourth Street nor any Subsidiary is now nor have they ever been since January 1, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Fourth Street Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Fourth Street, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Fourth Street at all times from and after the date of the Fourth Street Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Fourth Street, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Loans to Executive Officers and Directors.   Neither Fourth Street nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Fourth Street or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Fourth Street or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.
(q)   Community Reinvestment Act.   The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Fourth Street, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r)   Privacy of Customer Information.
(i)   Fourth Street and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii)   Fourth Street and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s)   Technology Systems.
(i)   No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Fourth Street and its Subsidiaries prior to the Effective Time.

(ii)   Except as set forth in Section 3.3(s)(ii) of the Company Disclosure Letter, the Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   Fourth Street has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv)   Neither Fourth Street nor any of its Subsidiaries has received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t)   Insurance Policies.   Fourth Street and each of its Subsidiaries maintain in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither Fourth Street nor any of its Subsidiaries is now liable for, nor has Fourth Street nor any such Subsidiary received notice of, any material retroactive premium adjustment. Fourth Street and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither Fourth Street nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Fourth Street and its Subsidiaries, Fourth Street or its Subsidiaries are the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of Fourth Street or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Fourth Street nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u)   Corporate Documents.   Fourth Street has delivered to SBC, with respect to Fourth Street and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Fourth Street and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.
(v)   State Takeover Laws.   Fourth Street has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Fourth Street has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w)   Certain Actions.   Neither Fourth Street nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Fourth Street, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of Fourth Street, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x)   Real and Personal Property.   Fourth Street and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Fourth Street and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property taxes owed or due by Fourth Street or its Subsidiaries. Fourth Street and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Fourth Street and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by Fourth Street or such Subsidiary or, to the Knowledge of Fourth Street, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y)   Brokers and Finders.   Except for Hovde Group, neither Fourth Street nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(z)   Fairness Opinion.   Prior to the execution of this Agreement, Fourth Street has received an executed opinion of Hovde Group to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Fourth Street and a copy of such executed opinion has been or will be promptly delivered by Fourth Street to SBC immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
(aa)   Transactions with Affiliates.   Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between Fourth Street and any of its Subsidiaries, on the one hand, and any (i) officer or director of Fourth Street or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Fourth Street, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Fourth Street, on the other hand, except those of a type available to non-affiliates of Fourth Street generally.
(bb)   Representations Not Misleading.   No representation or warranty by Fourth Street and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
3.4   Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:
(a)   Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (ii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b)   Authority; No Breach of Agreement.
(i)   SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Fourth Street and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   SBC’s Boards of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. SNB’s Board of Directors has, by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of SNB, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.
(iii)   Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c)   Capital Stock.   SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of December 31, 2019, 51,760,617 shares are issued (of which 51,513,733 shares are outstanding and 246,884 shares were held in its treasury) and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of December 31, 2019, there were 213,951 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter or as set forth in its SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances.

(d)   Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)   Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.
(f)   Compliance with Laws.
(i)   SBC and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2016, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii)   Since December 31, 2016, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii)   Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h)   Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j)   Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k)   Brokers and Finders.   Except for Sandler O’Neill & Partners, L.P., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred and Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l)   Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, (a) Fourth Street and the Bank shall (i) conduct their business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (iii) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with Fourth Street’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither Fourth Street nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld or delayed, provided, however, with respect to Section 4.2(i), Section 4.2(s) and Section 4.2(w), if Seacoast shall not have disapproved of Fourth Street’s or the Bank’s request in writing within two (2) Business Days of receipt of such written request from Fourth Street or the Bank, then such request shall be deemed to be approved by Seacoast):
(a)   amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (except to redeem any portion of the Debentures which do not convert to shares of Fourth Street Common Stock prior to the Closing Date) or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of Fourth Street Equity Awards outstanding as of the date of this Agreement and except pursuant to the conversion of the Debentures, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
(d)   (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f)   enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;
(g)   except in the ordinary course of business consistent with past practices (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except as set forth in Section 4.2(g)(iii) of the Company Disclosure Letter, except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k)   other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Fourth Street Stock Plan, except pursuant to Section 1.7, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l)   settle any Litigation, except in the ordinary course of business;
(m)   revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;
(n)   file or amend any Tax Return except in the ordinary course of business; settle or compromise any Liability for Taxes; or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;
(o)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Fourth Street from exercising its rights under Sections 4.5 or 4.12;
(p)   merge or consolidate with any other Person;
(q)   acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r)   enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s)   other than in the ordinary course of business and consistent with past practices, the Bank shall not make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;

(t)   close or relocate any existing branch or facility;
(u)   make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;
(v)   take any action or fail to take any action that will cause Fourth Street’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than the Fourth Street Target Consolidated Tangible Shareholders’ Equity;
(w)   make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $500,000 and which is unsecured, or $1,000,000 and which is secured, shall require the written approval of the chief executive officer, chief financial officer or chief credit officer of SNB, which approval or rejection shall be given at least two (2) Business Days after the loan package is delivered to SNB;
(x)   take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y)   knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
(z)   agree or commit to take any of the actions prohibited by this Section 4.2.
4.3   Litigation.   Each of SBC and Fourth Street shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Fourth Street, as applicable, threatened against SBC, Fourth Street or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Fourth Street or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Fourth Street shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Fourth Street or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4   State Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Fourth Street shall execute and the Parties shall cause to be filed the Articles of Merger with the Secretary of State of the State of Florida.
4.5   Fourth Street Shareholder Approval; Registration Statement and Proxy Statement/Prospectus.
(a)   Fourth Street shall call a shareholders’ meeting (“Fourth Street Meeting”) of the holders of the Fourth Street Common Stock (the “Fourth Street Shareholders”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of (i) obtaining the Fourth Street Shareholder Approval, (ii) obtaining shareholder approval with respect to the items described in Section 5.2(m) herein, and (iii) such other matters as the Board of Directors of Fourth Street or SBC may direct. Fourth Street shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend the Fourth Street Meeting. The Board of Directors of Fourth Street shall make the Fourth Street Directors’ Recommendation to the Fourth Street Shareholders and the Fourth Street Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Fourth Street Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast Fourth Street Directors’ Recommendation if the Board of Directors of Fourth Street concludes in good faith (after consultation with its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Fourth Street Shareholders under applicable Law.

Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Fourth Street Meeting shall be convened and this Agreement shall be submitted to the shareholders of Fourth Street at the Fourth Street Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve Fourth Street of such obligation.
(b)   As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(c)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Fourth Street Shareholders and at the times of the meeting of the Fourth Street Shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6   Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
4.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.
(c)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and the Bank Merger to qualify, and to take no action that would cause the Merger and the Bank Merger to not qualify, for treatment as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

(d)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.
4.8   Applications and Consents.
(a)   The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b)   Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.
(c)   Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9   Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. Fourth Street shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.
4.10   Investigation and Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Fourth Street (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this

Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.
4.11   Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide Fourth Street with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by Fourth Street; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ.
4.12   Acquisition Proposals.
(a)   Fourth Street agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event Fourth Street receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Fourth Street Shareholder Approval, and Fourth Street’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Fourth Street may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Fourth Street concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Fourth Street Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Fourth Street shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Fourth Street will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. Fourth Street shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. Fourth Street agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by Fourth Street.
(b)   Notwithstanding the foregoing, if Fourth Street’s Board of Directors concludes in good faith (and based upon the written advice of outside legal counsel) that an Acquisition Proposal constitutes a Superior Proposal and that failure to accept such Superior Proposal would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Fourth Street Shareholders under applicable Laws, the Fourth Street Board of Directors may at any time prior to the Fourth Street Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Fourth Street Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Fourth Street Board of Directors recommendation for the Fourth Street shareholder approval of this Agreement, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Fourth Street may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Fourth Street shall not have breached this Section 4.12 in any respect and (ii) (A) the

Board of Directors of Fourth Street determines in good faith (after consultation with counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Fourth Street has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Fourth Street has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of the such Superior Proposal, Fourth Street shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Fourth Street shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. Fourth Street will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
4.13   Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Fourth Street and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14   Employee Benefits and Contracts.
(a)   Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Fourth Street and its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with Fourth Street and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b)   With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Fourth Street Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)   Prior to the Effective Time, Fourth Street shall take all actions requested by SBC that may be necessary or appropriate to (i) cause Fourth Street’s 401(k) Plan, one or more the Fourth Street Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Fourth Street Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the termination of Fourth Street’s 401(k) Plan, (iv) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Fourth Street Benefit Plan for such period as may be requested by SBC, or (v) facilitate the merger of any Fourth Street Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d)   Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, Fourth Street) to amend or terminate any Fourth Street Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, Fourth Street) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e)   If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with Fourth Street), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with Fourth Street at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.
4.15   Indemnification.
(a)   From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Fourth Street or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Fourth Street, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of Fourth Street or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b)   Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Fourth Street and the Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of Fourth Street or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c)   Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Fourth Street or the Bank at or before the Effective Time to be covered by Fourth Street’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to such coverage exceed $25,000 for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d)   If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e)   The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16.   Resolution of Certain Matters.   Fourth Street shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Fourth Street has caused each director of Fourth Street and the Bank or officer of the Company or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.
4.18   Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, Fourth Street has caused each director or officer of Fourth Street and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.
4.19.   Systems Integration; Operating Functions.   From and after the date hereof, Fourth Street shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Fourth Street and Seacoast in connection with an electronic and systems conversion of all applicable data of Fourth Street and the Bank to the Seacoast systems, including the training of employees of Fourth Street and the Bank during normal banking hours. Following the date hereof, Fourth Street shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. Fourth Street shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations Fourth Street) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Fourth Street shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB. Without limiting the foregoing, Fourth Street shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers Fourth Street and Seacoast shall meet from time to as Fourth Street or Seacoast may reasonably request, to review the financial and operational affairs of Fourth Street and its Subsidiaries, and Fourth Street shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Fourth Street or the Bank prior to the Effective Time, and (ii) neither Fourth Street nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Fourth Street shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.
4.20   Transfer Taxes.   All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related fees, interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Company shareholders when due. The Company shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
4.21   Litigation and Claims.   Each of Seacoast and Fourth Street shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Seacoast or Fourth Street, as applicable, threatened against Seacoast, Fourth Street or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Seacoast, Fourth Street, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Fourth Street shall give Seacoast the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Fourth Street and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Seacoast’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
4.22   Redemption or Conversion of Fourth Street Subordinated Debentures.
(a)   Fourth Street shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take all actions necessary, appropriate or advisable to either (i) redeem all issued and outstanding subordinated debentures due 2026 of Fourth Street (the “Debentures”), or (ii) facilitate and cause the holders of the Debentures to convert such Debentures into Fourth Street Common Stock, effective as of, and subject to and conditioned upon the occurrence of, the Closing, in accordance with the debentures and such other governing instruments and applicable law.
(b)   In furtherance and not in limitation of the foregoing, prior to and at the Closing, Fourth Street shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take such actions as may be necessary, appropriate or advisable in connection with the redemption or conversion of the Debentures and cooperate and take all such action as may be reasonably requested by Seacoast in connection therewith, including by (i) timely submitting all requests for approval by the applicable Regulatory Authorities and furnishing all information concerning Fourth Street and its Subsidiaries that Seacoast or any applicable Regulatory Authorities may request in connection with the redemption or conversion of the Debentures, (ii) preparing and delivering notices of redemption, in form and substance reasonably satisfactory to Seacoast, in accordance with the Debentures and other governing documents, (iii) if applicable, making sufficient cash available at Closing to effect the redemption of the Debentures, and (iv) executing and delivering all instruments, including any related certificates, opinions or other documentation, reasonably required in connection with the redemption or conversion of the Debentures.
4.23   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Seacoast, directly or indirectly, the right to control or direct the operations of Fourth Street or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Fourth Street, directly or indirectly, the right to control or direct the operations of Seacoast or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seacoast and Fourth Street shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
(a)   Fourth Street Shareholder Approval.   Fourth Street shall have obtained the Fourth Street Shareholder Approval.
(b)   Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Fourth Street and the Bank.
(c)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(d)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)   Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Fourth Street Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2   Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Fourth Street, to such effect.

(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Fourth Street, to such effect.
(c)   Corporate Authorization.   Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d)   Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.
(e)   Limitation on Dissenter’s Rights.   As of the Closing Date, the holders of no more than five percent (5%) of Fourth Street Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their Fourth Street Common Stock as Dissenting Shares.
(f)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Fourth Street or the Bank.
(f)   Tax Opinion.   Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Fourth Street will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, Alston & Bird LLP shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.
(g)   Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C.
(h)   Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.
(i)   Fourth Street Consolidated Tangible Shareholders’ Equity.   Fourth Street’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $25,250,000 and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.12% of total loans and leases outstanding.
(j)   Termination of Fourth Street Equity Awards.   All outstanding Fourth Street Equity Awards shall have been terminated and cashed out as provided in Section 1.7, and Fourth Street’s Board of Directors and shareholders shall have taken all action necessary to terminate the Fourth Street Stock Plans effective prior to the Effective Time. No Fourth Street Equity Awards, whether vested or unvested, or obligations to issue Fourth Street Equity Awards, shall be outstanding as of the Effective Time.
(k)   Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.
(l)   FIRPTA Certificate.   Seacoast shall have received from Fourth Street and the Bank, under penalties of perjury, a certificate stating that each of Fourth Street and the Bank, respectively, is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Seacoast.

(m)      Approval of 280G Payments.   In connection with, and at the time of, the Fourth Street Meeting, the Company shall have taken all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each “disqualified individual” (as defined in Section 280G of the Internal Revenue Code) to receive or retain, as applicable, any payments and benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder) to the extent necessary so that no such payment or benefit received by such disqualified person shall be deemed a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company and the shareholders will be responsible for all liabilities and obligations related to the matters described in this Section 5.2(m), including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 5.2(m), a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding any comments provided by Seacoast thereto.
5.3   Conditions to Obligations of the Company.   The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Fourth Street shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Fourth Street shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(c)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.
(d)   Tax Opinion.   Fourth Street shall have received a written opinion from Hacker, Johnson & Smith PA in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Fourth Street will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, Hacker, Johnson, Smith PA shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.
ARTICLE 6
TERMINATION
6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding Fourth Street Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:
(a)   By mutual consent of the Board of Directors of Fourth Street and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b)   By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c)   By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Fourth Street Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Fourth Street shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d)   By the Board of Directors of either Party in the event that the Merger has not been consummated by August 31, 2020, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e)   By the Board of Directors of SBC in the event that (i) Fourth Street has withdrawn, qualified or modified the Fourth Street Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Fourth Street has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Fourth Street has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f)   By the Board of Directors of Fourth Street in the event that (i) the Board of Directors of Fourth Street has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Fourth Street nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g)   By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Fourth Street Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or
(h)   By the Board of Directors of Fourth Street in the event the Board of Directors of Fourth Street so determines by the entire Board of Directors of Fourth Street, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:
(i)   the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than 0.85; and
(ii)   (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);
subject, however, to the following three (3) sentences. If Fourth Street elects to exercise the termination right pursuant to this Section 6.1(h), Fourth Street shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Fourth Street Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.85, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects within such five (5)-day period, it shall give prompt written notice to Fourth Street of such election and the revised

Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 6.1(h), the following terms shall have the meanings indicated:
“Average Closing Price” means the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.
“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Fourth Street Shareholder Approval is obtained.
“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.
“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.
“Index Price” means the closing price on any given Trading Day of the Index Group.
“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” means $29.39.
If SBC or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the SBC Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 6.1(h).
6.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Fourth Street and its Subsidiaries or 25% or more of any class of equity or voting securities of Fourth Street or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Fourth Street or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Fourth Street or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Fourth Street Stock Plans, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Fourth Street or any Subsidiaries thereof, or under which Fourth Street or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Fourth Street employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated September 11, 2019, by and between Seacoast and Fourth Street.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to Fourth Street as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of Fourth Street as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred (including any stock option cash payments), in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets (the Parties agree that mortgage servicing rights are not an intangible asset), and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by Fourth Street to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Dissenting Shares” shall mean shares of Fourth Street Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the provisions of Section 607.1301 to 607.1340 of the FBCA.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
“Exchange Ratio” shall mean 0.1275.
“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of September 30, 2019, and as of December 31, 2018 and 2017, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2019 and for each of the three years ended December 31, 2016, 2017 and 2018, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2018. Financial Statements will also include balance sheets and income statements delivered by Fourth Street to SBC prior to the Effective Time for each subsequent quarter-end.
“Fourth Street Common Stock” shall mean the $1.00 par value per share common stock of Fourth Street.
“Fourth Street Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Fourth Street Common Stock and shall specifically include any restricted stock awards.
“Fourth Street Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of the Company Common Stock.
“Fourth Street Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Fourth Street Equity Awards have been or may be issued.
“Fourth Street Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $25,250,000.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of Fourth Street and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to Fourth Street’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement.
“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Fourth Street or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Fourth Street and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of Fourth Street in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Fourth Street Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Fourth Street Common Stock on terms that the Board of Directors of Fourth Street concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after consultation with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a result of being a member of an affiliated or combined or unitary group, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated tax return.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Fourth Street and the Bank.
“Termination Fee” shall mean $2,900,000.
“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Debentures	Section 1.5(d)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
Fourth Street Certificates	Section 1.4(b)
Fourth Street Directors’ Recommendation	Section 3.3(b)(ii)
Fourth Street Disclosure Letter	Section 3.1
Fourth Street Latest Balance Sheet	Section 3.3(d)(ii)

Fourth Street Meeting	Section 4.5(a)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Shareholder Support Agreement	Preamble
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
Surviving Bank	Section 1.1
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2   Non-Survival of Representations and Covenants.   Except for Articles 1 and 2, Section 4.15 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
7.3   Expenses.
(a)   Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b)   Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4   Termination Fee.
(a)   In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by Fourth Street or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Fourth Street shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, Fourth Street consummates a transaction or enters into a definitive agreement or letter of intent is entered into by Fourth Street with respect to an Acquisition Proposal, Fourth Street shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.
(b)   In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), Fourth Street shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Fourth Street terminates this Agreement pursuant to Section 6.1(f), Fourth Street shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c)   Fourth Street and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that Fourth Street fails to pay when due any amount payable under this Section 7.4, then (i) Fourth Street shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) Fourth Street shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d)   Assuming Fourth Street and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge Fourth Street and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall Fourth Street be required to pay the Termination Fee on more than one occasion.
7.5   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Parties’ rights under Section 4.15, and (b) if the Effective Time occurs, the right of the holders of Fourth Street Common Stock to receive the Merger Consideration payable pursuant to this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.6   Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Fourth Street Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Fourth Street, unless such required approval is obtained.
7.7   Waivers.
(a)   Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
7.9   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086 Attention: Dennis Hudson
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777 Attention: Randolph A. Moore III
Company:	Fourth Street Banking Company 1200 Fourth Street, North Saint Petersburg, Florida 33701 Attention: Cathy P. Swanson
Copy to Counsel (which shall not constitute notice):	Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Attention: Jack P. Greeley, Esq.

7.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.
7.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.15   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16   Specific Performance.   The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as set forth in Section 7.4(d) of this Agreement, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Further, no Party has any requirement to post a bond or other security before it can obtain specific performance.
7.17.   Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By:
/s/ Dennis S. Hudson, III

Dennis S. Hudson, III
Chief Executive Officer
SEACOAST NATIONAL BANK
By:
/s/ Dennis S. Hudson, III

Dennis S. Hudson, III
Chief Executive Officer
FOURTH STREET BANKING COMPANY
By:
/s/ Cathy P. Swanson

Cathy P. Swanson
Chief Executive Officer
FREEDOM BANK
By:
/s/ Cathy P. Swanson

Cathy P. Swanson
Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
PLAN OF MERGER AND MERGER AGREEMENT
FREEDOM BANK
with and into
SEACOAST NATIONAL BANK
under the charter of
SEACOAST NATIONAL BANK
under the title of
“SEACOAST NATIONAL BANK”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this [•] day of [•], 2020, between Seacoast National Bank (hereinafter referred to as “Seacoast Bank” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Freedom Bank, a Florida-chartered bank, with its main office located at 1200 4th Street North, Saint Petersburg, FL 33701 (hereinafter referred to as “Freedom Bank” and, together with Seacoast Bank, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Seacoast Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Freedom Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act;
WHEREAS, Seacoast Banking Corporation of Florida (“SBCF”), which owns all of the outstanding shares of Seacoast Bank, and Fourth Street Banking Company, which owns all of the outstanding shares of Freedom Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Fourth Street Banking Company with and into SBCF, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);
WHEREAS, SBCF, as the sole shareholder of Seacoast Bank and Fourth Street Banking Company, as the sole shareholder of Freedom Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Freedom Bank with and into Seacoast Bank, with Seacoast Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Freedom Bank shall be merged with and into Seacoast Bank (the “Merger”). Upon consummation of the Merger, Seacoast Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Freedom Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

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SECTION 3
The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of Seacoast Bank and the banking offices of Freedom Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of Seacoast Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Seacoast Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of Seacoast Bank consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.
SECTION 5
All assets of Freedom Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Freedom Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
Seacoast Bank and Freedom Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Seacoast Bank and Freedom Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Freedom Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Freedom Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of common stock of Seacoast Bank (the “Seacoast Bank Common Stock”) shall continue to remain outstanding shares of Seacoast Bank Common Stock, all of which shall continue to be owned by SBCF.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement has been approved by SBCF, which owns all of the outstanding shares of Seacoast Bank Common Stock and by Fourth Street Banking Company, which owns all of the outstanding shares of common stock of Freedom Bank.

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SECTION 11
The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:
(a) The BHC Merger shall have closed and become effective.
(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.
(c) The Merger may be abandoned at the election of Seacoast Bank at any time, whether before or after filings are made for regulatory approval of the Merger.
SECTION 12
Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.
SECTION 13
Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of Seacoast Bank as in effect immediately prior to Effective Time.
SECTION 14
This Agreement shall terminate if and at the time of any termination of the Plan of Merger.
SECTION 15
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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EXHIBIT A
IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.
SEACOAST NATIONAL BANK
By:
       Dennis S. Hudson III
As its: Chief Executive Officer
FREEDOM BANK
By:
       Cathy Swanson
As its: Chief Executive Officer

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EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK
Main Office:
815 Colorado Avenue
Stuart, FL 34994
Freedom Bank Branch Offices Acquired:
[TBD prior to Closing]

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EXHIBIT B
FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2020, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Fourth Street Banking Company, a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Freedom Bank (“Freedom Bank”) that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller or executive officers of Freedom Bank that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of January 23, 2020 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Freedom Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.
Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a)
The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $1.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b)
This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)
Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)
The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)
The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder

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acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
(f)
No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)
The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.
Voting Agreements.   The Shareholder agrees with, and covenants to, Buyer as follows:

(a)
At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)
At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority(each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.
Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:

(a)
Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder

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shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
(b)
The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)
The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.
Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.
Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.
Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all

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reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.
7.
Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.

8.
Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.
Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.

10.
Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.
Miscellaneous.

(a)
Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)
All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

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(c)
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)
This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)
This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g)
If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h)
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i)
No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.

(j)
The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k)
Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

(l)
Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.

[Signatures on following pages]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.
“SELLER”
FOURTH STREET BANKING COMPANY
By:	Name: Cathy Swanson Title: Chief Executive Officer
“BUYER”
SEACOAST BANKING CORPORATION OF FLORIDA
By:	Name: Dennis S. Hudson, III Title: Chief Executive Officer
“SHAREHOLDER”
Name:
Address:
Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):
[Signature Page to the Shareholder Support Agreement]

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EXHIBIT C
FORM OF CLAIMS LETTER
January 23, 2020
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Dennis S. Hudson, III
Gentlemen:
This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of January 23, 2020 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Fourth Street Banking Company, a Florida corporation (“Seller”) and Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, Freedom Bank or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.
Claims.   The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of a Fourth Street Equity Award (collectively, the “Disclosed Claims”).

2.
Releases and Assignment.   Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Freedom Bank, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Closing, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not

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limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, Freedom Bank or any Seller entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.
3.
Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.
Miscellaneous.

(a)
This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)
This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)
This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)
In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)
IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN

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ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f)
This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)
The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)
This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of January 23, 2020.
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name: Dennis S. Hudson, III
Title: Chairman and Chief Executive Officer
[Signature Page to Claims Letter]

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EXHIBIT D
FORM OF RESTRICTIVE COVENANT AGREEMENT
[FORM OF EXECUTIVE OFFICER AGREEMENT]
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of January 23, 2020, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and/or Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Fourth Street and the Bank are parties to that certain Agreement and Plan of Merger, dated as of January 23, 2020, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Fourth Street with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Employee is a shareholder of Fourth Street and/or officer of Fourth Street and/or the Bank;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee owns shares of Fourth Street Common Stock and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.
Certain Definitions.

(a)
“Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)
“Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information,

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commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information.Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)
Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.
Restrictive Covenants.

(a)
Nondisclosure of Confidential Information.   From the Effective Time and for a period of five (5) years thereafter, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.

(b)
Nonrecruitment of Employees.   Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)
Nonsolicitation of Customers.   Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business

A-D-2

Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)
Noncompetition.   Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit an Employee from providing to any entity which engages in Business Activities within the Restricted Area (i) services that the Employee provides as of the date of this Agreement, and (ii) services that the Employee has provided prior to the date of this Agreement as a part of such Employee’s current business. For purposes of this Agreement, the “Restricted Area” shall mean each county in Florida where any of Buyer, SNB or the Bank operates a banking office at the Effective Time. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.

(e)
Enforceability of Covenants.   Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of Fourth Street and/or the Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or

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more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.
Successors.

(a)
This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.

(b)
This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.

4.
Miscellaneous.

(a)
Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)
Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)
Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)
Governing Law.   Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles.

(e)
Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Facsimile Number: (772) 288-6086 Attention: Dennis S. Hudson, III

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To Employee:	To the address set forth under such Employee’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)
Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)
Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)
Counterparts.   This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)
Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:
Dennis S. Hudson, III

Title:
Chairman and Chief Executive Officer

EMPLOYEE:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]
[Executive Officer 2-Year]

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EXHIBIT E
FORM OF RESTRICTIVE COVENANT AGREEMENT
[FORM OF DIRECTOR AGREEMENT]
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of January 23, 2020, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Fourth Street Banking Company, a Florida corporation (“Fourth Street”) and/or Freedom Bank, a Florida state-chartered bank and wholly owned subsidiary of Fourth Street (the “Bank” and collectively with Fourth Street, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Fourth Street and the Bank are parties to that certain Agreement and Plan of Merger, dated as of January 23, 2020, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Fourth Street with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Director is a shareholder and/or director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director owns shares of Fourth Street Common Stock and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.
Certain Definitions.

(a)
“Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)
“Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and

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integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information.Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)
Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.
Restrictive Covenants.

(a)
Nondisclosure of Confidential Information.   From the Effective Time and for a period of five (5) years thereafter, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)
Nonrecruitment of Employees.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)
Nonsolicitation of Customers.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict

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or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)
Noncompetition.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, commercial or consumer mortgage loans, and commercial or consumer lines of credit. For purposes of this Agreement, the “Restricted Area” shall mean each county in Florida where any of Buyer, SNB or the Bank operates a banking office at the Effective Time. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing to any (i) Person engaged in Business Activities, the services and products that the Director or Director’s Affiliated Companies provides as of the date of this Agreement, and (ii) Person the services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business or profession as set forth on Schedule I hereto. Furthermore, nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, (i) less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies, or (ii) any outstanding securities (or increasing such investment) held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such financial institution is disclosed on Schedule II hereto; provided further that in connection with (i) and (ii) above, the Director shall not be an employee, officer, member, manager, consultant or director of any such financial institution.

(e)
Enforceability of Covenants.   Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive

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relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.
Successors.

(a)
This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)
This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.

4.
Miscellaneous.

(a)
Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)
Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)
Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)
Governing Law.   Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles.

(e)
Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

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To Director:
To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)
Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)
Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)
Counterparts.   This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)
Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:	Name: Dennis S. Hudson, III Title: Chairman and Chief Executive Officer
DIRECTOR:
Name: Address:
[Signature Page to Restrictive Covenant Agreement]
[Director 3-Year]

A-E-6

APPENDIX B

Board of Directors
Fourth Street Banking Company
Freedom Bank
January 23, 2020
Page 5 of 8

(x) taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xi) reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xii) performed such other analyses and considered such other factors as we have deemed appropriate.

In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Fourth Street or SBC or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Fourth Street and SBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each Party to the Agreement

Board of Directors
Fourth Street Banking Company
Freedom Bank
January 23, 2020
Page 7 of 8

This opinion was approved by Hovde's fairness opinion committee. This letter is directed solely to the board of directors of Fourth Street and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Fourth Street's Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Fourth Street to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from Fourth Street a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger; the fairness opinion fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the

Board of Directors
Fourth Street Banking Company
Freedom Bank
January 23, 2020
Page 8 of 8

Merger. Fourth Street has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to Fourth Street. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to SBC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from SBC in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, Fourth Street or SBC or their affiliates. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Fourth Street or SBC.

Sincerely,

**HOVDE GROUP, LLC**

Hovde Group, LLC

APPENDIX C
Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions
The following definitions apply to ss. 607.1301-607.1340:
(1)
“Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described in s. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer ‘of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 – 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of director of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or
c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner. Laws 1989, c. 89-154, § 118. Amended by Laws 2003, c. 2003-283, § 21, eff. Oct. 1, 2003; Laws 2005, c. 2005-267, § 2, eff. June 20, 2005; Laws 2019, c. 2019-90, § 161, eff. Jan. 1, 2020.

607.1302. Right of shareholders to appraisal
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h)
An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i)
With regard to a class of shares Prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his or her shares;

2.
Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are no otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (l)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 19331;

2.
Not a covered security; but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding

1 15 U.S.C.A. § 77r(b)(l)(A) or (B).
2 15 U.S.C.A. § 80a -1 et seq.

immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights. Laws 1989, c. 89-154, § 119. Amended by Laws .1994, c. 94-327,§ 5, eff. lune 2, 1994; Laws 1997, c. 97-102, § 31, eff. July 1, 1997; Laws 2003, c. 2003- 283, § 22, eff. Oct. 1, 2003; Laws 2004, c. 2004 378, § 1, eff. June 24, 2004; Laws 2005, — 2005- 267, § 3, eff. Jan. 1, 2006; Laws 2014, c. 2014-209, § 5, eff July 1, 2014; Laws 2019, c. 2019-90, § 162, eff. Jan. 1, 2020.
607.1303. Assertion of rights by nominees and beneficial owners
(1)
A record shareholder may assert appraisal right s as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)
A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner. Added by Laws 2003, c. 2003- 283, § 23, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 163, eff. Jan. 1, 2020.

607.1320. Notice of appraisal rights
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,

(b)
The latest available interim financial statements, including year-to-date through the end of the interim period of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected. Laws 1989, c. 89-154, § 120. Ame11ded by Laws 1993, c. 93- 281, § 35, eff. May 15, 1993; Laws 1997, c. 97-102, § 32, eff. July 1, 1997, Laws 2003, c. 2003- 283, § 24, eff. Oct. 1, 2003; Laws 2019, c. 2019-90, § 164, eff. Jan. 1, 2020.

607.1321. Notice of intent to demand payment
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholders intent to demand payment if the proposed action is effected; and

(b)
Must not tender, or cause or permit to be tendered, any shares of sue class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter. Added by Laws 2003, c. 2003-283, § 25, eff. Oct. .1, 2003. Ame11ded by Laws 2004, c. 2004-378, § 7, eff. July 24, 2004; Laws 2019, c. 2019-90, § 165, eff. Jan. 1, 2020.

607.1322. Appraisal notice and form
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no longer than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301 607.1340. Added by Laws 2003, c. 2003-283, § 26, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 166, eff. Jan. 1, 2020

607.1323. Perfection of rights; right to withdraw
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits-that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares,

deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340. Added by Laws 2003, c. 2003-283, § 27, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 167, eff. Jan . 1, 2020.
607.1324. Shareholder’s acceptance of corporation’s offer
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares. Added by Laws 2003, c, 2003-283, § 28, eff. Oct. 1; 2003. Amended by Laws 2019, c. 2019-90, § 168, eff. Jan. 1, 2020.

607.1326. Procedure if shareholder is dissatisfied with offer
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4. Added by Laws 2003, c. 2003-283, § 29, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 169, eff. Jan. 1, 2020.

607.1330. Court action
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331. Added by Laws 2004, c. 2004-378, § 2, eff. June 24, 2004. Amended by Laws 2019, c. 2019-90, § 170, eff. Jan. 1, 2020.

607.1331. Court costs and counsel fees
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the-shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees. Added by Laws 2003, c. 2003-283, § 30, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-5, § 98, eff. June 29, 2004; Laws 2019, c. 2019-90, § 171, eff. Jan. 1, 2020.

607.1333. Limitation on corporate payment
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his or her notice of intent to assert appraisal rights, which shall in such event-be deemed withdrawn with the consent of the corporation; or

(b)
Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)
The shareholder shall exercise the option under paragraph (l)(a) or paragraph (l)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights. Added by Laws 2003, c. 2003-283, § 32, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 173, eff. Jan. 1, 2020.

607.1340. Other remedies limited
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter;

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832. Added by Laws 2019, c. 2019-90, § 174, eff. Jan. 1, 2020.

APPENDIX D
FOURTH STREET BANKING COMPANY
Audited Financial Statements As of
And
For the Years Ended December 31, 2019 and 2018
And unaudited Financial statements as of
and
for the Three Months Ended March 31, 2020

Independent Auditors’ Report
The Board of Directors and Stockholders
Fourth Street Banking Company
St. Petersburg, Florida:
We have audited the accompanying consolidated financial statements of Fourth Street Banking Company and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As disclosed in Note 21 of the consolidated financial statements, the Company entered into an Agreement and Plan of Merger with Seacoast Banking Corporation of Florida (“Seacoast”) on January 23, 2020. When the merger is consummated, Seacoast will be the surviving entity. Our opinion is not modified with respect to this matter.
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 18, 2020

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share amounts)
	At December 31
	2019	2018
Assets
Cash and due from banks	$3,901	3,567
Interest-bearing deposits	50,728	24,131
Total cash and cash equivalents	54,629	27,698
Securities	10,516	11,204
Loans held for sale	3,976	—
Loans, net of allowance for loan losses of $2,974 and $2,724	262,810	224,506
Federal Home Loan Bank stock, at cost	244	432
Premises and equipment, net	9,476	9,650
Accrued interest receivable	856	721
Deferred tax asset	463	503
Bank-owned life insurance	2,007	1,958
Other assets	1,408	680
Total assets	$346,385	277,352
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	108,026	80,733
Savings, NOW and money-market deposits	123,759	107,004
Time deposits	76,300	51,404
Total deposits	308,085	239,141
Convertible subordinated debentures, net of issuance cost	9,971	9,967
Federal Home Loan Bank advance	—	5,000
Other liabilities	1,596	1,374
Total liabilities	319,652	255,482
Commitments and contingencies (Notes 10, 19 and 21)
Stockholders’ equity:
Preferred stock, $1 par, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par; 20,000,000 shares authorized,11,219,850 and 11,163,480 shares issued and outstanding	11,219	11,163
Additional paid-in capital	14,283	14,229
Retained earnings (accumulated deficit)	1,034	(3,385)
Accumulated other comprehensive income (loss)	197	(140)
Total equity for controlling interest	26,733	21,867
Noncontrolling interest	—	3
Total stockholders’ equity	26,733	21,870
Total liabilities and stockholders’ equity	$346,385	277,352

See Accompanying Notes to Consolidated Financial Statements.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(In thousands)
	Year Ended December 31,
	2019	2018
Interest income:
Loans	$14,113	11,325
Securities	476	427
Other	900	363
Total interest income	15,489	12,115
Interest expense
Deposits	2.938	1753
Borrowings	465	457
Total interest expense	3,403	2,210
Net interest income	12,086	9,905
Provision for loan losses	240	411
Net interest income after provision for loan losses	11,846	9,494
Noninterest income:
Gain on sale of loans	2,649	706
Service charges on deposit accounts	252	235
Income earned on bank-owned life insurance	49	50
Other	397	241
Total noninterest incomexpense:	3,347	1,232
Noninterest expenses:
Salaries and employee benefits	6,427	4,659
Occupancy and equipment	595	567
Data processing	530	504
Professional fees	674	462
Federal Deposit Insurance and state assessments	101	200
Other	1,030	533
Total noninterest expenses	9,357	6,925
Earnings before income taxes	5,836	3,801
Income taxes	1,417	938
Net earnings including noncontrolling interest	4,419	2,863
Loss attributable to noncontrolling interest	—	2
Earnings attributable to Fourth Street Banking Company	$4,419	2,865
See Accompanying Notes to Consolidated Financial Statements.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(In thousands)
	Year Ended December 31,
	2019	2018
Net earnings including noncontrolling interest	$4,419	2,863
Other comprehensive income:
Change in unrealized gain on debt securities available for sale:
Unrealized gain (loss) arising during the year	488	(325)
Reclassification adjustment for realized gains	(37)	—
Net change in unrealized gain (loss)	451	(325)
Deferred income taxes on above change	(114)	82
Total other comprehensive income (loss)	337	(243)
Comprehensive income	$4,756	2,620
See Accompanying Notes to Consolidated Financial Statements.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2019 and 2018
($ in thousands)
	Total Stockholders’ Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit (Retained Earnings)	Accumulated Other Compre- hensive Income (Loss)	Noncontrolling Interest	Total Equity
	Shares	Amount
Balance at December 31, 2017	11,163,480	$11,163	14,199	(6,250)	103	5	19,220
Net earnings	—	—	—	2,865	—	(2)	2,863
Net change in unrealized gain on securities available for sale, net of tax	—	—	—	—	(243)		(243)
Stock compensation expense	—	—	30	—	—	—	30
Balance at December 31, 2018	11,163,480	11,163	14,229	(3,385)	(140)	3	21,870
Net earnings	—	—	—	4,419	—	—	4,419
Dissolution of noncontrolling interest	—	—	—	—	—	(3)	(3)
Net change in unrealized gain on debt securities available for sale, net of tax	—	—	—	—	337	—	337
Issuance of common stock	56,370	56	17	—	—	—	73
Stock compensation expense	—	—	37	—	—	—	37
Balance at December 31, 2019	11,219,850	$11,219	14,283	1,034	197	—	26,733
See Accompanying Notes to Consolidated Financial Statements.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$4,419	2,863
Adjustments to reconcile net earnings including noncontrolling interest to net cash (used in) provided by operating activities:
Depreciation and amortization	327	294
Provision for loan loss	240	411
Deferred income taxes	(74)	(43)
Stock compensation expense	37	30
Income from bank-owned life insurance, net	(49)	(50)
Net amortization of premiums and discounts on securities	46	46
Net amortization of deferred loan fees and costs	(231)	(89)
Origination of loans held for sale	(34,414)	(8,289)
Proceeds from sale of loans held for sale	32,835	8,919
Gain on sale of loans	(2,649)	(706)
Gain on sale of securities	(37)	—
Net increase in accrued interest receivable	(135)	(121)
Net increase in other assets	(728)	(26)
Net increase in other liabilities	222	549
Amortization of long-term debt issuance cost	4	4
Net cash (used in) provided by operating activities	(187)	3,792
Cash flows from investing activities:
Purchase of securities	—	(1,000)
Proceeds from securities	1,000	4
Principal repayments of securities	130	168
Net increase in loans	(38,064)	(27,922)
Purchase of premises and equipment, net	(153)	(1,492)
(Redemption) purchase of Federal Home Loan Bank stock	188	(42)
Net cash used in investing activities	(36,899)	(30,284)
Cash flows from financing activities:
Net increase in deposits	68,944	23,454
Decrease in other borrowings	(5,000)	(540)
Proceeds from issue of stock	73	—
Net cash provided by financing activities	64,017	22,914
Net increase (decrease) in cash and cash equivalents	26,931	(3,578)
Cash and cash equivalents at beginning of year	27,698	31,276
Cash and cash equivalents at end of year	$54,629	27,698
Supplemental disclosure of cash flow information: Cash paid during the year for interest	$2,919	1,736
Noncash transactions:
Accumulated other comprehensive income, net change in unrealized gain on debt securities unrealized gain on debt securities	$337	(243)
Loss attributable to noncontrolling interest	$3	2
See Accompanying Notes to Consolidated Financial Statements.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements
At December 31, 2019 and 2018 and for the Years Then Ended
(1)
Summary of Significant Accounting Policies

Organization.   Fourth Street Banking Company (the “Holding Company”) owns 100% of the outstanding common stock of Freedom Bank (the “Bank”) (collectively the “Company”). The Holding Company’s primary activity is the operation of the Bank. The Bank is a state (Florida)- chartered commercial bank. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its two banking offices located in St. Petersburg, Florida.
On August 23, 2017, the Holding Company organized a Premium Finance Company (“Tall Pine LLC”) with a total initial capital investment of $100,000 of which the Holding Company owned 80% and a noncontrolling interest retained the remaining 20%. The Company was issued a license to operate by the Florida Office of Insurance Regulation. The Company was dissolved in 2019.
Management has evaluated all significant events occurring subsequent to the balance sheet date through February 18, 2020, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the consolidated financial statements.
Basis of Presentation.   The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and Tall Pine LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.
The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles, generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.
Use of Estimates.   In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.
Cash and Cash Equivalents.   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits, all of which have an original maturity of ninety days or less.
Banks are required to maintain cash reserves in the form of vault cash, in an account with the Federal Reserve Bank or with other qualified banks based on the balances of their transaction deposit accounts. At December 31, 2019 and 2018, the Bank was required to maintain reserves of $3,897,000 and $2,680,000, respectively.
Debt Securities.   Debt securities may be classified as either trading, held to maturity or available for sale. Debt securities that are held principally for resale in the near term are considered trading debt securities and recorded at fair value with changes in fair value recorded in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” and are reported at amortized cost. Available-for-sale debt securities consist of securities not classified as trading debt securities nor as held-to-maturity debt securities. Unrealized holding gains and losses on available-for-sale debt securities are excluded from earnings and reported in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale debt securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
Management evaluates debt securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Loans Held for Sale.   Loans held for sale are carried at the lower of book value or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to the consolidated statements of earnings. At December 31, 2019, the Company had loans held for sale of $3,976,000. At December 31, 2018, the Company had no loans held for sale.
Loans.   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.
Loan origination fees are deferred, and certain direct origination costs are capitalized. Both are recognized as an adjustment to the yield of the related loans.
The accrual of interest on loans is discontinued at the time the loan is ninety- days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, with payments being applied to principal until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses.   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is certain. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2019 or 2018.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical experience adjusted for qualitative factors.
The historical loss component of the allowance is determined by evaluating historical losses recognized by portfolio segment over the preceding two years. Historical loss ratios are adjusted for the following qualitative factors: changes in: lending policies and procedures, regional and local economic and business conditions, the nature and volume of the loan portfolio, lending management and staff, volume and severity of past due loans, the quality of loan review, the value of underlying collateral, as well as the existence of credit concentrations and changes in levels of concentration, the effect of external factors such as competition and legal and regulatory requirements, economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral-dependent.
Premises and Equipment.   Land is stated at cost, premises, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset.
Comprehensive Income.   GAAP requires that recognized revenue, expenses, gains and losses be included in earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale debt securities, are reported as a separate component in the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income.
Transfer of Financial Assets.   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.
Income Taxes.   There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term “more-likely-than-not” means a likelihood of more than fifty percent; the terms “examined and upon examination” also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2019, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes interest and penalties on income taxes as a component of income tax expense.
Advertising.   The Company expenses all advertising costs as incurred.
Stock-Based Compensation.   The Company recognizes stock-based compensation in the consolidated statements of earnings on a straight-line basis over the vesting period.
Off-Balance Sheet Instruments.   In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of unused lines of credit, standby letters of credit and loan commitments. Such financial instruments are recorded in the consolidated financial statements when they are funded.
Fair Value Measurements.   Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP has established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1:
Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model- driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3:
Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes the valuation methodologies used for assets measured at fair value:
Debt Securities Available for Sale.   Where quoted prices are available in an active market, debt securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include mortgage-backed securities, Small Business Administration (“SBA”) pools and Collateralized Mortgage Obligations (“CMO”) securities and municipal securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.
Equity Securities.   Equity securities consist of mutual funds. Valued at the daily closing price as reported by the fund. Mutual funds held by the Company are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV) and to transact at the price. The mutual funds held by the Company are deemed to be actively traded.
The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Impaired Loans.   The Company’s impaired loans that are collateral dependent are carried at the lower of the Company’s net recorded investment in the loan or the fair market value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.
Fair Values of Financial Instruments.   The following methods and assumptions were used by the Company in estimating fair values of financial instruments:
Cash and Cash Equivalents.   The carrying amounts of cash and cash equivalents approximate their fair value.
Securities.   The fair value of securities is based on the framework for measuring fair value.
Loans.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for other variable-rate loans and fixed- rate mortgage (e.g. one-to-four family residential), commercial real estate, commercial and consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.
Federal Home Loan Bank Stock.   Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value.
Accrued Interest Receivable.   The carrying amounts of accrued interest approximate their fair values.
Deposits.   The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.
Convertible Subordinated Debentures.   Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of debentures.
Federal Home Loan Bank Advances.   Fair value of the Federal Home Loan Bank advances is estimated using a discounted cash flows calculation that applies interest rates currently being offered on Federal Home Loan Bank advances with similar terms.
Off-Balance Sheet Instruments.   Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
Recent Pronouncements.   In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2020 (as amended) and for interim periods within fiscal years beginning after December 15, 2021 (as amended). The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Early adoption is permitted.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses. The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU will take effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 (as amended). The Company is in the process of determining the effect of the ASU on its consolidated financial statements.
Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
Recent Regulatory Developments
Community Bank Leverage Ratio.   During 2019, the federal banking agencies jointly issued a rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio framework (CBLR framework) for qualifying community banking organizations. A qualifying community banking organization is defined as having less than $10 billion in total consolidated assets, a leverage ratio greater than 9%, off-balance sheet exposures of 25% or less of total consolidated assets, and trading assets and liabilities of 5% or less of total consolidated assets. Banks opting into the CBLR framework will not be required to calculate or report risk- based capital. The final rule became effective on January 1, 2020.
(2)
Securities

Debt securities have been classified according to management’s intent. The carrying amount of securities and their fair values are as follows (in thousands):

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(2)
Securities (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2019:
Debt Securities Available for Sale:
Mortgage-backed securities	$1	—	—	1
SBA pool	405	1	—	406
CMO	256	—	(7)	249
Municipal securities	4,554	66	(7)	4,613
Debt securities available for sale	5,216	67	(14)	5,269
Equity Securities:
Mutual fund	5,036	211	—	5,247
Total securities	$10,252	278	(14)	10,516
At December 31, 2018:
Debt Securities Available for Sale:
Mortgage-backed securities	19	—	—	19
SBA pool	471	—	(7)	464
CMO	301	—	(23)	278
Municipal securities	4,600	17	(42)	4,575
Debt securities available for sale	5,391	17	(72)	5,336
Equity Securities:
Mutual fund	6,000	—	(132)	5,868
Total securities	$11,391	17	(204)	11,204
Securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows (in thousands):
	Less Than Twelve Months		Greater Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2019:
CMO	$—	—	(7)	249
Municipal securities	(7)	889	—	—
	$(7)	889	(7)	249
At December 31, 2018:
SBA pool	—	—	(7)	464
CMO	—	—	(23)	278
Municipal securities	(4)	923	(38)	2,650
Mutual fund	(132)	5,868	—	—
	$(136)	6,791	(68)	3,392

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(2)
Securities (continued)

The unrealized losses at December 31, 2019 and 2018 on two and nine securities, for both years, available for sale were caused by market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and general market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.
Expected maturities of debt securities available for sale will differ from contractual maturities because borrowers have the right to call or repay obligations with or without call or prepayment penalties. The amortized cost and fair value of debt securities available for sale as of December 31, 2019, by contractual maturity, are as follows (in thousands):
	Amortized Cost	Fair Value
Due less than one year	$1,383	1,387
Due after one and before five years	1,674	1,675
Due after five and before ten years	507	510
Due after ten years	1,652	1,697
	$5,216	5,269

(3)
Loans

The loan portfolio segments and classes are as follows (in thousands):
	At December 31,
	2019	2018
Real estate mortgage:
Commercial real estate	$148,350	131,736
Residential real estate	23,012	19,913
Construction, land development and land	12,687	9,258
Total real estate mortgage	184,049	160,907
Commercial	62,921	43,334
Consumer and other	19,982	23,439
Total loans	266,952	227,680
Decrease:
Net deferred loan costs	(279)	(139)
Allowance for loan losses	(2,974)	(2,724)
Discount on loans	(889)	(305)
Loans in process	—	(6)
Loans, net	$262,810	224,506
The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Board. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage.   The real estate mortgage segment is divided into three classes: Commercial real estate, Residential real estate and Construction, land development and land loans.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Loans (continued)

Commercial real estate consists of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are typically larger than residential real estate loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability on commercial real estate loans to a greater extent than residential real estate loans.
Residential Real Estate.   Residential real estate consists of mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties as well as home improvement loans including home equity lines of credit. These loans are collateralized by first or second mortgages on homes or investment residential properties located primarily in the Company’s market area. The Company’s underwriting analysis includes reviewing the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. The risks inherent with these types of loans are economic conditions affecting the borrower’s future employment or loss of job affecting their ability to continue servicing debt repayments as well as declining collateral values.
Construction and Land.   Construction, land development and land loans to borrowers are to finance the construction of owner-occupied properties, properties held for sale and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete. Construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the collateral property. Construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land and land for future development by the borrower. Land development loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring construction progress, and overall market saturations which may affect values negatively during an economic downturn.
Commercial.   Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans are also made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long- term assets. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.
Consumer and Other.   Consumer and other loans are extended for various purposes, including purchases of musical instruments, automobiles, recreational vehicles and boats. The Company also offers lines of credit, personal loans and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit and the secondary source of

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Loans (continued)

repayment. Consumer loans are made at fixed- and variable-interest rates and may be made on terms of up to twenty years. The risks inherent with these types of loans are the borrower’s continuing financial stability, which can be negatively affected by job loss, divorce, illness or personal bankruptcy. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
An analysis of the change in the allowance for loan losses follows (in thousands):
	Real Estate Mortgage	Commercial	Consumer and Other	Unallocated	Total
Year Ended December 31, 2019:
Beginning balance	$1,474	470	172	608	2,724
Provision (credit) for loan losses	267	248	(63)	(211)	241
Charge-offs, net of recoveries	(25)	—	34	—	9
Ending balance	$1,716	718	143	397	2,974
Individually evaluated for impairment:
Recorded investment	$973	—	—	—	973
Balance in allowance for loan losses	$5	—	—	—	5
Collectively evaluated for impairment:
Recorded investment	$183,076	62,921	19,982	—	265,979
Balance in allowance for loan losses	$1,711	718	143	397	2,969
Year Ended December 31, 2018:
Beginning balance	1,229	421	158	485	2,293
Provision (credit) for loan losses	245	49	(6)	123	411
Charge-offs, net of recoveries	—	—	20	—	20
Ending balance	$1,474	470	172	608	2,724
Individually evaluated for impairment:
Recorded investment	$397	—	—	—	397
Balance in allowance for loan losses	$1	—	—	—	1
Collectively evaluated for impairment:
Recorded investment	$160,510	43,334	23,439	—	227,283
Balance in allowance for loan losses	$1,473	470	172	608	2,723

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Loans (continued)

The following summarizes the loan credit quality (in thousands):
	Real Estate Mortgage
	Commercial Real Estate	Residential Real Estate	Construction, Land Development and Land	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade: At December 31, 2019:
Grade:
Pass	$145,471	22,105	12,687	56,877	19,841	256,981
Special mention	248	907	—	4,653	42	5,850
Substandard	2,631	—	—	1,391	99	4,121
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$148,350	23,012	12,687	62,921	19,982	266,952
At December 31, 2018:
Grade:
Pass	129,183	18,883	9,258	37,134	23,418	217,876
Special mention	1,857	561	—	6,180	21	8,619
Substandard	696	469	—	20	—	1,185
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$131,736	19,913	9,258	43,334	23,439	227,680
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on at least an annual basis. The Company uses the following definitions for risk ratings:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Loans (continued)

Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.
Age analysis of past-due loans is as follows (in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2019:
Real estate mortgage loans:
Commercial real estate	$—	—	—	—	148,350	—	148,350
Residential real estate	—	—	—	—	22,220	792	23,012
Construction, land development and land	—	—	—	—	12,687	—	12,687
Commercial	—	—	—	—	62,921	—	62,921
Consumer and other	39	—	—	—	19,943	—	19,982
Total	$39	—	—	—	266,121	792	266,952
At December 31, 2018:
Real estate mortgage loans:
Commercial real estate	—	804	—	804	130,932	—	131,736
Residential real estate	—	—	88	88	19,825	—	19,913
Construction, land development and land	—	—	—	—	9,258	—	9,258
Commercial	20	—	—	20	43,314	—	43,334
Consumer and other	—	21	—	21	23,418	—	23,439
Total	$20	825	88	933	226,747	—	227,680
The following summarizes the amount of impaired loans (in thousands):

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(3)
Loans (continued)

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
December 31, 2019:
Real estate mortgage:
Residential real estate	$960	960	—	—	—	960	960	—
Construction, land development and land	—	—	—	—	—	13	13	—
	$960	960	—	—	—	973	973	—
December 31, 2018:
Real estate mortgage:
Residential real estate	371	371	—	—	—	371	371	—
Construction, land development and land	—	—	26	26	1	26	26	1
	$371	371	26	26	1	397	397	1
The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Year Ended December 31, 2019:
Real estate mortgage:
Residential real estate	$1,037	70	70
Construction, land development and land	19	1	1
	$1,056	71	71
Year Ended December 31, 2018:
Real estate mortgage:
Residential real estate	404	19	19
Construction, land development and land	31	2	2
	$435	21	21

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(4)
Premises and Equipment

A summary of premises and equipment follows (in thousands):
	At December 31,
	2019	2018
Land	$4,030	4,030
Building and improvements	6,904	6,881
Furniture and fixtures	573	566
Computer equipment and software	1,028	924
Total, at cost	12,535	12,401
Less accumulated depreciation and amortization	(3,059)	(2,751)
Premises and equipment, net	$9,476	9,650

(5)
Deposits

The aggregate amount of time deposits with a minimum denomination of $250,000, was approximately $31 million and $15 million at December 31, 2019 and 2018, respectively. At December 31, 2019, the scheduled maturities of time deposits are as follows (in thousands):
Year Ending December 31,	Amount
2020	$57,060
2021	14,654
2022	3,255
2023	355
2024	976
$76,300

(6)
Federal Home Loan Bank (“FHLB”) Advance

The Company’s FHLB advance is as follows ($ in thousands):
Maturing During the Year Ending December 31,	Interest Rate	2019	At December 31, 2018
2019	2.65%	$—	5,000
The collateral agreement with the FHLB includes a lien requiring the Company to maintain qualifying lendable collateral. The Company had qualifying lendable collateral in the amount of $21.4 million and $18.4 million at December 31, 2019 and 2018, respectively. At December 31, 2019, the Company had $76.6 million in remaining credit availability (which would require additional collateral) from the FHLB.
(7)
Line of Credit

At December 31, 2019 and 2018, the Company had a revolving line of credit of $4,000,000 and $1,500,000, respectively, with a correspondent bank. There were no amounts outstanding in connection with this line of credit at December 31, 2019 or 2018. The line of credit matures on April 6, 2021, is interest only with outstanding principal balance due at maturity. The interest rate is prime with a floor rate of 3.50%. The line is subject to certain loan covenants governing asset quality, bank capital levels and profitability. The common stock of Freedom Bank is held as collateral securing this line of credit.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(8)
Convertible Subordinated Debentures

In 2016, the Company sold $10,000,000 of its Subordinated Debt Securities Due 2026 (the “Debentures”). The Debentures mature on September 30, 2026 and accrue interest at a rate of 4.5% per annum from the date of delivery. Interest on the Debentures is payable semi-annually in arrears on each April 1 and October 1. At option of the Company, the Debentures are redeemable in whole or in part, at par, together with accrued interest to the redemption date. The Debentures are not subject to any sinking fund. The Debentures are unsecured general obligations subordinate in right of payment to all of existing and future Senior Indebtedness, including any indebtedness or liability of whether existing on or created or incurred after issuance of the Debentures that is not, by its terms, expressly subordinate or on par in right of payment to the Debentures. The Debentures also provide that the holder has the right to convert the Debenture after December 31, 2019 into shares of Company common stock at a price equal to $1.85 per share; provided, however, that if the Company is at the time of conversion an S corporation for purposes of the Internal Revenue Code of 1986, as amended, then the Company’s obligation to effect any conversion is subject to certain conditions. The Company incurred $41,000 in offering costs related to these securities.
(9)
Income Taxes

Income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2019	2018
Current:
Federal	$1,216	766
State	275	215
Total current	1,491	981
Deferred: Federal	(57)	(35)
State	(17)	(8)
Total deferred	(74)	(43)
Total income taxes	$1,417	938
The reasons for the difference between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):
	Year Ended December 31,
	2019		2018
	Amount	% of Pretax Earnings	Amount	% of Pretax Income
Income taxes at statutory rate	$1,225	21.0%	$799	21.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	183	3.1	137	3.6
Bank-owned life insurance	(10)	(0.2)	(11)	(0.3)
Tax exempt income	(31)	(0.5)	(32)	(0.8)
Other	50	0.9	45	1.2
	$1,417	24.3%	$938	24.7%

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(9)
Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):
	At December 31,
	2019	2018
Deferred tax assets:
Allowance for loan losses	$754	690
Preopening costs	5	5
Stock-based compensation	30	27
Deferred compensation	57	32
Unrealized loss on securities available for sale	—	47
Other	1	17
Deferred tax assets	847	818
Deferred tax liabilities:
Accrual to cash conversion	(28)	(33)
Deferred loan costs	(93)	(87)
Premises and equipment	(196)	(195)
Unrealized gain on securities available for sale	(67)	—
Deferred tax liabilities	(384)	(315)
Net deferred tax asset	$463	503
The Company files income tax returns in the U.S. Federal jurisdiction, and the State of Florida. The Company is no longer subject to U.S. Federal, state and local income tax examinations by taxing authorities for years before 2016.
(10)
Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.
Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.
Standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party and to support private borrowing arrangements. The majority

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(10)
Off-Balance Sheet Financial Instruments (continued)

of the letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit. The Company may hold collateral supporting those commitments.
Unused lines of credit and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off- balance sheet risk at December 31, 2019 follows (in thousands):
Contract Amount
Unused lines of credit	$69,629
Standby letters of credit	$531

(11)
Stock-Based Compensation Plan

The Company has two stock option plans for employees and directors. Under the two plans, the total number of options which may be granted to purchase common stock is 1,562,887 for employees and 669,809 for directors. At December 31, 2019, 1,262,279 options remain available for grant under the employees’ plan and 365,191 remain available for grant under the directors’ plan. The employees’ options vest over periods from three to five years and have a life of ten years. The directors’ options vest after five years and have a life of ten years.
A summary of the activity in the Company’s stock option plans is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2017	328,000	$1.39
Granted	172,500	1.77
Forfeited	(28,000)	1.50
Outstanding at December 31, 2018	472,500	1.52
Granted	132,000	1.97
Outstanding at December 31, 2019	604,500	$1.63	7.03 years
Exercisable at December 31, 2019	228,500	$1.41	5.50 years
The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:
	2019	2018
Risk-free interest rate	2.26%	3.01%
Expected dividend yield	—%	—%
Expected stock volatility	11.04%	12.4%
Expected life in years	6.5	6.5
Per share grant-date fair value of options issued during the year	$0.37	0.39
The Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on historical volatility of similar peer banks’ common stock. The risk-free rate for periods within the contractual

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(11)
Stock-Based Compensation Plan (continued)

life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s expectation of dividend payments.
At December 31, 2019, there was $98,000 unrecognized compensation expense related to nonvested stock-based compensation arrangements granted under the plans. The total fair value of shares vesting and recognized as compensation expense was $35,000 and $23,000 for the years ended December 31, 2019 and 2018, respectively.
In 2014, the Company granted 101,386 restricted stock awards to an employee. Of these shares, 69,016 vested in three years and the remaining 32,370 vest after five years. The fair value of the grants was determined to be $112,000. During 2019 and 2017, respectively, 32,370 and 69,016 shares became fully vested and were issued to the employee. At December 31, 2019 and 2018, there was no unrecognized compensation expense related to nonvested restricted stock awards. A total of $2,000 and $7,000 in compensation expense was recognized in 2019 and 2018, respectively.
(12)
Profit Sharing Plan

The Company sponsors a 401(k) profit sharing plan (the “Plan”) available to all employees electing to participate after meeting certain length-of-service requirements. The Company’s contributions to the Plan are discretionary and are determined annually. The Company contributed $149,000 and $123,000 in 2019 and 2018, respectively.
(13)
Supplemental Retirement Plans

The Company has Supplemental Retirement Plans (the “Plans”) with certain officers of the Company to provide supplemental benefits to them upon retirement. The Plans require the Company to pay annual benefits for up to fifteen years following their normal retirement ages. For 2019 and 2018, expenses in connection with the Plans were approximately $70,000 and $65,000, respectively.
(14)
Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):
	At December 31, 2019		At December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$54,629	54,629	27,698	27,698
Securities	10,516	10,516	11,204	11,204
Loans	262,810	269,648	224,506	223,561
Federal Home Loan Bank stock	244	244	432	432
Accrued interest receivable	856	856	721	721
Financial liabilities:
Deposits	308,085	302,513	239,141	237,788
Convertible subordinated debentures	9,971	9,971	9,967	9,967
Federal Home Loan Bank advances	—	—	5,000	5,000
Off-balance sheet financial instruments	—	—	—	—

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(15)
Fair Value of Measurements

Securities measured at fair value on a recurring basis are summarized below (in thousands):
	Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019:
Mortgage-backed securities	$1	—	1	—
SBA pool	406	—	406	—
CMO	249	—	249	—
Mutual funds	5,247	—	5,247	—
Municipal securities	4,613	—	4,613	—
	$10,516	—	10,516	—
December 31, 2018:
Mortgage-backed securities	19	—	19	—
SBA pool	464	—	464	—
CMO	278	—	278	—
Mutual funds	5,868	—	5,868	—
Municipal securities	4,575	—	4,575	—
	$11,204	—	11,204	—
During the years ended December 31, 2019 and 2018, no securities were transferred in or out of Level 1, Level 2 or Level 3.
Impaired collateral-dependent loans which are measured at fair value on a nonrecurring basis are as follows (in thousands):
	Fair Value	Level 1	Level 2	Level 3	Total Losses	(Gains) Recorded During the Year
At December 31, 2019-
Residential real estate	$204	—	—	204	—	—
At December 31, 2018-
Residential real estate	$371	—	—	371	—	—

(16)
Related Party Transactions

In the ordinary course of business, the Company grants loans to and accepts deposits from executive officers and directors and their affiliates. These are summarized as follows (in thousands):

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(16)
Related Party Transactions (continued)

	Year Ended December 31,
	2019	2018
Loans:
Beginning balance	$6,071	5,971
Additions	1,583	514
Repayments	(1,070)	(414)
Ending balance	$6,584	6,071
Deposits at end of year	$11,524	16,828

(17)
Dividend Restrictions

The Holding Company is limited in the amount of cash dividends it may declare and pay by the amount of dividends it can receive from the Bank. The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. The Bank paid no dividends to the Holding Company in 2019 and 2018.
(18)
Regulatory Matters

The Bank is subject to various regulatory capital requirements including the Basel III Framework (“Basel III”) administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Under Basel III, the Bank is subject to the capital conservation buffer rules which place limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, a bank must hold a capital conservation buffer above its minimum risk-based capital requirements. As of December 31, 2019, the Bank’s capital conservation buffer exceeds the minimum requirement of 2.50%.
As of December 31, 2019, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2019, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are presented in the table (dollars in thousands):

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(18)
Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes
	Amount	%	Amount	%	Amount	%
As of December 31, 2019:
Common equity tier 1 capital ratio	$29,195	9.79%	$13,416	4.50%	$19,378	6.50%
Tier 1 capital ratio	29,195	9.79	17,888	6.00	23,850	8.00
Total capital ratio	32,169	10.79	23,850	8.00	29,813	10.00
Tier 1 leverage ratio	29,195	8.90	13,120	4.00	16,400	5.00
As of December 31, 2018:
Common equity tier 1 capital ratio	24,684	10.07	11,025	4.50	15,925	6.50
Tier 1 capital ratio	24,684	10.07	14,700	6.00	19,600	8.00
Total capital ratio	27,408	11.19	19,600	8.00	24,500	10.00
Tier 1 leverage ratio	24,684	8.87	11,131	4.00	13,914	5.00

(19)
Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.
(20)
Holding Company Only Financial Information

The Holding Company’s financial information is as follows (in thousands):
Condensed Balance Sheet
	At December 31,
	2019	2018
Assets
Cash	$271	1,275
Securities available for sale	5,247	5,868
Investment in bank subsidiary	29,234	24,642
Investment nonbank subsidiary	667	14
Loans	1,322	—
Other assets	88	153
Total assets	$36,829	31,952
Liabilities and Stockholders’ Equity
Liabilities:
Subordinated debentures, net of issuance cost	9,971	9,967
Accrued interest payable	125	118
Total liabilities	10,096	10,085
Total stockholders’ equity	26,733	21,867
Total liabilities and stockholders’ equity	$36,829	31,952

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(20)
Holding Company Only Financial Information (continued)

Condensed Statement of Earnings
	Year Ended December 31,
	2019	2018
Revenues	$482	333
Expenses	(552)	(529)
Earnings before subsidiaries	(70)	(196)
Earnings of bank subsidiary	4,474	3,017
Loss from nonbank subsidiary	(3)	(8)
Earnings before income taxes	4,401	2,813
Income tax benefit	18	52
Net earnings	$4,419	2,865

(21)
Merger Agreement

On January 23, 2020, the Company entered into an Agreement and Plan of Merger with Seacoast Banking Corporation of Florida (“Seacoast”) under which the Company will be merged with and into Seacoast. The transaction is subject to shareholder and bank regulatory approvals and is expected to be completed in the second quarter of 2020.

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet (unaudited)
($ in thousands, except share amounts)
At March 31, 2020
Assets
Cash and due from banks	$4,191
Interest-bearing deposits	59,190
Total cash and cash equivalents	63,381
Securities	5,157
Loans held for sale	—
Loans, net of allowance for loan losses of $3,049	257,767
Federal Home Loan Bank stock, at cost	305
Premises and equipment, net	9,396
Accrued interest receivable	794
Deferred tax asset	803
Bank-owned life insurance	2,019
Other assets	1,268
Total assets	$340,890
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	110,623
Savings, NOW and money-market deposits	120,431
Time deposits	70,833
Total deposits	301,887
Convertible subordinated debentures, net of issuance cost	9,972
Federal Home Loan Bank advance	—
Other liabilities	1,577
Total liabilities	313,436
Stockholders’ equity:
Preferred stock, $1 par, 5,000,000 shares authorized, none outstanding	—
Common stock, $1 par; 20,000,000 shares authorized,
11,219,850 shares issued and outstanding	11,220
Additional paid-in capital	14,293
Retained earnings	1,926
Accumulated other comprehensive income	15
Total stockholders’ equity	27,454
Total liabilities and stockholders’ equity	$340,890

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statement of Earnings (unaudited)
(In thousands)
3 Months Ended March 31, 2020
Interest income:
Loans	$3,726
Securities	77
Other	123
Total interest income	3,926
Interest expense:
Deposits	641
Borrowings	115
Total interest expense	756
Net interest income	3,170
Provision for loan losses	75
Net interest income after provision for loan losses	3,095
Noninterest income:
Gain on sale of loans	946
Service charges on deposit accounts	71
Income earned on bank-owned life insurance	12
Loss on sale of securities	(405)
Other	266
Total noninterest income	890
Noninterest expenses:
Salaries and employee benefits	1,773
Occupancy and equipment	152
Data processing	139
Professional fees	567
Federal Deposit Insurance and state assessments	50
Other	131
Total noninterest expenses	2,812
Earnings before income taxes	1,173
Income taxes	281
Net Earnings	$892

FOURTH STREET BANKING COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
Three Months Ended March 31, 2020
(In thousands)
Cash flows from operating activities:
Net earnings	$892
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	80
Provision for loan loss	75
Deferred income tax benefit	(278)
Stock compensation expense	10
Income from bank-owned life insurance, net	(12)
Net amortization of premiums and discounts on securities	11
Net amortization of deferred loan fees and costs	(61)
Origination of loans held for sale	(4,270)
Proceeds from sale of loans held for sale	9,335
Gain on sale of loans	(1,088)
Loss on sale of securities	405
Net decrease in accrued interest receivable	62
Net decrease in other assets	140
Net decrease in other liabilities	(19)
Amortization of long-term debt issuance cost	1
Net cash provided by operating activities	5,283
Cash flows from investing activities:
Proceeds from sale of securities	4,632
Principal repayments of securities	68
Net decrease in loans	5,029
Purchase of premises and equipment, net	(61)
Net cash provided by investing activities	9,668
Cash flows from financing activity:
Net decrease in deposits	(6,199)
Net increase in cash and cash equivalents	8,752
Cash and cash equivalents at beginning of period	54,629
Cash and cash equivalents at end of period	$63,381
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$653
Noncash transaction
Accumulated other comprehensive income, net change in unrealized loss on debt securities	$(181)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers of Seacoast

The Florida Business Corporation Act, as amended, or the “FBCA,” permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.
Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statement Schedules.

(a) List of Exhibits
Exhibit 2.1	—	Agreement and Plan of Merger, dated January 23, 2020, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Fourth Street Banking Company and Freedom Bank (attached as Appendix A to the proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.
Exhibit 3.1.1	—	Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).
Exhibit 3.1.2	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).
Exhibit 3.1.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).
Exhibit 3.1.4	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).
Exhibit 3.1.5	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).
Exhibit 3.1.6	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).
Exhibit 3.1.7	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).
Exhibit 3.1.8	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).
Exhibit 3.1.9	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).
Exhibit 3.2	—	Amended and Restated By-laws of the Corporation (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).
Exhibit 4.1	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March 17, 2014).
Exhibit 5.1	—	Legal Opinion of Alston & Bird, LLP*
Exhibit 8.1	—	Tax Opinion of Alston & Bird, LLP.
Exhibit 8.2	—	Tax Opinion of Hacker, Johnson & Smith.
Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 Seacoast’s Form 10-K, filed February 27, 2020).
Exhibit 23.1	—	Consent of Alston & Bird (included in the Opinion referenced in Exhibit 5.1)*
Exhibit 23.2	—	Consent of Crowe LLP
Exhibit 23.3	—	Consent of Hacker, Johnson & Smith (included in the Opinion referenced in Exhibit 8.2)
Exhibit 24	—	Power of Attorney*
Exhibit 99.1	—	Form of Proxy to be used at Fourth Street Banking Company Special Shareholders Meeting.
Exhibit 99.2	—	Consent of Hovde Group, LLC

*
Previously filed.

(b) Financial Statement Schedules
None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.
(c) Opinion of Financial Advisors
Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.
Item 22.
Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on June 22, 2020.
SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	June 22, 2020
/s/ Tracey Dexter Tracey Dexter	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 22, 2020
* Dennis J. Arczynski	Director	June 22, 2020
* Jacqueline L. Bradley	Director	June 22, 2020
* H. Gilbert Culbreth, Jr.	Director	June 22, 2020
* Julie H. Daum	Director	June 22, 2020
* Christopher E. Fogal	Director	June 22, 2020
* Maryann B. Goebel	Director	June 22, 2020
* Robert J. Lipstein	Director	June 22, 2020
* Herbert A. Lurie	Director	June 22, 2020

Signature	Title	Date
* Alvaro J. Monserrat	Director	June 22, 2020
* Thomas E. Rossin	Director	June 22, 2020

*
/s/ Dennis S. Hudson, III

Dennis S. Hudson, III
Attorney-in-fact